   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           PRICELINE.COM INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          4541                  06-1528493
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                         ------------------------------

                              FIVE HIGH RIDGE PARK
                          STAMFORD, CONNECTICUT 06905
                                 (203) 705-3000
  (Address, Including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                             MELISSA M. TAUB, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           PRICELINE.COM INCORPORATED
                              FIVE HIGH RIDGE PARK
                          STAMFORD, CONNECTICUT 06905
                                 (203) 705-3000
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

      PATRICIA MORAN CHUFF, ESQ.                     ALAN DEAN, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM             DAVIS POLK & WARDWELL
                 LLP                               450 LEXINGTON AVENUE
          ONE RODNEY SQUARE                      NEW YORK, NEW YORK 10017
      WILMINGTON, DELAWARE 19801                      (212) 450-4000
            (302) 651-3000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / / ______
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED MAXIMUM
                           TITLE OF EACH CLASS OF                             AGGREGATE OFFERING      AMOUNT OF
                        SECURITIES TO BE REGISTERED                                PRICE(1)        REGISTRATION FEE
Common Stock, par value $0.01 per share.....................................     $115,000,000          $31,970

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED DECEMBER 23, 1998

                                           SHARES
                           PRICELINE.COM INCORPORATED
                                  COMMON STOCK
                             ---------------------
 PRICELINE.COM INCORPORATED IS OFFERING     SHARES OF ITS COMMON STOCK. THIS IS
OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR
         SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING
                 PRICE WILL BE BETWEEN $    AND $    PER SHARE.

                            ------------------------

PRICELINE.COM INCORPORATED INTENDS TO APPLY FOR QUOTATION OF THE COMMON STOCK ON
              THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "PRLN."

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

                              PRICE $     A SHARE

                             ---------------------

                                                                                UNDERWRITING
                                                                PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                                                 PUBLIC         COMMISSIONS         COMPANY
                                                            ----------------  ----------------  ----------------
PER SHARE.................................................                 $                 $                 $
TOTAL.....................................................  $                 $                 $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    PRICELINE.COM INCORPORATED HAS GRANTED THE UNDERWRITERS THE RIGHT TO
PURCHASE UP TO AN ADDITIONAL       SHARES OF COMMON STOCK TO COVER
OVER-ALLOTMENTS. MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES
OF COMMON STOCK TO PURCHASERS ON            , 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER

              BANCBOSTON ROBERTSON STEPHENS

                            DONALDSON, LUFKIN & JENRETTE

                                           MERRILL LYNCH & CO.

           , 1999

                                    [PHOTOS]

priceline.com and the priceline.com logo are service marks of priceline.com Incorporated.

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          1
Risk Factors....................................          2
Special Note Regarding Forward-Looking
  Statements....................................         18
Use of Proceeds.................................         19
Dividend Policy.................................         19
Capitalization..................................         20
Dilution........................................         21
Selected Combined Financial Data................         22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         23
Business........................................         30

                                                    PAGE
                                                  ---------
Management......................................         48
Certain Transactions............................         59
Principal Stockholders..........................         62
Description of Capital Stock....................         64
Certain United States Federal Tax Consequences
  to Non-U.S. Holders...........................         66
Shares Eligible for Future Sale.................         68
Underwriters....................................         70
Legal Matters...................................         73
Experts.........................................         73
Additional Information..........................         74
Index to Financial Statements...................        F-1

    Our principal executive offices are located at Five High Ridge Park, Stamford, Connecticut 06905, and our telephone number is (203) 705-3000. Our World Wide Web site is www.priceline.com. The information in the Web site is not incorporated by reference into this Prospectus.

    In this Prospectus, the terms "Company," "priceline.com," "we," "us" and "our" refer to priceline.com Incorporated and "Common Stock" refers to the common stock, par value $.01 per share, of the Company. Our financial statements for all relevant periods are presented on a combined basis with the financial statements of Priceline Travel, Inc., a separate company owned by Mr. Jay S. Walker, our Founder and Vice Chairman. Priceline Travel owns our travel agency license and will be merged with the Company prior to the consummation of this offering.

    This Prospectus includes statistical data regarding our company, the Internet and the industries in which we compete. Such data are based on our records or are taken or derived from information published or prepared by various sources, including International Data Corporation, a provider of market and strategic information for the information technology industry, and the Opinion Research Corporation, a market research organization which we retain to measure consumer awareness of our brand and services and of other leading Internet brands and their products.

    You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that which is contained in this Prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock.

    Until       , 1999 (25 days after the date of this Prospectus), all dealers that buy, sell or trade in our Common Stock, whether or not participating in this offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND COMBINED FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR CONVERTIBLE PREFERRED STOCK INTO 31,126,184 SHARES OF COMMON STOCK UPON THE CONSUMMATION OF THIS OFFERING; (II) REFLECTS THE CONSUMMATION OF THE MERGER BETWEEN PRICELINE.COM AND PRICELINE TRAVEL, INC. PRIOR TO THE CONSUMMATION OF THIS OFFERING; AND (III) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITERS."

                                  THE COMPANY
    Priceline.com has pioneered a unique new type of e-commerce known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price," we collect consumer demand (in the form of individual customer offers guaranteed by a credit card) for a particular product or service at a price set by the customer and communicate that demand directly to participating sellers or to their private databases. Consumers agree to hold their offers open for a specified period of time to enable priceline.com to fulfill their offers from inventory provided by participating sellers. Once fulfilled, offers generally cannot be canceled. By requiring consumers to be flexible with respect to brands, sellers and/or product features, we enable sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures. We commenced the priceline.com service on April 6, 1998 with the sale of leisure airline tickets and, during the period from launch through September 30, 1998, collected guaranteed offers for approximately 1.1 million airline tickets, representing approximately $243.9 million in total consumer demand, resulting in sales of approximately 67,275 airline tickets, representing approximately $15.5 million in revenue. We expanded the priceline.com service to include the sale of new automobiles, on a test basis, in July 1998 and hotel room reservations in October 1998. During the first quarter of 1999, we expect to offer home mortgages. We also intend to expand our product offerings over the next two years to include other leisure travel products, other financial services products and certain retail products.

    Our seller participants include 16 domestic and international airlines and several nationally recognized hotel chains. We believe that the priceline.com service already has achieved significant consumer acceptance and widespread brand awareness. An independent research study conducted for us found that, among adult Americans, the priceline.com "name your price" business proposition was the second most recognized e-commerce brand among the 13 leading brands included in the survey.

                                  THE OFFERING

Common Stock offered
    U.S. offering.........................................................  shares
    International offering................................................  shares
        Total.............................................................  shares
Common Stock to be outstanding after the offering.........................  shares(1)
Use of proceeds...........................................................  For general corporate purposes, including capital expenditures and working capital. See "Use of Proceeds."
Proposed Nasdaq National Market symbol....................................  PRLN

                     SUMMARY COMBINED FINANCIAL INFORMATION

                                                                                                       NINE MONTHS    JULY 18, 1997
                                                                                                          ENDED        (INCEPTION)
                                                                                                      SEPTEMBER 30,  TO DECEMBER 31,
                                                                                                          1998            1997
                                                                                                      -------------  ---------------
COMBINED STATEMENT OF OPERATIONS DATA:
    Revenues........................................................................................   $16,243,733     $   --
    Cost of revenues................................................................................    16,793,797         --
                                                                                                      -------------  ---------------
      Gross profit (loss)...........................................................................      (550,064)        --
    Expenses:
      Sales and marketing...........................................................................    15,925,101         441,479
      General and adminstrative.....................................................................    14,198,661       1,011,600
      Systems and business development..............................................................     8,168,984       1,060,091
                                                                                                      -------------  ---------------
    Total expenses..................................................................................    38,292,746       2,513,170
                                                                                                      -------------  ---------------
    Operating loss..................................................................................   (38,842,810)     (2,513,170)
    Interest income (expense), net..................................................................       304,259            (312)
                                                                                                      -------------  ---------------
    Net income (loss)...............................................................................   $(38,538,551)   $(2,513,482)
                                                                                                      -------------  ---------------
                                                                                                      -------------  ---------------
    Net loss per common share.......................................................................   $     (0.62)    $     (0.06)
                                                                                                      -------------  ---------------
                                                                                                      -------------  ---------------

    Weighted average common shares outstanding......................................................    61,767,845      40,667,005

                                                                                                  AS OF SEPTEMBER 30, 1998
                                                                                           ---------------------------------------
                                                                                                          PRO         PRO FORMA
                                                                                             ACTUAL     FORMA(2)   AS ADJUSTED(2)
                                                                                           ----------  ----------  ---------------
COMBINED BALANCE SHEET DATA:
    Cash and cash equivalents............................................................  $10,081,313 $65,431,313
    Working capital......................................................................   8,514,760  63,864,760
    Total assets.........................................................................  19,680,716  75,030,716
    Total liabilities....................................................................   6,527,682   6,527,682
    Total stockholders' equity...........................................................  13,153,034  68,503,034

----------------------------------
(1) Excludes (i) 17,419,375 shares of Common Stock issuable upon the exercise of options outstanding as of December 23, 1998, with a weighted average exercise price of $1.07 per share; (ii) 9,180,625 additional shares of Common Stock available for future issuance under our stock option plans;
    (iii) 15,264,083 shares of Common Stock subject to outstanding warrants; and
    (iv) any shares that may be issued pursuant to the exercise of the Underwriters' over-allotment option. See "Capitalization, "Management -- Employee Benefit Plans" and Notes 7 and 8 of Notes to Combined Financial Statements.
(2) For a description of the assumptions reflected in the Pro Forma and Pro Forma As Adjusted presentations, see "Capitalization."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS THAT ARE NOT YET KNOWN TO US OR THAT WE CURRENTLY THINK ARE IMMATERIAL COULD ALSO IMPAIR OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU ALSO SHOULD REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR COMBINED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "COULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD LOOKING STATEMENT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

LIMITED OPERATING HISTORY

    Priceline.com was formed in July 1997 and began operations on April 6, 1998. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as online commerce, using new and unproven business models. To address these risks and uncertainties, we must, among other things:

    - attract and retain leading sellers as participants in the priceline.com service;

    - attract consumers to use the priceline.com service;

    - maintain and enhance our brand;

    - continue to expand our product and service offerings;

    - implement and execute our business and marketing strategy successfully;

    - respond to competitive developments;

    - attract, integrate, retain and motivate qualified personnel;

    - continue to develop and upgrade our technology and information-processing systems;

    - continue to enhance our service to meet the needs of a changing market;
      and

    - provide superior customer service.

We may not be successful in accomplishing these objectives.

HISTORY OF LOSSES AND ANTICIPATED CONTINUING LOSSES

    We have incurred net losses of $41.1 million during the period from July 18, 1997 (inception) through September 30, 1998. We have not achieved profitability and expect to continue to incur losses for the foreseeable future. The following costs have been, and are likely to continue to be, the principal causes of our losses:

    - brand development, marketing and promotion costs;

    - start-up costs, such as the costs of establishing our facilities, building our infrastructure and employing personnel; and

    - costs of developing the technology and systems used for the priceline.com service.

    Almost all of our revenues to date have been derived from airline ticket sales and related adaptive marketing programs. In order to increase revenues, build a record of successful transactions and enhance the priceline.com brand, we have sold a substantial portion of our airline tickets below cost. In addition, as our business model evolves, we expect to introduce a number of new products and services. With respect to both current and future product and service offerings, we plan to continue to significantly increase our operating expenses in order to increase our customer base, enhance our brand image and support our growing infrastructure. For us to make a profit, our revenues and gross profit margins will need to increase sufficiently to cover these and other future costs. To do so, we will need to:

    - increase the volume and breadth of products and services offered through the priceline.com service by attracting new seller participants and expanding the products and services offered by existing seller participants;

    - improve our gross margins;

    - maintain and increase the revenues generated by adaptive marketing programs;

    - attract more consumers to the priceline.com service; and

    - increase the percentage of customer offers that are filled through the priceline.com service.

If we do not succeed in achieving these objectives, we may never make a profit.

DEPENDENCE ON ADAPTIVE MARKETING PROGRAMS

    Our adaptive marketing programs permit consumers to increase the amount of their offers at no additional cost by participating in sponsor promotions during the process of making an offer through the priceline.com service. Currently, almost all of our adaptive marketing revenues are derived from fees paid by a third party credit card issuer for qualifying credit card applications submitted over the priceline.com service in connection with customer offers for airline tickets. We expect that revenues attributable to our adaptive marketing programs will increase significantly in future periods. Because the fees generated by our adaptive marketing program have high gross margins, adaptive marketing revenues have a disproportionate impact on our overall gross margin. We expect our overall gross margin to be positive in future periods and a substantial portion of our gross profit will be attributable to our adaptive marketing programs. A significant reduction in consumer acceptance of our adaptive marketing programs or any other material decline in such programs could result in a material reduction in our revenues and our gross profit. We may not be able to replace such revenues through other programs or through product sales.

POTENTIAL FLUCTUATIONS IN RESULTS OF OPERATIONS; DIFFICULTY IN PREDICTING
  RESULTS OF OPERATIONS

    We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter to quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our limited operating history and our new and unproven business model, we cannot predict our future revenues or results of operations accurately. It is likely that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our Common Stock would almost certainly be materially and adversely affected.

    Factors that may cause our results of operations to vary from quarter to quarter include:

    - consumers' and sellers' use of the priceline.com service;

    - our ability to attract new sellers of products and services to participate in the priceline.com service;

    - our ability to expand the products and services offered;

    - the fulfillment rate of customers' offers;

    - the results of our adaptive marketing programs;

    - the announcement or introduction of new sites, services and products by our competitors;

    - the success of our brand building and marketing campaigns;

    - price competition in the sale of products and services offered over the priceline.com system;

    - the level of consumer confidence in and acceptance of the Internet and other online services for commerce and, in particular, the online purchase of products and services such as those offered by the priceline.com service;

    - our ability to upgrade and develop our systems and infrastructure to accommodate growth;

    - our ability to attract new personnel in a timely and effective manner;

    - the occurrence of technical difficulties or service interruptions;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

    - changes in governmental regulation by federal or local governments; and

    - general economic conditions and economic conditions specific to the Internet and online commerce industries, as well as the individual industries, for the products and services sold through the priceline.com system.

    Our business has no backlog and almost all of our net revenues for a particular quarter are derived from transactions that are both initiated and completed during that quarter. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues relative to our planned expenditures could have an immediate adverse effect on our business and results of operations.

    Our limited operating history and rapid growth makes it difficult for us to assess the impact of seasonal factors on our business. Nevertheless, we expect our business to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by the priceline.com service and seasonality patterns affecting Internet use. For example, with regard to our travel products, demand for leisure travel may increase over summer vacations and holiday periods, while Internet usage may decline during the summer months. Our results also may be affected by seasonal fluctuations in the inventory made available to the priceline.com service by participating sellers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during Thanksgiving and the year-end holiday period. As a result, during those periods, airlines may have less excess inventory to offer through the priceline.com service at discounted prices. Our business also may be subject to cyclical variations for the products and services offered; for example, leisure travel tends to decrease in economic downturns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON AIRLINE INDUSTRY AND CERTAIN CARRIERS

    Our near term, and possibly long term, prospects are significantly dependent upon our sale of leisure airline tickets. Sales of leisure airline tickets and revenues derived from related adaptive marketing programs represented essentially all of our revenues for the nine months ended September 30, 1998. Leisure travel, including the sale of leisure airline tickets, is dependent on personal discretionary spending levels. As a result, sales of leisure airline tickets and other leisure travel products tend to decline during general economic downturns and recessions. Unforeseen events, such as political instability, regional hostilities, increases in fuel prices, travel-related accidents and unusual weather patterns also may adversely affect the leisure travel industry. As a result, our business also is likely to be affected by those events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Sales of airline tickets from the Company's two largest airline suppliers accounted for approximately 88% of airline ticket revenue for the nine months ended September 30, 1998. As a result, currently we are substantially dependent upon the continued participation of these two airlines in the priceline.com service in order to maintain and continue to grow our total airline ticket revenues. Significantly reducing our dependence on the airline and travel industries is likely to take a long time and there can be no guarantee that we will succeed in reducing that dependence.

    We currently have agreements with 16 airlines for the supply of airline tickets. However, these agreements:

    - do not require the airlines to make tickets available for any particular routes;

    - do not require the airlines to provide any specific quantity of airline tickets;

    - do not require the airlines to provide particular prices or levels of discount;

    - do not require the airlines to deal exclusively with us in the public sale of discounted airline tickets; and

    - generally, can be terminated upon relatively short notice.

    These agreements also outline the terms and conditions under which ticket inventory provided by the airlines may be sold. In addition, our agreement with Delta Air Lines requires (subject to certain exceptions) Delta's approval of the addition of new carriers to the priceline.com service and the routes for which tickets may be offered by new carriers through the priceline.com service. See "Business -- Strategic Alliances -- Airline Alliances and Relationships."

    Due to our dependence on the airline industry, we could be severely affected by changes in that industry, and, in many cases, we will have no control over such changes or their timing. For example, if the Federal Aviation Administration grounded a popular aircraft model, excess seat capacity could be dramatically reduced, and as a result, our source of inventory could be significantly curtailed. In addition, given the concentration of the airline industry, particularly in the domestic market, major airlines that are not participating in the priceline.com service could exert pressure on other airlines not to supply us with tickets. Alternatively, the airlines could attempt to establish their own buyer-driven commerce service or other similar service to compete with us. We also could be materially adversely affected by the bankruptcy, insolvency or other material adverse change in the business or financial condition of one or more of our airline participants.

THE PRICELINE.COM BUSINESS MODEL IS NOVEL AND UNPROVEN

    The priceline.com service is based on a novel and unproven business model. Prior to the launch of the priceline.com service, consumers and sellers had never bought and sold products and services through a demand collection system over the Internet. Therefore, it is impossible to predict the degree to which consumers and suppliers will use the priceline.com service. We will be successful only if consumers and sellers gain confidence in the priceline.com service.

    Factors influencing consumers' confidence in the priceline.com service include:

    - our ability to consistently fulfill offers (currently, less than 10% of all consumers' offers are fulfilled); and

    - consumers' willingness (i) to be flexible about brands, product features and sellers in exchange for reduced prices; (ii) to guarantee offers with credit cards; and (iii) to conduct online commerce in general.

    Factors influencing sellers' confidence in the priceline.com service include:

    - the belief that the priceline.com service will enable them to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures; and

    - the availability of alternative methods to sell their excess inventory.

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We have no control over many of these factors. For example, a labor dispute that disrupts airline service, or an airline accident, could make consumers unwilling to use a service like priceline.com that does not permit the customer to designate the airline on which the customer purchases a ticket. In addition, a breach of security on the Internet (even if we were not involved) could make consumers unwilling to guarantee orders online with a credit card. Consequently, it is possible that consumers and sellers will never gain sufficient confidence in the priceline.com service for us to achieve profitability.

RISKS ASSOCIATED WITH NEW SERVICES, FEATURES AND FUNCTIONS

    An essential part of our growth strategy requires that new or complementary products and services and a broader range of existing products and services be available through the priceline.com service. We will incur substantial expenses and use significant resources in trying to expand the type and range of the products and services that we offer. However, we may not be able to attract sellers to provide such products and services or consumers to purchase such products and services through the priceline.com service. In addition, if we launch new products or services and they are not favorably received by consumers, our reputation and the value of the priceline.com brand could be damaged.

    Almost all of our experience to date is in the travel industry. The travel industry is characterized by "expiring" inventories (I.E., if not used by a specific date, an airline ticket or hotel room reservation has no value). The expiring nature of the inventory creates incentives for airlines and hotels to sell seats or room reservations at reduced rates. Because we have only limited experience in selling "non-expiring" inventories on the priceline.com service (such as new cars or financial services), we cannot predict whether the priceline.com business model can be successfully applied to such products and services.

RISKS ASSOCIATED WITH BRAND DEVELOPMENT

    We believe that broader recognition and a favorable consumer perception of the priceline.com brand are essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. Successful positioning of the priceline.com brand will largely depend on:

    - the success of our advertising and promotional efforts;

    - an increase in the number of successful transactions on the priceline.com service; and

    - the ability to continue to provide high quality customer service.

    We believe that consumers currently associate the priceline.com brand primarily with the sale of discount airline tickets. To grow our business, we will need to expand awareness of the priceline.com brand to a wide range of products and services.

    We spent approximately $15.9 million on sales and marketing during the nine months ended September 30, 1998. To increase awareness of the priceline.com brand and expand it to a wide range of products and services, we will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses. In addition, even if brand recognition increases, the number of new users or the number of transactions on the priceline.com service may not increase. Also, even if the number of new users increases, those users may not use the priceline.com service on a regular basis. See "Business -- Marketing and Brand Awareness."

CONFLICTS OF INTEREST

    The priceline.com service and the business model and related intellectual property rights underlying the priceline.com service were developed in part by executives, employees and/or consultants associated with Walker Digital Corporation, a technology research and development company that was founded and is controlled by Mr. Jay S. Walker, who is the Founder and Vice Chairman of priceline.com. Such individuals assigned all of their intellectual property rights relating to the priceline.com service to Walker

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Digital's affiliate, Walker Asset Management Limited Partnership. Certain of our
executive officers and other key employees also are directors, officers, employees or stockholders of Walker Digital and either own, or hold an option to purchase, equity securities of Walker Digital. Upon the consummation of this
offering, Walker Digital also will own approximately     % of our outstanding
Common Stock. Conflicts of interest could potentially arise between us and Walker Digital.

    POTENTIAL BUSINESS CONFLICTS

    Walker Digital's affiliate, Walker Asset Management, subsequently transferred the issued and pending patents covering the priceline.com service and other related intellectual property rights to us. We, in turn, granted Walker Digital a perpetual, non-exclusive, royalty-free right and license to use certain intellectual property related to the priceline.com service for non-commercial internal research and development purposes. Walker Digital also provides us with, among other things, a right to purchase at fair market value any intellectual property that is in process or has been fully developed and that is owned and subsequently acquired, developed or discovered by Walker Digital or Walker Asset Management that will provide significant value in the use or commercial exploitation of the transferred intellectual property. Walker Digital also provides us with various services, including (i) research and development assistance; (ii) patent and other intellectual property services; and (iii) technical support. Walker Digital also subleases a portion of its Stamford, Connecticut facilities to us on a month-to-month basis.

    Accordingly, conflicts of interest may arise from time to time between us and Walker Digital, particularly with respect to the purchase by us of additional intellectual property rights and certain corporate opportunities. We have not adopted any formal plan or arrangement to address such potential conflicts of interest and intend to review related party transactions with Walker Digital on a case-by-case basis. See "Certain Transactions," "Business -- Employees" and "Management."

    MANAGEMENT CONFLICTS

    Because we have interlocking directors and officers with Walker Digital, there may be inherent conflicts of interest when such directors and officers make decisions related to transactions between us and Walker Digital. We could lose valuable management input from such conflicted directors and officers.

    Mr. Jay S. Walker, as the founder of Walker Digital and as our founder, has performed an essential role in the establishment and development of the priceline.com service. Mr. Walker also serves as Chairman of Walker Digital and as non-executive Chairman of NewSub Services, Inc., a direct marketing company also co-founded by him. Mr. Walker devotes (and expects to continue to devote) a substantial portion of his time to Walker Digital and a lesser portion of his time to NewSub Services. Mr. Walker has not committed to devote any specific percentage of his business time to us.

    In July 1998, Mr. Richard S. Braddock replaced Mr. Walker as our Chairman and Chief Executive Officer. As a result, Mr. Walker's role with us has been reduced and we expect that Mr. Walker will continue to reduce his involvement with us over time. Mr. Walker's skills and experience have benefitted, and continue to benefit, us significantly. We could lose valuable management expertise as Mr. Walker further reduces his day-to-day involvement with us. See "Management."

MANAGEMENT OF POTENTIAL GROWTH

    We have rapidly and significantly expanded our operations and anticipate that further expansion will be required to realize our growth strategy. Our rapid growth has placed significant demands on our management and other resources which, given our expected future growth rate, is likely to continue. To manage our future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for: (i) transaction processing; (ii) operational and financial management; and (iii) training, integrating and managing our growing employee base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL; NEED TO RECRUIT ADDITIONAL PERSONNEL

    Since our formation in July 1997, we have expanded from 10 to 124 employees. We also have employed many key personnel over the past few months, including our Chief Executive Officer, and a number of key managerial, marketing, planning, financial, technical and operations personnel. We expect to continue to add additional key personnel in the near future. We do not have "key person" life insurance policies on any of our key personnel.

    We believe our performance is substantially dependent on:

    - the continued employment and performance of our senior management;

    - our ability to retain and motivate our other officers and key employees;
      and

    - our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel.

    Competition for personnel in our industry is intense. If we do not succeed in attracting new employees or retaining and motivating our current and future employees, our business could suffer significantly. See "Business -- Employees" and "Management."

RISK OF CAPACITY CONSTRAINTS AND SYSTEM FAILURES

    We use internally developed systems to operate the priceline.com service, including transaction processing and order management systems that were designed to be scalable. However, if the number of users of the priceline.com service increases substantially, we will need to significantly expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any such increases, or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner.

    Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. The priceline.com service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we currently maintain redundant servers at our Stamford, Connecticut premises to provide limited service during system disruptions at our production site hosted by Exodus Communications, Inc., we do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate for losses that could occur. Any system failure that causes an interruption in service or decreases the responsiveness of the priceline.com service could impair our reputation and damage our brand name.

    If our systems fail to perform or we cannot expand our systems to cope with increased demand, we could experience:

    - unanticipated disruptions in service;

    - slower response times;

    - decreased customer service and customer satisfaction; or

    - delays in the introduction of new products and services;

any of which could impair our reputation and damage the priceline.com brand. See "Business -- Operations and Technology."

RELIANCE ON THIRD-PARTY SYSTEMS

    We rely on certain third-party computer systems or third-party service providers, including:

    - the computerized central reservation systems of the airline and hotel industries to satisfy demand for airline tickets and hotel room reservations;

    - Exodus Communications to host our systems infrastructure, web and database servers; and

    - CallTech Communications Incorporated to operate our call center.

    We also expect to rely on the computer systems of LendingTree, Inc., to satisfy offers for home mortgages. Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to our business. We currently do not have any contractual arrangement with Exodus Communications, and our agreements with CallTech Communications and LendingTree are terminable upon short notice. In the event our arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms. See "Business -- Products and Services."

INTENSE COMPETITION

    The markets for the products and services offered on the priceline.com service are intensely competitive. We compete with both traditional distribution channels and online services.

    We currently or potentially compete with a variety of companies with respect to each product or service we offer. With respect to travel products, these competitors include: (i) Internet travel agents such as Travelocity, Preview Travel and Microsoft's Expedia.com; (ii) traditional travel agencies; (iii) consolidators and wholesalers of airline tickets and other travel products; (iv) individual airlines, hotels, rental car companies, cruise operators and other travel service providers; and (v) operators of travel industry reservation databases such as Worldspan and Sabre. Our current or potential competitors with respect to new automobiles include traditional and online auto dealers, including newly developing auto superstores such as Auto Nation, Auto-by-Tel and Microsoft's CarPoint. With respect to financial service products, our competitors include: (i) banks and other financial institutions; and (ii) online and traditional mortgage and insurance brokers, including Quicken Mortgage, E-Loan and Home Shark.

    We also potentially face competition from a number of large online services that have expertise in developing online commerce and in facilitating Internet traffic. These potential competitors include America Online, Microsoft and Yahoo!, who could choose to compete with us either directly or indirectly through affiliations with other e-commerce companies. Other large companies with strong brand recognition, technical expertise and experience in online commerce and direct marketing could also seek to compete in the buyer-driven commerce market. See "Business -- Competition."

    Many of our competitors have significant competitive advantages. For example, airlines, hotels and other suppliers also sell their products and services directly to consumers and have established Web sites. Internet directories, search engines and large traditional retailers have significantly greater operating histories, customer bases, technical expertise, brand recognition and/or online commerce experience than us. In addition, certain competitors may be able to devote significantly greater resources than us to (i) marketing and promotional campaigns; (ii) attracting traffic to their Web sites;
(iii) attracting and retaining key employees; and (iv) Web site and systems development. Increased competition could diminish our ability to become profitable or result in loss of market share and damage the priceline.com brand.

PROTECTION AND ENFORCEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS

    We have developed a comprehensive program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. We rely on United States and international laws (where available and appropriate) to protect our patents, trademarks, trade secrets and copyrightable materials. In addition, we utilize nondisclosure and assignment agreements with employees, vendors, suppliers, contractors and outside developers to secure these same intellectual property rights.

    PATENTS

    We currently hold one issued United States patent covering our core buyer-driven commerce business system and one issued United States patent directed to a method and system for pricing and selling airline ticket options. In addition, we have pending seventeen United States and international patent applications directed to different aspects of our technology and business processes. We also have instituted an invention development program to identify and protect new inventions and a program for international filing of selected patent applications. It is possible, however, that:

    - our core buyer-driven commerce business patent and the other issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the buyer-driven commerce system claimed in the patent or the inventions claimed in any other issued patents;

    - our pending patent applications may not result in the issuance of patents; and

    - current and future competitors could devise new methods of competing with our business that are not covered by our issued patent or patent applications.

    We have received verbal notice of a third party's intent to file with the United States Patent and Trademark Office a request to declare an "interference" with our core buyer-driven commerce business patent. An interference is requested when a patent applicant asserts that he or she is a prior inventor of the subject matter covered by one or more claims in a third party issued patent or pending application. A successful interference action could prohibit the original patent holder from exploiting the invention entirely.

    We received notice of the potential interference from the holder of two related United States patent applications, one of which has since been issued as a patent. We are currently awaiting information from the Patent and Trademark Office regarding the status of the interference request. We have reviewed, with outside intellectual property counsel, a published international patent application based on the two United States patent applications and believe that there is no reasonable basis for the United States Patent and Trademark Office to declare an interference action, and, if an interference is declared, that there is no reasonable basis to resolve such interference adversely. However, if an interference action is declared, the patent office could then seek to determine whether one or more of our patent claims were invalid. If an interference is subsequently resolved in a manner adverse to us, such declaration or resolution could prevent us from exploiting our business model through the priceline.com service or require us to obtain licenses from one or more other patent holders at a cost which may adversely affect our business. In addition, the Company has recently learned of an Internet travel service that uses a customer-offer based transaction model.

    TRADEMARKS, COPYRIGHTS AND TRADE SECRETS

    We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success. We rely on a combination of laws and contractual restrictions (such as confidentiality agreements) to establish and protect our proprietary rights. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies. We also attempt to register our trademarks and service marks in the United States and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

    DOMAIN NAMES

    We currently hold the Internet domain name "priceline.com," as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the "priceline.com" domain name in all of the countries in which we conduct business.

    The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. See "Business -- Intellectual Property and Proprietary Rights."

    LICENSES

    In the future, we may license portions of our intellectual property, including our issued patents, to third parties. To date, we have granted a small business providing online travel services immunity from suit under our core buyer-driven commerce business patent, on the condition that the nature and scope of such business is not significantly changed. If the nature or scope of such immunity were disputed, we would need to institute proceedings to enforce our rights either under the immunity agreement or under the patent.

DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE AND INTERNET INFRASTRUCTURE

    The market for the purchase of products and services over the Internet is a new and emerging market. Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers and sellers. Rapid growth in the use of and interest in the Internet and other online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services. For us to grow, consumers who have historically used traditional means of commerce will instead need to elect to purchase products and services online, and sellers of products and services will need to adopt or expand use of the Internet as a channel of distribution.

    The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.

    The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face such outages and delays in the future. See "-- Year 2000 Risks." Outages and delays are likely to affect the level of Internet usage and the processing of transactions on the priceline.com Web site. It is unlikely that the level of orders lost in those circumstances could be made up by increased phone orders. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may, however, require us to incur substantial compliance costs.

RAPID TECHNOLOGICAL CHANGE

    The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. These market characteristics are heightened by the emerging nature of the Internet and the apparent need of companies from many industries to offer Internet-based products and services. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

YEAR 2000 RISKS

    The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, our information technology system nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties, and our participating sellers are also heavily dependent on information technology systems and on their own third party vendors' systems. Year 2000 problems experienced by us or any of such third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

    We are evaluating our internal information technology systems and contacting our information technology suppliers and participating sellers to ascertain their Year 2000 status. However, we cannot guarantee that our own systems will be Year 2000 compliant in a timely manner, that any of our participating sellers or other Web site vendors will be Year 2000 compliant in a timely manner, or that there will not be significant interoperability problems among information technology systems. We also cannot guarantee that consumers will be able to visit our Web site without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, the costs related to Year 2000 compliance could be significant.

ONLINE COMMERCE SECURITY RISKS

    The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in the priceline.com service. We currently require buyers to guarantee their offers with their credit card (either online or through our toll-free telephone service). We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data.

    We incur substantial expense to protect against and remedy security breaches (and their consequences). A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches. See "Business -- Operations and Technology."

    We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet (and, therefore, the priceline.com service) as a means of conducting commercial transactions.

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NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, you could not buy or sell our Common Stock publicly. An active public market for our Common Stock may not develop or be sustained after this offering. Although the initial public offering price was determined based on several factors, the market price after the offering may vary from the initial offering price. The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

    - quarterly variations in our operating results;

    - operating results that vary from the expectations of securities analysis and investors;

    - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

    - changes in market valuations of other Internet or online service companies;

    - announcements of technological innovations or new services by us or our competitors;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major seller participant (such as an airline or hotel chain);

    - additions or departures of key personnel;

    - future sales of our Common Stock; and

    - stock market price and volume fluctuations.

    Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our Common Stock.

    The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the operating performance of such companies. Such market prices generally are not sustainable and are subject to wide variations. If our Common Stock trades to such levels following this offering, it likely will thereafter experience a material decline.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of our securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

    The products and services we offer through the priceline.com service are regulated by federal and state governments. Our ability to provide such services is and will continue to be affected by such regulations.

    TRAVEL SERVICES

    We are subject to the laws and regulations of a number of states governing the offer and/or sale of travel services. For example, Priceline Travel, Inc. is registered as a "seller of travel" under the California Seller of Travel Act and is a member of the Airline Reporting Corporation. Priceline.com also will be making similar filings for registration and membership prior to consummation of this offering. In addition, a number of state travel laws and regulations require compliance with specific disclosure, bond and/or other requirements. All travel registrations are presently held by Priceline Travel. To the extent that such registrations can be transferred by merger, we intend to succeed to all such registrations by merging with Priceline Travel prior to the consummation of this offering. We expect to obtain all other required travel related registrations prior to the consummation of this offering.

    NEW CAR SALES

    A number of states have laws and regulations governing the registration and conduct of automobile dealers and brokers. Such laws generally provide that any person receiving direct or indirect compensation for selling automobiles or brokering automobile transactions must register as an automobile broker or dealer. Registration for automobile dealers/brokers may, among other things, require the registrant to maintain a physical office in the applicable state, a dealer lot zoned for automobile sales within the applicable state, and/or a franchise agreement with the manufacturers of the automobiles to be sold. We believe that we are not subject to such automobile dealer/broker laws because we are a car buying service, and not a seller or broker of automobiles, operating on behalf of customers and participating dealers.

    It is uncertain how automobile dealer and broker laws apply to the provision of automobile selling services offered through the Internet. We have been orally advised by representatives of a number of states that no enforcement action will be initiated against Internet companies generally for non-compliance with such laws until clearer regulatory or legislative guidance is provided.

    It is possible, however, that state regulatory bodies could take the view that we are subject to automobile broker and dealer laws, in which case they could attempt to require us to register as an automobile broker/ dealer in the applicable states. Given the nature of our business, any requirement to register under such laws could severely interfere with the conduct of our business.

    HOME MORTGAGES

    Most states have laws and regulations governing the registration or licensing and conduct of persons providing mortgage brokerage services. Such laws and regulations also typically require certain consumer protection disclosures and compliance with loan solicitation procedures and a variety of other practices, throughout the various stages of the mortgage solicitation, application and approval process.

    In addition to state law, mortgage brokerage services are heavily regulated by federal law. For example, the Real Estate Settlement Procedures Act ("RESPA"), prohibits the payment and receipt of mortgage loan referral fees. RESPA, however, does permit persons to be compensated for the fair market value of non-referral services actually rendered.

    We expect to introduce our home mortgage service in the first quarter of 1999. LendingTree will serve as the mortgage broker and will provide all mortgage brokerage services. We will provide and maintain the home mortgage service on our Web site and will develop and purchase all advertising. LendingTree will compensate us for the fair market value of our non-referral services. We believe that offering the home mortgage service does not require our registration under or compliance with the mortgage or similar brokerage laws of any jurisdiction. However, it is possible that one or more regulatory authorities could seek to enforce existing laws, or otherwise enact new legislation, requiring our registration and compliance and could scrutinize our compensation arrangement with LendingTree under RESPA or other federal or state laws. Such action could severely interfere with the conduct of our business.

    LendingTree will provide the mortgage brokerage services offered through the home mortgage service on our Web site and will maintain the necessary and appropriate state registrations and licenses associated with LendingTree's provision of those mortgage brokerage services. If a state or federal regulatory authority, or an aggrieved customer, should in the future claim that LendingTree has failed to comply fully with applicable state or federal law requirements pertaining to LendingTree's provision of mortgage brokerage services, our home mortgage service could be materially and adversely affected and we may be unable to continue to make our home mortgage service available.

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
    CONSUMER PROTECTION AND RELATED LAWS

    All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. We are also subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy to read, terms and conditions in contracts with consumers.

    Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy (including the collection, use, retention and transmission of personal information provided by an online user). Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct of our business.

    BUSINESS QUALIFICATION LAWS

    Because our service is available over the Internet in multiple states, and because we sell to numerous consumers resident in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. We are qualified to do business in a limited number of states, and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to so qualify.

    INTERNATIONAL EXPANSION

    We intend to explore opportunities for expanding our business into international markets. It is possible, however, that the priceline.com demand collection system will not be readily adaptable to the regulatory environments of certain foreign jurisdictions. In addition, there are various other risks associated with international expansion. They include language barriers, unexpected changes in regulatory requirements, trade barriers, problems in staffing and operating foreign operations, changes in currency exchange rates, difficulties in enforcing contracts and other legal rights, economic and political instability and problems in collection.

TAX UNCERTAINTIES

    POTENTIAL FEDERAL AIR TRANSPORTATION TAX LIABILITY

    Currently, a federal air transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. Because of the unique pricing structures employed in the priceline.com service (I.E., the amount paid by the customer for a ticket being different than the amount charged by the airline for the same ticket with the excess payment, if any, going to us as a charge for the use of our proprietary business method), it is not clear how this federal tax should be calculated when sales occur using the priceline.com service. We have been calculating this tax based on the price charged by the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based on the price paid by the customer to us. Due to the uncertainty of how the federal air transportation tax applies to sales of airline tickets using the priceline.com service, we have submitted a written request to the United States Internal Revenue Service seeking a determination of our federal air transportation tax obligations. Such determination may not be favorable and may require us to collect the federal air transportation tax on the total amount paid by consumers for air travel.

    We potentially owe approximately $56,000 in additional taxes relating to our method of calculating the tax. We have accrued for such potential liability in our combined balance sheet as of September 30, 1998 and are providing for such potential liability on an ongoing basis. We have agreed to indemnify and hold harmless certain of our participating airlines from any liability with respect to such taxes as well as to secure the payment of such taxes by a letter of credit.

    STATE TAXES

    We file tax returns in such states as required by law based on principles applicable to traditional businesses. In addition, we do not collect sales or other similar taxes in respect of transactions conducted through the priceline.com service (other than the federal air transportation tax referred to above). However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of e-commerce and adversely affect our opportunity to become profitable.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium (commencing October 1, 1998 and ending on October 21, 2001) on state and local taxes on (i) electronic commerce where such taxes are discriminatory and (ii) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. Currently, we do not pay any such taxes. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

CONTROL BY CURRENT STOCKHOLDERS

    Upon consummation of this offering, Mr. Jay S. Walker, the Founder and Vice Chairman of priceline.com, and Mr. Richard S. Braddock, Chief Executive Officer of priceline.com, together with their respective affiliates, will beneficially
own approximately    and       percent, respectively (      and       percent,
respectively, if the Underwriters' over-allotment option is exercised in full), of our outstanding Common Stock, subject to certain adjustments. As a result, if Messrs. Walker and Braddock act together, they will have the ability to control the outcome on all matters requiring stockholder approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change of control transactions. As a result, the market price of our Common Stock could be adversely affected. See "Management," "Principal Stockholders" and "Certain Transactions."

FUTURE CAPITAL NEEDS

    Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next three years. After that time, we may need additional capital. Alternatively, we may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services, or to respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of the Common Stock.

    We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures. See "Use of

Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SHARES ELIGIBLE FOR FUTURE SALE

    After this offering, we will have outstanding       shares of Common Stock
(    shares if the Underwriters' over-allotment option is exercised in full),
and we will have reserved an additional   shares of Common Stock for issuance
pursuant to outstanding stock options and warrants. All of the shares of Common Stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended. The remaining shares of outstanding Common Stock, representing
approximately   of the outstanding Common Stock upon completion of this
offering, will be "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares.

    Our directors, executive officers, key employees and substantially all of our current stockholders have agreed, subject to certain limited exceptions, for a period of 180 days after the date of this Prospectus, that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of Common Stock. See "Underwriters." Subject to the foregoing lock-up agreements, holders
of up to     shares of Common Stock and securities convertible into or
exercisable for shares of Common Stock will have the right to request the registration of their shares under the Securities Act. Upon the effectiveness of such registration, all shares covered by such registration statement will be freely transferable. Following the consummation of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering 19,100,000 shares of Common Stock reserved for issuance under the 1997 Omnibus Plan and 7,500,000 shares of Common Stock reserved for issuance under the 1999 Omnibus Plan; such registration statement will automatically become effective upon filing. Of the number of shares subject to outstanding options at December 23, 1998, 8,322,792 options have vested as of such date. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

    We cannot predict if future sales of our Common Stock, or the availability of our Common Stock for sale, will adversely affect the market price for our Common Stock or our ability to raise capital by offering equity securities. See "Shares Eligible for Future Sale" and "Underwriters."

CERTAIN ANTI-TAKEOVER PROVISIONS

    Our Board of Directors also will have the authority to issue up to 150,000 additional shares of Preferred Stock and to determine the price and the terms (including preferences and voting rights) of those shares without stockholder approval. Although we have no current plans to issue additional shares of Preferred Stock, any such issuance could:

    - have the effect of delaying, deferring or preventing a change in control of our Company;

    - discourage bids for our Common Stock at a premium over the market price;
      or

    - adversely affect the market price of, and the voting and other rights of the holders of, our Common Stock.

    We are subject to certain Delaware laws that could have the effect of delaying, deterring or preventing a change in control of our Company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. In addition, certain provisions of our Certificate of Incorporation and By-laws, and the significant amount of Common Stock held by our executive officers, directors and affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management. See "Description of Capital Stock."

BROAD MANAGEMENT DISCRETION OVER ALLOCATION OF PROCEEDS

    The net proceeds of this offering are estimated to be approximately $ million (approximately $ million, if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $ per share and after deducting the estimated underwriting discount and estimated offering expenses. Our management will retain broad discretion as to the allocation of the proceeds of this offering. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of Common Stock. Purchasers of Common Stock in this offering will suffer immediate and substantial dilution. The dilution will be $ per share in the net tangible book value of the Common Stock from the expected initial public offering price. If outstanding options and warrants to purchase shares of Common Stock are exercised, there could be further dilution. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this Prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus.

                                USE OF PROCEEDS

    The primary purposes of this offering are to obtain additional capital, create a public market for the Common Stock and facilitate future access to public markets. The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $
million (approximately $      million, if the Underwriters' over-allotment
option is exercised in full), assuming an initial public offering price of $
per share and after deducting estimated offering expenses of $    and the
underwriting discount payable by the Company. The Company intends to use the remainder of the net proceeds, over time, for general corporate purposes, including working capital to fund anticipated operating losses, expenses associated with our advertising campaigns, brand-name promotions and other marketing efforts and capital expenditures. The Company also could use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or invest in businesses, technologies, products or services, although no specific acquisitions are planned and no portion of the net proceeds has been allocated for any acquisition. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be received upon the consummation of this offering. Accordingly, the Company's management will have broad discretion in the application of the net proceeds. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See "Risk Factors -- Future Capital Needs" and "Risk Factors -- Broad Management Discretion Over Allocation of Proceeds."

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its capital stock since its inception and does not expect to pay any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the expansion of its business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1998: (i) on an actual basis; (ii) on a pro forma basis to reflect the issuance of shares of Series B Convertible Preferred Stock in December 1998 and the merger of priceline.com and Priceline Travel, Inc. ("Priceline Travel"); and (iii) on a pro forma basis as adjusted to reflect (a) the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the consummation of this offering and (b) the receipt by the Company of the
estimated net proceeds from the sale of the     shares of Common Stock offered
hereby at an assumed initial public offering price of $    per share (after
deducting the estimated offering expenses and underwriting discount). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                                                        AS OF
                                                                                  SEPTEMBER 30, 1998
                                                                     --------------------------------------------
                                                                                                         PRO
                                                                                         PRO          FORMA AS
                                                                        ACTUAL          FORMA         ADJUSTED
                                                                     -------------  --------------  -------------
Long-Term Debt--net................................................  $     989,396  $      989,396  $
Capital Lease Obligations--net of current portion..................         32,649          32,649
                                                                     -------------  --------------  -------------
    Total debt.....................................................      1,022,045       1,022,045
Stockholders' equity:
Common Stock, priceline.com, $0.01 par value--Authorized,
  150,000,000 shares; issued and outstanding, 74,409,902,
  74,409,902 and       , actual, pro forma and pro forma as
  adjusted, respectively; Priceline Travel, $1.00 par value--3,000 shares authorized, issued and outstanding 3,000, 0, and 0 actual,
  pro forma and pro forma as adjusted, respectively................        747,099(1)        744,099
Preferred Stock, Series A Convertible, $0.01 par value, $1.16 liquidation value-- Authorized, 30,000,000 shares; issued and outstanding, 17,288,684, 17,288,684 and 0, actual, pro forma and
  pro forma as adjusted, respectively..............................        172,887         172,887
Preferred Stock, Series B Convertible, $0.01 par value, $4.00 liquidation value--Authorized, 13,837,500 shares; issued and outstanding, 0, 13,837,500 and 0, actual, pro forma and pro forma
  as adjusted, respectively........................................       --               138,375
Additional paid-in capital.........................................     53,285,081     108,499,706
Accumulated deficit................................................    (41,052,033)    (41,052,033)
                                                                     -------------  --------------  -------------
    Total stockholders' equity.....................................     13,153,034      68,503,034
                                                                     -------------  --------------  -------------
      Total capitalization.........................................  $  14,175,079  $   69,525,079  $
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------

------------------------

(1) Excludes (i) 17,419,375 shares of Common Stock issuable on exercise of options outstanding as of December 23, 1998, with a weighted average exercise price of $1.07 per share; (ii) 9,180,625 additional shares of Common Stock reserved for issuance under the 1997 Omnibus Plan and the proposed 1999 Omnibus Plan; (iii) 15,114,083 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of approximately $1.16 per share; (iv) 50,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $1.00 per share and (v) 100,000 shares of Common Stock issuable upon exercise of outstanding warrants at no exercise price. See "Management -- Stock Based Plans -- Priceline.com Incorporated 1997 Omnibus Plan" and "-- Summary of Compensation," "Business -- Strategic Alliances" and Notes 6 and 7 of Notes to Combined Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of the Company as of September 30, 1998 was $ , or $ per share. "Pro forma net tangible book value per share" is determined by dividing the pro forma number of outstanding shares of Common Stock into the net tangible book value of the Company (total tangible assets less total liabilities). Assuming the sale by the Company of the shares of Common Stock being offered hereby at an assumed initial public offering price of $ per share and after deducting the estimated underwriting discount and estimated offering expenses, the pro forma net tangible book value of the Company as of September 30, 1998 would have been approximately $ , or $ per share. This represents an immediate increase in pro forma net tangible book value of $ per share to existing stockholders and an immediate dilution of $ per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............             $

  Pro forma net tangible book value per share as of
    September 30, 1998......................................  $

  Increase in pro forma net tangible book value per share
    attributable to new investors...........................  $
                                                              ---------

Pro forma net tangible book value per share after the
  offering..................................................             $
                                                                         ---------

Dilution per share to new investors.........................             $
                                                                         ---------
                                                                         ---------

    The following table summarizes as of September 30, 1998, on the pro forma basis described above, the number of shares of capital stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by investors purchasing shares of Common Stock in this offering at an assumed initial public offering price of $
(before deducting the estimated underwriting discount and estimated offering expenses):

                                            SHARES PURCHASED(1)
                                                                      TOTAL CONSIDERATION     AVERAGE
                                          ------------------------  -----------------------    PRICE
                                            NUMBER       PERCENT      AMOUNT      PERCENT    PER SHARE
                                          -----------  -----------  ----------  -----------  ----------

Existing stockholders...................                         %  $                     %  $

New investors...........................                         %  $                     %  $
                                                 ---          ---   ----------         ---   ----------

Total...................................                         %  $                     %  $
                                                 ---          ---   ----------         ---   ----------
                                                 ---          ---   ----------         ---   ----------

------------------------

(1) Sale by the Company of additional shares of Common Stock upon exercise in full of the underwriters' over-allotment option will reduce the percentage
    of Common Stock held by existing stockholders to       % of the total number
    of shares of Common Stock to be outstanding after this offering and will increase the number of shares of Common Stock held by new investors to
          shares or       % of the total number of shares of Common Stock to be
    outstanding after this offering. See "Principal Stockholders."

    The foregoing discussion and tables assume no exercise of any stock options or warrants outstanding as of September 30, 1998. As of September 30, 1998, there were options outstanding to purchase a total of 17,037,042 shares of Common Stock with a weighted average exercise price of $1.00 per share and warrants outstanding to purchase a total of 15,264,083 shares of Common Stock with a weighted average purchase price of $1.15 per share. In addition, since September 30, 1998, the Company issued options to purchase an aggregate of 382,333 shares of Common Stock. To the extent that any of these options or warrants are exercised, there would be further dilution to new public investors. See "Capitalization," "Management -- Employee Benefit Plans" and Notes 7 and 8 of Notes to Combined Financial Statements.

                        SELECTED COMBINED FINANCIAL DATA

    The following selected combined financial data should be read in conjunction with the combined financial statements of priceline.com and Priceline Travel and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The combined statement of operations data for the nine months ended September 30, 1998 and the period July 18, 1997 (Inception) to December 31, 1997 and the combined balance sheet data as of September 30, 1998 are derived from the combined financial statements of priceline.com and Priceline Travel included elsewhere in this Prospectus. The Company's travel agency license is held by Priceline Travel and all of the Company's airline ticket sales have been effected through Priceline Travel, which will be merged with and into the Company prior to the consummation of this offering. Accordingly, the financial statements of Priceline Travel are presented on a combined basis with priceline.com for all relevant periods.

                                                                                    NINE MONTHS     JULY 18, 1997
                                                                                       ENDED         (INCEPTION)
                                                                                   SEPTEMBER 30,   TO DECEMBER 31,
                                                                                        1998            1997
                                                                                   --------------  ---------------
COMBINED STATEMENT OF OPERATIONS DATA:
Revenues.........................................................................  $   16,243,733   $    --
Cost of revenues.................................................................      16,793,797        --
                                                                                   --------------  ---------------
    Gross profit (loss)..........................................................        (550,064)       --
Expenses:
  Sales and marketing............................................................      15,925,101         441,479
  General and adminstrative......................................................      14,198,661       1,011,600
  Systems and business development...............................................       8,168,984       1,060,091
                                                                                   --------------  ---------------
    Total expenses...............................................................      38,292,746       2,513,170
                                                                                   --------------  ---------------
Operating loss...................................................................     (38,842,810)     (2,513,170)
Interest income (expense), net...................................................         304,259            (312)
                                                                                   --------------  ---------------
Net income (loss)................................................................  $  (38,538,551)  $  (2,513,482)
                                                                                   --------------  ---------------
                                                                                   --------------  ---------------

Net loss per common share........................................................  $        (0.62)  $       (0.06)
                                                                                   --------------  ---------------
                                                                                   --------------  ---------------

Weighted average common shares outstanding.......................................      61,767,845      40,667,005

                                                                               AS OF SEPTEMBER 30, 1998
                                                                     --------------------------------------------
                                                                                                         PRO
                                                                                          PRO          FORMA AS
                                                                         ACTUAL         FORMA(1)     ADJUSTED(2)
                                                                     --------------  --------------  ------------
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents..........................................  $   10,081,313  $   65,431,313
Working capital....................................................       8,514,760      63,864,760
Total assets.......................................................      19,680,716      75,030,716
Total liabilities..................................................       6,527,682       6,527,682
Total stockholders' equity.........................................      13,153,034      68,503,034

------------------------------

(1) Reflects the issuance of shares of Series B Convertible Preferred Stock in December 1998.

(2) Reflects (i) the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the consummation of this offering, and (ii) the receipt by the Company of the estimated net proceeds from the
    sale of the     shares of Common Stock offered hereby at an assumed initial
    public offering price of $    per share (after deducting the estimated
    offering expenses and underwriting discount).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY ALSO SHOULD BE READ IN CONJUNCTION WITH THE COMBINED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Priceline.com has pioneered a unique new type of e-commerce known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price," the Company collects consumer demand (in the form of individual customer offers guaranteed by a credit card) for a particular product or service at a price set by the customer and communicates that demand directly to participating sellers or to their private databases. Consumers agree to hold their offers open for a specified period of time to enable priceline.com to fulfill their offers from inventory provided by participating sellers. Once fulfilled, offers generally cannot be canceled. Priceline.com benefits consumers by enabling them to save money, while at the same time benefitting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    The Company was formed in July 1997 and its primary activities during the period prior to launch consisted of recruiting and training employees, developing its business model, implementing systems to support its business model, developing relationships with seller participants and developing the priceline.com brand. The Company commenced operations in April 1998 with the sale of leisure airline tickets. The Company's service offerings have since been expanded to also include hotel room reservations, and, on a test basis, the sale of new automobiles. During the first quarter of 1999, we expect to offer home mortgages. The number of employees of the Company increased from 10 to 113 during the period from inception through the nine months ended September 30, 1998, and the Company currently has 124 employees.

    The Company generates revenues from the completion of transactions through the priceline.com service; however, the manner in which it derives revenues varies from product to product. With respect to airline and hotel reservation services, the Company earns the spread between the customer's named price and the fare or rate charged by the seller. With respect to the automobile service, the Company earns a fixed fee from both the customer and the seller. With respect to the home mortgage service, the Company expects to receive a payment equal to a percentage of the net revenue generated from the mortgage program, which is operated in conjunction with the LendingTree, Inc. ("LendingTree"). The Company also generates revenues through adaptive marketing programs with third parties that pay the Company fees for marketing their customer acquisition programs. Fees from adaptive marketing promotions currently consist primarily of fees paid by a third-party credit card issuer for qualifying credit card applications submitted through the priceline.com service in connection with offers for airline tickets.

    The Company recognizes revenue differently depending on the nature of the transaction. In the case of airline tickets and other travel products, priceline.com is the merchant of record and, accordingly, records as revenue the amount it collects from the customer, net of the federal air transportation tax, segment fees and passenger facility charges imposed in connection with the sale of airline tickets (collectively "Transportation Taxes and Fees"). The Company records as cost of revenues the amount paid to airlines or other suppliers, net of Transportation Taxes and Fees. In the case of new cars and financial services, where the Company acts as the intermediary between the buyer and the seller, and in adaptive marketing programs, where the Company is paid a fee by third parties in connection with customer acquisition programs, the Company records as revenue only the fee or other third-party payment that it receives in connection with the transaction, and not the value of the underlying sale.

    During the period from launch through September 30, 1998, priceline.com collected guaranteed offers for approximately 1.1 million airline tickets, representing approximately $243.9 million in total consumer demand, resulting in sales of approximately 67,275 airline tickets, representing approximately $15.5 million in revenue. Priceline.com's offer fulfillment rate for airline tickets has been constrained by the availability of airline inventory, which initially was limited by the inclusion of only Trans World Airlines ("TWA") and America West Airlines ("America West") as participating domestic carriers. With the addition of Delta Air Lines ("Delta") in mid-September 1998, priceline.com has expanded its potential inventory breadth to cover more domestic markets and has increased the depth of potential inventory in markets that were already served. The Company believes that it can increase the amount of ticket sales and improve its offer fulfillment rate as its business matures by (i) expanding the depth and breadth of airline ticket inventory, (ii) demonstrating to airlines how they can utilize revenue management strategies to fulfill a larger share of reasonable offers, and (iii) expanding adaptive marketing programs to help increase the number of completed transactions.

    Since its inception, the Company has incurred net losses in each fiscal quarter and, as of September 30, 1998, had an accumulated deficit of $41.1 million. The Company believes that its continued growth will depend in large part on its ability to continue to promote the priceline.com brand and to apply the priceline.com business model to a wide range of products and services. Accordingly, the Company intends to continue to invest heavily in marketing and promotion, technology and personnel. As a result, the Company expects to incur additional losses for the foreseeable future. See "Risk Factors -- History of Losses and Anticipated Continuing Losses." In addition, the Company's limited operating history makes the prediction of future results of operations difficult, and accordingly, there can be no assurance that the Company will achieve or sustain revenue growth or profitability. See "Risk Factors -- Potential Fluctuations in Results of Operations; Difficulty in Predicting Results of Operations."

    The Company presently is engaged in discussions with Delta regarding, among other things, potential amendments to the terms of the warrant to purchase Common Stock issued to Delta (the "Delta Warrant") and in discussions with certain other domestic airlines concerning the potential issuance of equity securities to such airlines. The Company anticipates that such amendments to the Delta Warrant and other equity issuances may be finalized prior to January 1, 1999, and if consummated, would result in a one-time non-cash charge for the Company in the fourth quarter of 1998.

    The Company's travel agency license is held by Priceline Travel, a separate company owned by Mr. Jay S. Walker, the Company's Founder and Vice Chairman, and all of the Company's airline ticket sales have been effected through Priceline Travel, which will be merged with and into the Company prior to the consummation of this offering. Accordingly, the financial statements of Priceline Travel are presented on a combined basis with priceline.com for all relevant periods.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998

    The Company was formed in July 1997, but did not commence operations until April 1998. Because of the Company's limited operating history, comparisons with prior periods are not meaningful.

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    REVENUES

    Total revenues for the nine month period ended September 30, 1998 were $16.2 million. Since commencement of operations in April 1998, essentially all revenues consisted of airline ticket sales and related adaptive marketing programs. Approximately $700,000 of total revenues are attributable to adaptive marketing programs, substantially all of which are attributable to the Company's third-party credit card marketing program. The Company expects the portion of revenues attributable to adaptive marketing programs to increase in future periods. The Company's automobile sales service, which was launched on a test basis in the New York metropolitan area in July 1998, did not contribute materially to revenues during the period.

    COST OF REVENUES AND GROSS PROFIT (LOSS)

    Cost of revenues for the nine month period ended September 30, 1998 totaled $16.8 million. Cost of revenues represents costs of goods paid to the Company's airline ticket suppliers, net of Transportation Taxes and Fees. Gross profit
(loss), which is comprised of revenues less cost of revenues, was ($550,064) for the nine month period ended September 30, 1998. The Company's business model enables it to manage the level of gross margins by controlling the price at which it will cause offers to be fulfilled. The Company has chosen to sell a substantial number of tickets below its cost in order to increase revenues, build a record of successful transactions, and enhance the priceline.com brand. Consequently, the Company's aggregate gross margins on airline ticket sales were negative during the period from launch through September 30, 1998. As the Company matures, the Company expects to reduce the percentage of airline tickets sold below its cost and to improve its overall gross margins. The Company anticipates that revenues from adaptive marketing programs will increase significantly in the fourth quarter of 1998 resulting in a gross profit for the fourth quarter (and for the full year) as compared to a gross loss for the nine month period.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses for the nine month period ended September 30, 1998 totaled $15.9 million, or 98.0% of revenues. Approximately 67.0% of sales and marketing expenses were comprised of radio and newspaper advertising expenses. The balance was comprised of fees payable to a third party service provider, which operates the Company's call center, credit card fees, and compensation for the Company's sales and marketing personnel.

    SYSTEMS AND BUSINESS DEVELOPMENT. Systems and business development expenses for the nine month period ended September 30, 1998 totaled $8.2 million, or 50.3% of revenues. Systems and business development expenses are comprised primarily of compensation to the Company's information technology and product development staff and payments to outside contractors, data communications and other expenses associated with operating the Company's Web site and, to a lesser extent, depreciation on computer hardware and licensing fees for computer software.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the nine month period ended September 30, 1998 totaled $14.2 million or 87.4% of revenues. General and administrative expenses consist primarily of compensation for personnel, fees for outside professionals, telecommunications and other overhead costs, including occupancy expense. Also included is a one-time non-cash charge of $6.5 million relating to the issuance to Mr. Richard S. Braddock of a profits interest with respect to 6.5 million units in the Company's predecessor, priceline.com LLC ("priceline.com LLC"). These units were granted to Mr. Braddock in connection with his joining the Company, and were subsequently converted into an equivalent number of shares of Common Stock.

    INTEREST INCOME (EXPENSE), NET

    Interest income (expense), net for the nine month period ended September 30, 1998 totaled $0.30 million, reflecting approximately $0.37 million of interest income earned by the Company on its cash balances, net of interest expense for the period.

PERIOD ENDED DECEMBER 31, 1997

    During the period from its formation in July 1997 through December 31, 1997, the Company was engaged in start-up activities and incurred $2.5 million of operating expenses. No revenues were earned during the period. As of December 31, 1997, the Company had a cumulative net loss of $2.5 million.

QUARTERLY RESULTS OF OPERATIONS

    The Company's quarterly operating results will be affected by a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include: (i) the Company's ability to increase both consumers' and sellers' use of the priceline.com service; (ii) the Company's ability to attract new sellers of products and services to participate in the priceline.com service; (iii) the Company's ability to expand the products and services offered; (iv) the fulfillment rate of customers' offers; (v) the results of our adaptive marketing programs; (vi) the announcement or introduction of new sites, services and products by the Company's competitors; (vii) the success of the Company's brand building and marketing campaigns; (viii) price competition in the sale of products and services offered over the priceline.com system; (ix) increasing consumer confidence in and acceptance of the Internet and other online services for commerce and, in particular, the online purchase of products and services such as those offered by the priceline.com service; (x) the Company's ability to upgrade and develop its systems and infrastructure to accommodate growth; (xi) the Company's ability to attract new personnel in a timely and effective manner;
(xii) the occurrence of technical difficulties or service interruptions; (xiii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure; (xiv) changes in governmental regulation by federal or local governments; and (xv) general economic conditions and economic conditions specific to the Internet and online commerce industries, as well as the individual industries, for the products and services sold through the priceline.com system.

    As a result of the Company's limited operating history and the emerging nature of the market for online commerce, it is difficult for the Company to forecast its revenues or earnings accurately. In addition, the Company has no backlog, with virtually all of the Company's revenues for a particular quarter being derived from offers that are made and accepted during that quarter. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and are, to a large extent, fixed. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to the Company's planned expenditures would have an immediate adverse effect on the Company's business, results of operations and financial condition.

    The Company's limited operating history and rapid growth makes it difficult for the Company to assess the impact of seasonal factors on its business. Nevertheless, the Company expects its business to be subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by the priceline.com service and seasonality patterns affecting Internet use. For example, with regard to the Company's travel products, demand for leisure travel may increase over summer vacations and holiday periods, while Internet usage may decline during the summer months. The Company's results also may be affected by seasonal fluctuations in the inventory made available to the priceline.com service by participating sellers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during Thanksgiving and the year-end holiday period. As a result, during those periods, airlines may have less excess inventory to offer through priceline.com at discounted prices.

The Company's business also may be subject to cyclical variations for the products and services offered; for example, leisure travel tends to decrease in economic downturns.

    Due to the foregoing factors, the Company's quarterly revenues and operating results are difficult to forecast. The Company believes that period-to-period comparisons of its operating results may not be meaningful and should not be relied upon as an indication of future performance. In addition, it is possible that in one or more future quarters the Company's operating results will fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would almost certainly be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has financed its operations primarily through the sale of equity securities. Net proceeds from these sales from organization to December 23, 1998 totaled approximately $103.1 million. The Company's initial equity capital of approximately $27.0 million was provided by Mr. Jay S. Walker, other high net worth individuals and a partnership affiliated with General Atlantic Partners, LLC ("GAP LLC"), a private equity fund that invests worldwide in software and information technology companies. An additional $20 million was invested by two partnerships affiliated with GAP LLC in July 1998. On December 8, 1998, the Company received approximately $55.4 million in proceeds from the sale of equity securities in a private offering to a group of corporate and institutional investors and high net worth individuals, including two partnerships affiliated with GAP LLC, Vulcan Ventures, Incorporated ("Vulcan"), Liberty PL, Inc. (a wholly owned subsidiary of Liberty Media Corporation), Quantum Industrial Partners LDC (a fund managed by Soros Fund Management, LLC) and Allen & Company, Incorporated. Allen & Company, Incorporated also has served as the Company's financial advisor. At September 30, 1998, the Company's principal source of liquidity was approximately $10.1 million in cash and cash equivalents. Such cash reserves were subsequently increased by the proceeds of the December 8, 1998 private placement.

    In April 1998, the Company received proceeds from a loan of $1.0 million for working capital from a high net worth individual who also was issued a warrant to purchase 50,000 shares of Common Stock at an exercise price of $1.00 per share. This loan expires on April 15, 2003 and bears interest at a rate of 6.0%.

    Net cash used in operating activities was $30.1 million for the nine month period ended September 30, 1998. Net cash used in operating activities was primarily attributable to net losses.

    Net cash used in investing activities was $5.9 million for the nine month period ended September 30, 1998. Net cash used in investing activities was primarily related to purchases of property and equipment.

    Net cash provided by financing activities was $46.0 million for the nine month period ended September 30, 1998. Net cash provided by financing activities resulted primarily from the issuance of equity securities referred to above.

    The Company had no material commitments for capital expenditures at September 30, 1998 but expects such expenditures to be at least $5.0 million in 1999. Such expenditures will be primarily for computer equipment, leasehold improvements related to newly leased space and other property and equipment. The Company believes that, based upon its current operating plan, its existing cash and cash equivalents, the net proceeds from this offering and any cash generated from operations will be sufficient to fund its operating activities, capital expenditures and other obligations through at least the next three years. However, if during that period or thereafter the Company is not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to the Company, these failures could have a material adverse effect on the Company's business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of its then-current stockholders would be diluted.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for Costs of Computer Software developed or obtained for internal use. This Statement is effective for fiscal years beginning after December 15, 1998. This Statement provides guidance on accounting for the cost of computer software developed or obtained for internal use. The Company will adopt this Statement beginning January 1, 1999 and currently is in the process of evaluating its impact.

CERTAIN TAX MATTERS

    NET OPERATING LOSS CARRYFORWARDS

    Through July 31, 1998, priceline.com operated as a limited liability company, and income taxes (benefits) accrued to its members. During the nine months ended September 30, 1998, the Company had a net loss, and since converting from a limited liability company to a corporation in July 1998, it has incurred a tax net operating loss of $8.2 million. The Company's initial corporate tax return will be for the period August 1 through December 31, 1998. The Company has provided a full valuation allowance on the deferred tax asset of $3.4 million resulting from the tax net operating loss because of the uncertainty regarding its realization. The Company's accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of the Company's deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered such factors as the Company's history of losses from operations and expected future losses. See Notes 2 and 8 of Notes to Combined Financial Statements included elsewhere in this Prospectus.

    FEDERAL AIR TRANSPORTATION TAX ON AIRLINE TICKET SALES

    Currently, a federal air transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. Because of the unique pricing structures employed in the priceline.com service (I.E., the amount paid by the customer for a ticket being different than the amount charged by the airline for the same ticket with the excess payment, if any, going to the Company as a charge for the use of our proprietary business method), it is not clear how this federal tax should be calculated when sales occur using the priceline.com service. The Company has been calculating this tax based on the price charged by the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based on the price paid by the customer to the Company. Due to the uncertainty of how the federal air transportation tax applies to sales of airline tickets using the priceline.com service, the Company has submitted a written request to the United States Internal Revenue Service seeking a determination of the Company's federal air transportation tax obligations. Such determination may not be favorable and may require the Company to collect federal air transportation tax on the total amount paid by consumers for air travel.

    The Company potentially owes approximately $56,000 in additional taxes relating to the method used by the Company to calculate the tax. The Company has accrued for such potential liability in the Company's combined balance sheet as of September 30, 1998 and is providing for such potential liability on an ongoing basis. The Company has agreed to indemnify and hold harmless certain of our participating airlines from any liability with respect to such taxes as well as to secure the payment of such taxes by a letter of credit.

    NON-QUALIFIED STOCK OPTIONS

    The Company currently has outstanding 17,419,375 non-qualified stock options issued to various employees pursuant to the 1997 Omnibus Plan. Each option entitles its holder to purchase a share of Common Stock at a weighted average exercise price of $1.07 per share, subject to adjustment in accordance with the 1997 Omnibus Plan. On exercise of an option, the Company will be entitled to an income tax deduction equal to the difference between the exercise price of the option and the then fair market value of the Common Stock. As the exercise of options is in the sole discretion of the holder of the options, the timing of the corresponding income tax deduction is outside the control of the Company.

YEAR 2000 READINESS DISCLOSURE

THE COMPANY'S STATE OF READINESS

    The Company has defined Year 2000 compliance as follows:

    Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in our products and services offered through the priceline.com service, will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such services as applicable at any time hereafter.

    The Company's internal systems include both its information technology systems ("IT Systems") and non-information technology systems ("Non-IT Systems"). The Company has initiated an assessment of its proprietary IT Systems, and expects to complete any remediation and testing of all IT Systems during 1999. With respect to IT Systems provided by third-party vendors, the Company has sought assurances from such vendors that their technology is Year 2000 compliant. All of the Company's material IT System vendors have replied to inquiry letters sent by the Company stating that they either are Year 2000 compliant or expect to be so in a timely manner.

    The Company is evaluating its Non-IT Systems for Year 2000 compliance. It has not, to date, discovered any material Year 2000 issues with respect to its Non-IT Systems.

    The Company is in the process of contacting its material seller participants whose products or services are sold through the priceline.com service to determine if they are Year 2000 compliant. To date, all such seller participants have stated that they are, or expect to be, Year 2000 compliant in a timely manner.

    The Company's customers are individual Internet users, and, therefore, the Company does not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

THE COSTS TO ADDRESS YEAR 2000 ISSUES

    The Company has expensed amounts incurred in connection with Year 2000 compliance since its formation through September 30, 1998. Such amounts have not been material. The additional costs to make any other products or services Year 2000 compliant by mid-1999 will be expensed as incurred, but are not expected to be material.

    The Company is not currently aware of any material operational issues or costs associated with preparing its systems for the Year 2000. Nonetheless, the Company may experience material unexpected costs caused by undetected errors or defects in the technology used in its systems or because of the failure of a material seller participant to be Year 2000 compliant.

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

    Notwithstanding the Company's Year 2000 compliance efforts, the failure of a material system or vendor, including a seller participant in the priceline.com service, or the Internet generally, to be Year 2000 compliant could harm the operation of the priceline.com service or prevent certain products and services being offered through the priceline.com service, or have other unforeseen, adverse consequences to the Company.

    Finally, the Company also is subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

CONTINGENCY PLANS

    The Company has not yet developed a contingency plan to address situations that may result if the Company is unable to achieve Year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

                                    BUSINESS

OVERVIEW

    Priceline.com has pioneered a unique new type of e-commerce known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price," priceline.com collects consumer demand (in the form of individual customer offers guaranteed by a credit card) for a particular product or service at a price set by the customer and communicates that demand directly to participating sellers or to their private databases. Consumers agree to hold their offers open for a specified period of time to enable priceline.com to fulfill their offers from inventory provided by participating sellers. Once fulfilled, offers generally cannot be canceled. Priceline.com benefits consumers by enabling them to save money, while at the same time benefitting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, priceline.com enables sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

    Priceline.com commenced its service on April 6, 1998 with the sale of leisure airline tickets and, during the period from launch through September 30, 1998, collected guaranteed offers for approximately 1.1 million airline tickets, representing approximately $243.9 million in total consumer demand, resulting in sales of approximately 67,275 airline tickets, representing approximately $15.5 million in revenue. Priceline.com's services were expanded to include the sale of new automobiles, on a test basis, in July 1998 and hotel room reservations in October 1998. During the first quarter of 1999, the Company expects to offer consumers the ability to obtain home mortgages from a third party mortgage lender by using the priceline.com service. The Company also intends to expand its product offerings over the next two years to include rental cars, cruises, time shares, vacation packages, insurance and other financial services and certain retail products. Through the innovative use of "adaptive marketing programs," priceline.com also markets customer acquisition programs for third parties, which facilitate the completion of a higher percentage of successful transactions through the priceline.com service and generate significant fee income for the Company.

    The Company offers products and services that are provided by participating sellers, many of whom are leaders in their industries. Sixteen domestic and international airlines currently participate in priceline.com's leisure airline ticket service, including Delta, TWA, America West, and leading international carriers. Participants in our hotel reservation service include Marriott, Sheraton, Westin and several other nationally recognized hotel chains. The Company does not publicly advertise the names of its seller participants in its airline and hotel programs. Priceline.com's mortgage service, which will be offered through a joint marketing arrangement with LendingTree, an Internet-based mortgage service provider, is expected to include a network of 17 mortgage lending institutions.

    Management believes that the priceline.com service already has achieved significant consumer acceptance and widespread brand awareness. An independent research study conducted for the Company by the Opinion Research Corporation of Princeton, New Jersey ("ORC"), as of September 1998, found that, among adult Americans, the priceline.com "name your price" business proposition was the second most recognized e-commerce brand among the 13 leading brands included in the survey and one of the six most recognized Internet brands among the 25 leading brands included in the survey. ORC further found that, after only five months of operation, 62.5 million (or 32%) of all adult Americans were aware of the priceline.com "name your price" proposition. The Company's strong brand awareness has been achieved without any affiliation with an Internet portal company such as Yahoo! or Excite or a proprietary online service such as America Online. Beyond mere name recognition, the Company also believes that it enjoys high levels of consumer satisfaction among users of its service who provide powerful word-of-mouth endorsements. In addition, priceline.com has been featured in hundreds of news stories in national publications such as THE NEW YORK TIMES, THE WALL STREET JOURNAL and USA TODAY. The priceline.com service also has been awarded a four-star rating by YAHOO! INTERNET LIFE magazine as the "most creative way to get a good deal" on leisure airline tickets.

    The Company believes that priceline.com's unique business model can be applied to a broad range of products and services. Priceline.com's business model is covered by a patent and the Company currently has a number of additional patent applications pending. The Company believes that the broad applicability of its business model, its patent strategy, its first mover advantage, the strength of the priceline.com brand, its network of seller participants and its proprietary software systems provide the Company with significant competitive advantages.

INDUSTRY BACKGROUND

    THE GROWTH OF COMMERCE ON THE INTERNET

    The Internet has emerged as a significant interactive medium for conducting business. International Data Corporation ("IDC"), a market research firm, estimates that the number of Internet users worldwide will exceed 97 million in 1998 and will grow to over 319 million by the end of 2002. IDC also estimates that annual worldwide commerce over the Internet will increase from approximately $32 billion in 1998 to approximately $425 billion by 2002. The factors driving this growth include the increasing number of personal computers in homes and offices, the decreasing cost of personal computers, technological innovations providing easier, faster and cheaper access to the Internet, the proliferation of content and services being provided on the Internet and the increasing use of the Internet by businesses and consumers as a medium for conducting business. The increasing use of the Internet as a commercial medium has been accompanied by a diversification in the type of commerce that is conducted on the Internet and a proliferation in the types of products and services available on the Internet.

    The Internet possesses a number of unique and commercially powerful characteristics that differentiate it from traditional media: users communicate or access information without geographic or temporal limitations; users access dynamic and interactive content on a real-time basis; and users communicate and interact instantaneously with a single individual or a group of individuals at little or no cost. The Internet has created a dynamic and particularly attractive medium for commerce, empowering consumers to gather more comparative purchasing data than is feasible with traditional commerce systems, to shop in ways that can be more convenient for them and to interact with sellers in many new ways. As the Internet has become more accessible and widely used for transactions, it has emerged as a primary business channel alongside the telephone, paper-based communication and face-to-face interaction.

    LIMITATIONS OF TRADITIONAL PRICING MECHANISMS

    Under traditional retail pricing methods, sellers typically market products to consumers under brand names at fixed retail prices. Alternatively, prices can be established through auction processes. However, each of these forms of seller-driven commerce have certain significant disadvantages for both sellers and consumers. For example, in the retail pricing model, sellers who discount prices to clear excess inventory, utilize excess capacity or increase sales velocity, risk disruption of their existing distribution channels and damage to their retail pricing structures. They also lose the opportunity to earn incremental revenue from "free-riders" (I.E., consumers who would have been prepared to pay the undiscounted price for the product or service, but nevertheless obtain the benefit of the discounted price). Moreover, none of these pricing methods allow sellers to consider the flexibility of potential buyers before setting prices. Similarly, consumers are often forced to pay a higher price when the seller is setting a fixed retail price for a product with added features or under a specific brand, which the customer would otherwise have been prepared to forgo for a lower price. Auctions force consumers to compete against each other for the benefit of the seller, which always results in the product being sold on the basis of the highest bid.

    While the Internet has become a significant medium for conducting business, commerce presently conducted on the Internet is largely based upon traditional pricing methods. The Company believes that the vast information sharing and communications power of the Internet creates an opportunity for significant change in the way commerce or business is conducted.

THE PRICELINE.COM SOLUTION

    Priceline.com has developed a demand collection system that uses the information sharing and communications power of the Internet to create a new way of pricing products and services. Priceline.com creates a new balance between the interests of buyers, who are willing to accept trade-offs in order to save money, and sellers, who are prepared to generate incremental revenue by selling products at below retail prices, provided that they can do so without disrupting their existing distribution channels or retail pricing structures. Priceline.com's demand collection system allows consumers to name the price they are prepared to pay for a particular product or service within a specified range of substitutability and then communicates such offers to multiple sellers or their private databases. Consumers agree to hold their offers open for a specified period of time to enable priceline.com to fulfill their offers from inventory provided by participating sellers. Once fulfilled, offers generally cannot be canceled. This system uses the flexibility of buyers to enable sellers to accept a lower price in order to sell excess inventory or capacity or to increase sales velocity. Priceline.com believes that its demand collection system addresses the limitations inherent in traditional pricing mechanisms in a manner that offers substantial benefits to both buyers and sellers.

    The principal advantages of the priceline.com system include the following:

    - COST SAVINGS AND PREFERRED METHOD OF PURCHASING FOR CONSUMERS. Priceline.com's demand collection system allows consumers to save money in a simple and compelling way--"name your price." Buyers effectively trade off flexibility about brands, product features and/or sellers in return for prices that are lower than those that can be obtained at that time through traditional retail distribution channels. The Company believes that in many cases, such as purchasing a new car or obtaining a home mortgage, naming your own price over the Internet represents a preferred purchasing method to traditional retail channels, which may involve comparison shopping among a complex array of alternative features, sometimes protracted negotiations and dealings with numerous brokers or sales representatives. Naming your price over the Internet also is a preferred purchasing method to auctions which always result in the product being sold on the basis of the highest bid.

    - INCREMENTAL REVENUE FOR SELLERS. Sellers use priceline.com as a revenue management tool to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures. Priceline.com requires consumers to be flexible with respect to brands (E.G., a willingness to fly on any major airline) and/or product features (E.G., a willingness to fly at any time of the day) and/or seller (E.G., any BMW dealer in a specific geographic area). As a result, sellers' brands are not revealed to customers prior to the consummation of a transaction, thereby protecting their brand integrity. This shielding of brand identity enables sellers to accept offers at discounted prices through priceline.com without cannibalizing their own retail sales by publicly announcing discount prices and without competing against their own distributors. In effect, priceline.com serves as a discreet and insulated channel of distribution. Sellers are further protected by the fact that each transaction is independent and the prices at which offers are accepted are not revealed to subsequent users of the priceline.com service. Priceline.com gives sellers the ability to exercise a greater degree of pricing flexibility without trading high-margin sales for low-margin sales, thereby enabling sellers to expand their total revenues and, in some cases, gain market share at the expense of non-participating competitors.

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    - PROPRIETARY SELLER NETWORKS. Priceline.com assembles proprietary networks of industry leading sellers that represent high quality brands, such as Delta, America West, TWA, Marriott, Sheraton and Westin. By establishing attractive networks of seller participants with reputations for quality, scale and national presence, priceline.com fosters increased participation by both buyers and sellers. Each participant in these unique seller networks is willing to consider and accept consumer offers at prices that are below its retail prices. Moreover, by shielding the seller's brand and not revealing the final selling price to other consumers, priceline.com encourages participating sellers to be aggressive in their pricing. The Company believes that as more and more sellers in an industry join the priceline.com service, other industry participants will want to join the system in order to maintain market share and avoid competitive disadvantage.

    - GUARANTEED CONSUMER DEMAND FOR SELLERS. Each customer who makes an offer through priceline.com must guarantee his offer with a major credit card. The guaranteed aspect of the demand is attractive to sellers because they know that priceline.com offers them a confirmed sale whenever they accept a buyer's offer. Sellers can be sure that collected demand represents willing buyers, at each named price, rather than browsing shoppers who have made no commitment to purchase. Priceline.com's database of consumer offers also provides sellers with valuable market information about the precise quantities of latent demand at each price point below their retail prices.

    - BROAD APPLICATIONS ACROSS MULTIPLE MARKETS. In contrast to many e-commerce companies that are building brands in vertical categories or groups of related categories, priceline.com believes that its e-commerce business model has horizontal application to products and services in a wide range of industries. The Company further believes that the broad applicability of the priceline.com service and the strength of the priceline.com brand afford the Company the opportunity to obtain substantial economies of scale and offer the potential for priceline.com to become a major new channel of distribution. The breadth of potential applications of the priceline.com business model also is enhanced by various cross-selling opportunities, since the Company expects that customers who successfully complete transactions through priceline.com will return to priceline.com to purchase other products and services.

    - PATENTED BUSINESS SYSTEM. The Company believes that the strength of its business is enhanced by a patent portfolio covering its business model and a number of potentially competitive business models. Priceline.com's buyer-driven commerce system is covered by an issued patent and the Company has another issued patent and a number of related patent applications are pending. The Company believes that its patent strategy enhances the Company's competitive position.

THE PRICELINE.COM GROWTH STRATEGY

    The Company's objective is to continue to expand the priceline.com business and to establish priceline.com's demand collection system as a leading source for the purchase of products and services on the Internet. The key elements of the Company's strategy are as follows:

    - STRENGTHEN THE PRICELINE.COM BRAND. The Company intends to establish priceline.com as the leading consumer brand for buyer-driven commerce over the Internet. To achieve this objective, the Company intends to continue to pursue an aggressive brand development strategy through mass market and targeted advertising and promotions, press coverage and strong word-of-mouth support. While priceline.com is already one of the most recognized e-commerce brands among adult Americans, the Company believes that it can expand the public's association with the priceline.com "name your price" proposition to a broad range of products and services.

    - LEVERAGE THE PRICELINE.COM BRAND OVER NUMEROUS PRODUCTS AND SERVICES. The Company intends to leverage the priceline.com brand across numerous products and services to achieve significant revenue scale and growth. In contrast to most e-commerce businesses that operate in one or two "vertical" markets, priceline.com is a "horizontal" commerce system that can benefit both buyers

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      and sellers in a broad range of industries. The Company's strategy is to make available multiple product and service offerings at a single Web site under a common brand to take advantage of these market opportunities. Over the next two years, the Company intends to offer products and services in four sectors of the economy where its demand collection system is particularly well suited. These sectors are (i) travel, including leisure airline tickets and hotel rooms (which are currently offered), rental cars, "all-inclusives" resorts, cruises and time shares; (ii) financial services, including home mortgages, credit card balance consolidation and automobile and life insurance; (iii) automobile sales (currently offered) and related financing; and (iv) retail products, including computers, home electronics and other consumer products. Given the size and scope of these markets, the Company believes it can achieve a large revenue base and sustain revenue growth by capturing even a small portion of the excess unsold inventory or capacity in these sectors and by capturing even relatively small amounts of market share from traditional seller-driven channels of retail distribution.

    - EXPAND SELLER PARTICIPANT NETWORKS. The Company intends to continue to expand its alliances with major seller participants selected for reputation, quality and national presence to create proprietary seller networks for each of its major products and services. A critical element in the success of the priceline.com business has been the Company's ability to demonstrate to its seller participants that priceline.com can generate incremental revenues for sellers without disrupting their existing distribution channels or retail pricing structures. Priceline.com intends to form and maintain alliances with industry leaders by designing its products and services in a way that requires consumers to accept some trade-offs from currently available retail product offerings in return for lower prices. Such trade-offs typically include not knowing the identity of the seller or brand prior to the acceptance of a customer's offer by a seller.

    - ENHANCE SITE FUNCTIONALITY AND INCREASE CONSUMER USAGE. Priceline.com intends to frequently update and enhance the features of the priceline.com service in order to continue to improve the priceline.com service. The Company monitors feedback from consumers and adds new features to further refine and simplify the buying process. Priceline.com also receives offers and provides customer service by telephone to assist consumers in the offer process. By continuing to increase the functionality of the service and enhance the consumer experience, priceline.com believes that it will continue to increase customer usage and loyalty.

    - EXPAND ADAPTIVE MARKETING PROGRAMS. The Company intends to further develop and expand what it refers to as "adaptive marketing programs." Adaptive marketing programs include two distinct initiatives. "Adaptive promotions" allow consumers to increase the amount of their offers (and thus their likelihood of success) at no additional cost by participating in sponsor promotions during the process of making a priceline.com offer. For example, a customer making an offer to buy an airline ticket can increase the amount of his offer by a stated amount by applying online for a credit card issued by one of the Company's strategic partners. These promotions have the effect of increasing the percentage of successful offers at no additional cost to the consumer, while at the same time enabling the Company to earn significant fee income, which it can use to offset the sale of products and services below its unit cost. The second type of adaptive marketing program is referred to as "adaptive cross selling" and utilizes cross selling of multiple products to increase the number of successful transactions. While it is inherent in the nature of priceline.com's business model that not all offers will be acceptable to sellers, an integral part of the Company's strategy is to ensure that a high percentage of reasonable offers get accepted, thereby increasing financial returns while reinforcing the priceline.com brand. As customers have become more familiar with the service, the Company has been able to increase the percentage of offers it satisfies and expects this trend to continue.

    - INCREASE FINANCIAL RETURNS OVER TIME. The Company intends to increase its financial returns over time as its revenue base grows. The Company's demand collection system enables it to balance revenue growth against gross profit margins, thereby enhancing the Company's ability to manage a

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
      targeted gross margin as a percentage of revenues. The Company initially intends to emphasize revenue growth over profit margins in order to achieve significant revenue scale and to further strengthen the priceline.com brand. However, over time, as the Company's revenue base increases, the Company believes it will be able to capture a greater portion of the incremental profit that it generates for participating sellers and thereby increase the Company's profit margins and financial returns.

    - EXPLORE INTERNATIONAL EXPANSION. The Company believes that the international scope of the Internet and the global demand for the types of products and services that the Company intends to make available through priceline.com presents opportunities to expand its service internationally. Given the anticipated continued increase in use of the Internet throughout the world, the Company intends to explore avenues and strategies for international expansion. The Company believes that joint ventures and licensing arrangements with international partners are likely to be the preferred methods of international expansion, as they will enable the Company to combine its expertise in demand collection systems with its partners' expertise in their local markets.

THE PRICELINE.COM BUSINESS MODEL

    The Company believes that its demand collection system is a powerful new business model for conducting commerce on the Internet. The priceline.com business model is designed to allow consumers to save money on a wide range of products and services by trading flexibility regarding brands, product features and/or sellers in return for being able to buy products and services at prices that are lower than those charged through traditional retail channels of distribution. The priceline.com business model motivates sellers to offer products through priceline.com at below their retail prices by enabling them to generate incremental revenue while protecting their existing channels of distribution and retail pricing structures.

    The defining elements of the priceline.com business model are the following:

    - the buyer specifies or accepts a RANGE OF SUBSTITUTABILITY among brands, product features and/or sellers (E.G., agrees to stay at any three-star hotel in a certain area, agrees to fly at any time of the day or agrees to purchase a new car from any factory-authorized dealer);

    - the buyer NAMES THE PRICE he is prepared to pay for the products or services within the specified range of substitutability;

    - the buyer GUARANTEES HIS OFFER for a specified time period by securing all or a portion of his potential payment for the product or service with a major credit card;

    - companies sell products or services at prices below their currently available retail prices using priceline.com as a BRAND SHIELD to protect their retail pricing structures and channels of distribution;

    - each guaranteed offer can be consummated by any of a group of SELLERS; and

    - offers made through priceline.com are held open for sellers to accept for a specified period of time, and generally CANNOT BE CANCELED by either the seller or the buyer.

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
    The priceline.com consumer proposition is simple and compelling: realize immediate savings by using the Internet to name your own price when you are willing to be flexible about brands, product features and/or sellers. A central premise of the priceline.com consumer proposition is that in many product and service categories there are a significant number of consumers for whom brands, product features or sellers are interchangeable, particularly if agreeing to a substitution among brands or sellers will result in saving money. For example, the Company believes that many leisure travelers are relatively indifferent about the brand of major airline they fly. Similarly many consumers are indifferent to which financial services company provides them with a credit card or home mortgage. The Company also believes that many consumers prefer not to spend time and effort engaged in an evaluative process among similar products, brands or sellers, which they consider to be substitutable. Finally, priceline.com is appealing to some consumers because it does not charge a customer for simply submitting an offer, and the Company's Web site provides convenient access, available 24 hours a day, seven days a week.

    The Company believes that the collection of large volumes of consumer demand is essential to building a network of multiple sellers to consider accepting consumers' offers. The Company also believes that it is important that all of the demand it collects is GUARANTEED by the buyer, that offers must be held open for a specified time period and that once an offer is accepted it generally cannot be canceled or the purchase price refunded. This approach assures sellers that the customers' offers are bona fide and that once an offer is accepted, the seller will generate an immediate sale, rather than an invitation to further negotiation or comparison shopping.

    The priceline.com business model is predicated on the assumption that sellers almost invariably have excess inventory or capacity that they would sell at lower prices, if they could do so without either lowering their prices to their retail customers or advertising that lower prices are available. Priceline.com allows sellers to capture demand BELOW their retail "price line," without allowing retail customers who might be willing to pay more to "free ride" down to the lower price. The ability to offer prices below the retail price line generates incremental revenue by accessing buyer segments otherwise priced out of the market and, in certain cases, by capturing market share from nonparticipating competitors. Finally, priceline.com's database of consumer offers benefits sellers by providing them with valuable market information about the precise quantities of latent demand at each price point below their retail prices.

    The Company believes that its demand collection system is ideally suited to industries characterized by low variable costs relative to total cost (I.E., high profit contribution margins), which provides sellers with a strong incentive to sell products at prices below their retail prices to generate incremental sales, provided that they can do so without threatening their existing distribution channels or retail pricing structures. Low variable costs frequently exist in industries with expiring or rapidly aging inventory. The Company also believes, however, that its demand collection system will prove to be effective even in industries that are not characterized by rapidly aging inventories and low variable costs because a significant number of consumers will prefer the relative cost savings, ease of use and convenience of priceline.com's name your price system to traditional retail distribution channels, and sellers will be attracted to the potential of the priceline.com service to increase sales velocity, which is often a significant factor in the success of businesses in these industries.

    The Company believes that markets characterized by a large degree of brand, product feature or seller substitutability are substantial and include both those in industries characterized by high profit contribution margins and industries in which many consumers are dissatisfied with traditional retail distribution methods. In the business-to-consumer market, travel, new car sales, financial services and many retail products offer substantial ranges of substitutability in consumers' minds. In the business-to-business market, long distance service, media sales and office supplies are subject to high degrees of product or brand substitutability. In the consumer-to-consumer market, there are often multiple sellers that are ready, willing and able to offer new or nearly new products that consumers consider substitutable. The Company believes that its business model can be applied to each of these markets, thereby providing the Company with considerable potential for long term growth.

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
PRODUCTS AND SERVICES

    The Company launched the priceline.com service on April 6, 1998 with the sale of leisure airline tickets. Since that time, the priceline.com service has been expanded to include the sale of new automobiles on a test basis in July 1998 and hotel room reservations in October 1998. During the first quarter of 1999, the Company expects to offer consumers the ability to obtain home mortgages from a third party mortgage lender by using the priceline.com service. The Company also intends to expand its product offerings over the next two years to include other leisure travel products such as rental cars, cruises, time shares, and vacation packages; automobile and personal insurance and other financial services products; and certain retail products such as computers, home electronics and other consumer products.

    TRAVEL SERVICES

    LEISURE AIRLINE TICKETS. Priceline.com commenced its service with the sale of leisure airline tickets. The number of airlines participating in priceline.com's airline ticket service has increased substantially since the launch of the business, from an initial group of two domestic airlines and four international airlines, to a total of four domestic airlines and 12 international airlines. Priceline.com also purchases and resells a small percentage of its tickets from airline ticket consolidators. Airlines participate in priceline.com's airline ticket service by making available to the Company unpublished fares and, in some cases, dedicated or special inventory. Priceline.com does not publicly advertise the names of airlines participating in its airline ticket service.

    Consumers can make offers to purchase airline tickets through the priceline.com Web site or the 1-800-Priceline call center. During the period from launch through September 30, 1998, approximately 85% of all airline ticket requests were made through the Company's Web site. To make an offer, the customer (i) specifies (a) the origin and destination of the trip, (b) the dates on which he wishes to depart and return, and (c) the price he is willing to pay; and (ii) guarantees the offer with a credit card. Consumers must agree to, among others, the following conditions: (i) to fly on any major full-service airline (as defined by the United States Department of Transportation); (ii) to leave at any time of the day on their desired dates of departure and return; (iii) to purchase only round trip economy class tickets between the same two points of departure and return; (iv) to accept up to one stop or connection; (v) to receive no frequent flier miles or upgrades; and (vi) to accept tickets that cannot be refunded or changed. Consumers are informed that they can increase their chances of obtaining the desired ticket by accepting greater flexibility, such as accepting flights outside of priceline.com's normal flight times or accepting more than one stop or connection. Consumers also are given the opportunity to have their offers increased by a specified dollar amount (and thereby increase the likelihood of success) if they agree to participate in an adaptive promotion during the process of submitting their offers, such as applying for a credit card or subscribing to a magazine. In order to encourage reasonable initial offers, consumers are not permitted to make revised offers for an identical itinerary within seven days of an unsuccessful offer.

    When the Company receives an offer, it determines whether the offer can be fulfilled under the available fares, rules and inventory that have been provided by participating airlines. Such fares and rules are filed by participating airlines in a private database known as SecureRate within the Worldspan central reservation system. As a certified travel agency, the Company also has access to the published "tariff" fares of all airlines, including those not participating in the priceline.com program, although the Company currently does not sell tickets purchased pursuant to published tariff fares. If a qualifying airfare is identified, a search in Worldspan is initiated to find seat availability on the requested dates of travel. Where more than one seller is able to fulfill the customer's offer, priceline.com awards the business based on an allocation protocol.

    A customer is notified whether his offer has been accepted within one hour for domestic flights and within twenty-four hours for international flights. If priceline.com is able to obtain an airline ticket within the parameters specified by the customer, the customer's credit card is charged for the amount of the customer's offer and the ticket is delivered to the customer by the delivery method specified by the customer. Approximately 90% of the tickets issued through priceline.com are electronic tickets for which there is no delivery charge. Priceline.com does not charge a fee to either the customer or the airline, but earns the spread, if any, between the customer's offered price and the cost to purchase the ticket from the airline.

    HOTELS. In October 1998, the Company launched its second travel service, which allows consumers to name their price for hotel room reservations. At the time of launch, priceline.com's hotel reservation service was available in 26 metropolitan areas including Atlanta, Boston, Chicago, Los Angeles, New York, Orlando and San Francisco. The Company intends to expand its hotel reservation service during 1999 to include substantially all major metropolitan areas in the United States and various international destinations. Seller participants in the hotel reservation service include several of the most significant national hotel chains, including Marriott, Sheraton and Westin, as well as several important real estate investment trusts and independent property owners. Hotels participate by filing private discounted rates with related inventory control rules in the Company's private database in the Worldspan centralized reservation system for hotel rooms. These rates generally are not available to the general public or to consolidators and other discount distributors who sell to the public.

    Priceline.com's hotel reservation service operates in a manner similar to its airline ticket service. Consumers are required to accept certain trade-offs with respect to brands or product features in return for saving money. For example, consumers are required to accept a reservation in any hotel within a specified geographic area within a designated "class" of service (E.G., 2, 3, 4 or 5-star) and must accept limitations on changes and cancellations. The Company determines the class of service for each participating hotel based upon published industry reports, the amenities available at each property and other factors such as age and decor. As with the airline ticket service, the target market for the Company's hotel reservation service is the leisure travel market.

    Consumers can make offers for a hotel reservation through the priceline.com Web site or 1-800-Priceline call center. To make an offer, the customer (i) specifies (a) his dates of stay, (b) the metropolitan area (including geographic zones within that metropolitan area), (c) the class of hotel service and (d) the price he is willing to pay; and (ii) guarantees the offer with a credit card. Upon receipt of an offer for a hotel reservation, priceline.com systematically compares the offer with rates and inventory rules and determines whether the offer can be fulfilled from available inventory. The customer is notified whether his offer has been accepted within a specified time (currently one hour). When selling a hotel reservation, the Company earns the spread between the consumer's offer price and the price charged to the Company by the hotel. The Company also earns fee income from adaptive promotions that it makes available to consumers during the course of submitting an offer for a hotel reservation.

    The dynamics of the hotel industry are similar to those of the airline industry in that both industries are characterized by expiring inventory and low marginal costs so that the sale of any excess inventory provides a significant contribution to profits. As with the airline industry, a significant amount of available inventory in the hotel industry expires unsold. The Company also believes that consumers are willing to trade off brand identity for lower rates with a specified class of hotel reservation service and that such industry dynamics make priceline.com's demand collection system particularly well-suited to the hotel industry. The Company also believes that the hotel reservation service will create opportunities for cross-selling to leisure travelers who purchase airline tickets through priceline.com.

    OTHER TRAVEL SERVICES. The Company intends to expand its products and services within the leisure travel industry over the next two years to encompass the rental car, cruise, all-inclusive resort, time share and vacation package segments.

    FINANCIAL SERVICES PRODUCTS

    HOME MORTGAGES. The Company expects to introduce its home mortgage service in the first quarter of 1999. Priceline.com's mortgage service will allow consumers to name their interest rate for mortgages of a specified term, including purchase money mortgages, refinancings and home equity loans. LendingTree,

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
an Internet based mortgage service provider, will be the Company's joint marketing partner in connection with its mortgage service. Under the Company's agreement with LendingTree, priceline.com will be responsible for maintaining the mortgage service on the priceline.com Web site and for consumer marketing. LendingTree will serve as the mortgage broker and will operate the back-end processing system, which will present offers received through priceline.com to multiple mortgage lending institutions for consideration. LendingTree maintains its own online mortgage service, which is expected to include a network of 17 mortgage lending institutions. See "-- Strategic Alliances -- Marketing Agreement for Mortgage Services".

    To obtain a home mortgage through the priceline.com service, consumers will access the priceline.com Web site and specify the amount of the loan, the term and the interest rate they are willing to pay. Consumers will complete a simplified loan application as part of the process of making an offer. In connection with making an offer, consumers will be required to guarantee with a major credit card the payment of a fee of $200, to be credited against closing costs if their offer is accepted. Priceline.com will transmit each offer to LendingTree, which in turn will present the offer to multiple lenders who can either accept the offered terms, or return a counteroffer to the consumer. Priceline.com will notify the customer within 48 hours whether his offer has been accepted. Upon the closing of a mortgage placed through priceline.com's mortgage service, LendingTree receives a fee from the lending institution, and the Company receives a fee from LendingTree.

    According to published industry data, approximately $1.1 trillion of home mortgages are entered into in the United States each year. The Company believes that consumers are largely indifferent to which mortgage issuer provides their mortgage and seek merely to obtain the lowest cost in the most efficient manner. Moreover, comparison shopping among the hundreds of mortgage lenders can be a frustrating experience for consumers. The Company believes the priceline.com mortgage service will provide consumers with a simple and efficient vehicle for obtaining the interest rate they seek through a preferable purchasing process. For lenders, the priceline.com mortgage service will provide guaranteed demand from consumers who are committed to buy and will submit that demand in a format that can be reviewed and evaluated by the lender with minimal variable costs.

    OTHER FINANCIAL SERVICES PRODUCTS. The Company intends to expand its products and services within the financial services industry over the next two years to include unsecured personal loans, credit card balance consolidations and automobile and life insurance policies. As with its other products and services, the Company intends to expand its financial product services by entering into strategic relationships with leading industry participants. The Company believes its financial product services will have broad demographic appeal among consumers who seek to obtain the most attractive economic terms in the most efficient manner from what they perceive to be substitutable suppliers.

    NEW CAR SALES

    Priceline.com introduced a new car sales service on a test basis in the New York metropolitan area in July 1998. Priceline.com is using the New York market to learn more about the Internet automobile sales market and to develop product features and systems support. In the first half of 1999, the Company intends to introduce its new car sales service in a prototype market (presently expected to be a city with a population of approximately one million). Once the service's product features have been refined and the Company's performance expectations have been achieved in this prototype market, the Company expects to implement a gradual roll-out to additional metropolitan markets in the United States. Priceline.com's new car sales service currently does not offer automobile financing. Because a significant majority of new car buyers finance their purchase, the Company intends to add a financing feature (both leasing and lending) to its program prior to a broader roll-out of the service, including a "budget worksheet" that will assist customers in determining what cars they can afford to purchase.

    The Company's new car sales service accepts offers for every major brand of automobile. To purchase a new car through the priceline.com service, consumers name the price for a new car with specified model

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
options, and agrees to purchase such car from any factory authorized dealer within a specified geographic radius. To help consumers submit reasonable requests, both the manufacturer's suggested retail price and the dealer invoice price for the vehicles and options requested are displayed on the priceline.com Web site. Upon receiving an offer for a new car, priceline.com transmits the customer's offer to factory authorized dealers within the specified geographic radius, without disclosing the identity of the customer. Priceline.com directs the sale to the first dealer that notifies the Company that it is willing to accept the customer's offer. Priceline.com then notifies the customer to pick up the vehicle from that dealer and the transaction is closed directly between them.

    Due to the numerous features and options on a new automobile, the range of product substitutability that consumers will accept is lower in the case of new cars than with airline tickets or hotels. As a result, a dealer that may not be able to precisely fulfill a customer's offer directly is permitted to make a counteroffer through priceline.com. The counteroffer may specify a different product package or price. The customer is free to accept or reject such a counteroffer. The customer also is permitted to submit an additional offer through priceline.com.

    Once an offer for a new car is accepted by a dealer, the consumer completes the transaction directly with the dealer and receives the same standard manufacturer's warranty and other terms that are available with respect to any new car purchaser at that dealer. When a sale is completed, priceline.com is paid a fee (currently $25) from the customer and an additional fee from the auto dealer. If the customer fails to consummate the transaction within 14 business days of being notified that an offer is accepted, the customer is charged a cancellation fee (currently $200), half of which is payable to priceline.com with the other half payable to the dealer.

    The Company believes that, for many consumers, purchasing an automobile through priceline.com's new car sales service will be a preferred purchasing method compared to traditional retail channels which often involve protracted negotiations with numerous dealers, some of which may utilize aggressive sales tactics. The Company also believes that many automobile dealers will view the priceline.com service as an attractive way to generate incremental sales through a low cost distribution channel.

    The priceline.com new car sales service is differentiated from other Internet car sales services, which serve as lead generators for participating car dealers. Under such services, multiple dealers may contact the customer in response to the customer's inquiry to the Internet service. By contrast, priceline.com's new car sales service does not reveal the identity of the customer to the auto dealer until the dealer has accepted the customer's offer. Furthermore, in contrast to other Internet car sales services, dealers are not required to pay a participation fee to review offers from the priceline.com service.

ADAPTIVE MARKETING PROGRAMS

    The Company has developed adaptive marketing programs to help bridge the gap between consumer offers and seller prices, provide users of the priceline.com service with other desired products, and generate additional revenue for the Company. These programs also serve as an integral part of the Company's strategy of building customer loyalty.

    The Company intends to further develop and expand its adaptive marketing programs, which presently include two distinct initiatives. The first, which the Company refers to as "adaptive promotions," allows consumers to increase the amount of their offers (and thus their likelihood of success) at no additional cost by participating in sponsor promotions during the process of making a priceline.com offer. For example, a customer making an offer to buy an airline ticket can immediately increase the amount of his offer by $50 by applying online for a credit card. If the customer obtains the requested ticket, he still pays only the amount contained in his original offer. For example, if a customer makes an offer to purchase a round trip ticket from New York to Chicago for $200 and, in the process of submitting that offer, he applies for a credit card, the offer would be submitted at $250, but the customer would have to pay only $200 for the ticket.

    The second type of adaptive marketing program is referred to as "adaptive cross selling" and utilizes cross selling of multiple products to increase the number of successful transactions. For example, a customer whose offer for an airline ticket was slightly below acceptable levels could be offered a second related product such as a hotel room reservation or a rental car day at a combined price that provided an acceptable margin for the sellers of both products and for the Company.

    The Company's principal adaptive promotion offers consumers the ability to apply for a credit card issued by Capital One while submitting offers through priceline.com. Pursuant to a letter of intent with Capital One, the Company is paid a fee by Capital One for each qualifying credit card application. The Company currently is negotiating a definitive agreement with Capital One. The Company also offers an adaptive promotion for magazine subscriptions pursuant to a revenue sharing agreement with NewSub Services, Inc. ("NewSub Services"), a magazine subscription agent that is an affiliate of the Company's Founder and Vice Chairman, Mr. Jay S. Walker. Under the agreement with NewSub Services, the Company shares in a percentage of the revenues generated upon the conversion of priceline.com generated subscriptions to annual subscriptions after a six month free trial period.

MARKETING AND BRAND AWARENESS

    The Company has established priceline.com as a leading e-commerce brand through an aggressive marketing and promotion campaign. From inception through September 30, 1998, the Company spent $15.9 million for sales and marketing expense. The Company intends to continue to pursue an aggressive marketing strategy designed to promote brand awareness and the concept that consumers can save money on a wide range of products and services through priceline.com. Underlying the Company's marketing strategy is the Company's belief that its target market is all consumers, not just Internet-savvy consumers. Substantially all of such spending has been for radio and newspaper advertising. The Company's campaign features the actor William Shatner as the Company's spokesperson.

    The Company supplements its paid advertising and promotion with targeted media coverage. Priceline.com has been featured in hundreds of news stories in national publications such as THE NEW YORK TIMES, THE WALL STREET JOURNAL and USA TODAY, reflecting the intuitive appeal of the priceline.com business model and its strong word-of-mouth support. In addition, the Company engages in grass roots marketing such as promotional events on college campuses and co-promotions with popular media such as MTV.

    The priceline.com service has achieved wide spread brand awareness. An independent research study conducted for the Company by the ORC, as of September 1998, found that, among adult Americans, the priceline.com "name your price" business proposition was the second most recognized e-commerce brand among the 13 leading brands included in the survey and one of the six most recognized Internet brands among the 25 leading brands included in the survey. ORC further found that, after only five months of operation, 62.5 million (or 32%) of all adult Americans were aware of the priceline.com "name your price" proposition. The Company's strong brand awareness has been achieved without any affiliation with an Internet portal company such as Yahoo! or Excite or a proprietary online service such as America Online. The Company also believes that it enjoys high levels of consumer satisfaction among users of its service who provide a powerful word-of-mouth endorsements.

STRATEGIC ALLIANCES

    AIRLINE ALLIANCES AND RELATIONSHIPS

    Priceline.com has entered into Airline Participation Agreements with four domestic and 12 international airlines. The Airline Participation Agreements do not commit the airlines to provide tickets for any particular routes or at a discount to their retail prices, but outline the terms and conditions under which ticket inventory provided by the airlines may be sold. Such terms and conditions include the following: (i) the tickets must be non-refundable, non-endorsable and non-changeable; (ii) all travel must be round-trip between the same two points of departure and return, with no stopovers permitted; (iii) the tickets are not eligible for frequent flyer mileage or upgrades; (iv) consumers must agree to accept up to one stop or connection on both their departing and return flights; (v) consumers must be willing to fly on any participating airline; and (vi) consumers must be willing to depart at any time after 6 a.m. and land any time before 10 p.m. of day on the requested dates. In addition, all offers must be guaranteed with a major credit card, and the ability of consumers to make multiple offers with respect to the same travel itinerary is limited.

    The Airline Participation Agreements are generally subject to termination upon 30 days' notice by priceline.com or the airline. The Company's agreement with Delta, however, (i) provides for a ten-year term, subject to (a) the right of Delta to terminate the agreement at any time after three years and upon a change in control of the Company (other than a change of control upon an initial public offering) and (b) the right of either party to terminate upon a material breach by the other party; and (ii) establishes an allocation protocol for selection of an airline to issue a ticket when there is more than one airline providing an acceptable fare.

    In addition to the Airline Participation Agreements, the Company entered into a related agreement with Delta which provides, among other things, certain incentives designed to encourage Delta to increase its participation in priceline.com's buying service. For example, Delta is entitled to share in revenue generated from airline ticket sales on Delta if the Company's gross margin on such sales exceeds approximately 14% in any calendar quarter. In addition, the Company is required to use the highest qualifying fare to fulfill ticket requests allocable to Delta, subject to an agreed minimum profit margin to the Company. The agreement also requires the Company to obtain Delta's concurrence prior to including additional participants in priceline.com's airline service, subject to certain exemptions and qualifications. Delta also may require the exclusion of specific markets in order for certain other airlines to participate. Further, the Company is required to license its buyer-driven commerce system to Delta on a non-exclusive basis and on commercially reasonable terms under certain conditions. In addition, the Company's ability to transfer or license its intellectual property to other travel providers is limited in certain ways.

    In connection with the Airline Participation Agreement with Delta, the Company also issued to Delta the Delta Warrant to purchase up to 15,114,083 shares of Common Stock at an exercise price of $1.156862 per share. The Delta Warrant vests subject to Delta's achieving certain predetermined levels of ticket sales.

    MARKETING AGREEMENT FOR MORTGAGE SERVICES

    In connection with the Company's home mortgage service, the Company has entered into a joint marketing relationship with LendingTree, an Internet based mortgage service provider. Under this arrangement, the Company is responsible for maintaining the mortgage service for the priceline.com Web site and for consumer marketing. LendingTree provides the back-end processing system, which presents the priceline.com offers to multiple mortgage lending institutions for consideration.

    Under the terms of the Internet Marketing and Licensing Agreement, effective as of August 1, 1998, between the Company and LendingTree, the Company receives the majority of the net revenue generated by the mortgage program, and the balance is earned by LendingTree. LendingTree is responsible for providing (i) the substantive mortgage content of the mortgage service for the priceline.com Web site; (ii) a network of lenders to participate in the mortgage program;
(iii) customer service; and (iv) the software required to effect a communication system between the Company, LendingTree and the participating lenders. LendingTree is also responsible for compliance with all regulations applicable to the mortgage program and products, including the maintenance of requisite broker licenses, registration, approvals and exemptions. The initial term of the agreement began on August 1, 1998, expires one year from the commencement of the priceline.com mortgage service and renews automatically thereafter. The agreement may be terminated by either party after the initial term expires, or immediately in the event that the other party materially breaches the agreement or becomes subject to a bankruptcy proceeding.

    HOTEL ALLIANCES

    In connection with the Company's hotel service, the Company has entered into letter agreements with eight hotel chains. The agreements generally provide for the hotels to supply the Company with competitive net rates for hotel properties included in the priceline.com service. Hotels must be of 2-star quality or higher, with priceline.com to make the final quality determination. These letter agreements do not require the hotels to provide any minimum level of inventory. In most cases the agreements are cancellable by either party at any time.

COMPETITION

    The Company competes with both online and traditional sellers of the products and services offered on priceline.com. The market for selling products and services over the Internet is new, rapidly evolving and intensely competitive. Current and new competitors can launch new sites at a relatively low cost. In addition, the traditional retail industry for the products and services priceline.com offers is intensely competitive.

    The Company currently or potentially competes with a variety of companies with respect to each product or service it offers. With respect to travel products, these competitors include: (i) Internet travel agents such as Travelocity, Preview Travel and Microsoft's Expedia.com; (ii) traditional travel agencies; (iii) consolidators and wholesalers of airline tickets and other travel products; (iv) individual airlines, hotels, rental car companies, cruise operators and other travel service providers; and (v) operators of travel industry reservation databases such as Worldspan and Sabre. The Company's current or potential competitors with respect to new automobiles include traditional and online auto dealers, including newly developing auto super stores such as Auto Nation, Auto-by-Tel and Microsoft's CarPoint. With respect to financial service products, priceline.com's competitors include: (i) banks and other financial institutions; (ii) online and traditional mortgage and insurance brokers, including Quicken Mortgage, E-Loan and Home Shark; and (iii) insurance companies.

    The Company potentially faces competition from unanticipated alternatives to the priceline.com demand collection system from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including America Online, Microsoft and Yahoo!, who could choose to compete with priceline.com either directly or indirectly through affiliations with other e-commerce companies. Other large companies with strong brand recognition, technical expertise and experience in Internet commerce could also seek to compete with the Company. Competition from these and other sources could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company believes that the principal competitive factors in its markets are brand recognition, price, Web site accessibility, ability to fulfill offers, customer service, reliability of delivery, ease of use, and technical expertise and capabilities. Many of the Company's current and potential competitors, including Internet directories and search engines and large traditional retailers, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than the Company. Certain of these competitors may be able to secure products and services on more favorable terms than the Company. In addition, many of these competitors may be able to devote significantly greater resources to (i) marketing and promotional campaigns; (ii) attracting traffic to their Web sites; (iii) attracting and retaining key employees; and (iv) Web site and systems development, than the Company. Increased competition may result in reduced operating margins, loss of market share and damage the Company's brand. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

OPERATIONS AND TECHNOLOGY

    Priceline.com's business is supported by a state of the art systems platform, which was designed with an emphasis on scalability, performance and reliability. The Company's core demand collection and offer processing systems are proprietary to the Company. The software platform and architecture are built on server-side Java, C++, and ISO standard SQL scripts integrated with an Oracle relational database system. This internal platform was designed to include open application protocol interfaces that can provide real-time connectivity to vendors in the range of industries in which the priceline.com operates. These include large global inventory systems, such as airline and hotel reservation systems (E.G., the Worldspan central reservation systems), and financial service providers, as well as individual inventory suppliers, such as auto dealers, individual hotels and hard goods merchants. The Company's Internet servers utilize Verisign digital certificates to help it conduct secure communications and transactions.

    Priceline.com out-sources most of its call center and customer service functions, and uses a real-time interactive voice response system with transfer capabilities to the Company's call centers and customer service centers in Stamford, Connecticut; Columbus, Ohio; and Charlotte, North Carolina.

    The Company's systems infrastructure, Web and database servers are hosted at Exodus Communications, Inc. ("Exodus") in Jersey City, New Jersey, which provides communication lines from multiple providers including UUNet and AT&T, as well as 24-hour monitoring and engineering support. Exodus has its own generator and multiple back-up systems in Jersey City. Priceline.com also maintains an uninterruptible power supply system and generator and redundant servers at its Stamford, Connecticut headquarters to provide service capability if the Exodus site fails.

    While priceline.com primarily is an Internet business, it also offers phone service through its toll-free number, 1-800-Priceline. This service allows consumers who do not have access to a computer to phone in their orders. From launch to September 30, 1998, the Company has received approximately 15% of its airline ticket orders through its toll-free number. In addition, consumers who choose not to transmit their credit card information via the Internet have the option of submitting their credit card information through the phone service. The Company also uses its toll-free number to provide customer service.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    The Company's business model is protected by a business process patent issued by the United States Patent and Trademark Office. While so-called business process patents are only now becoming widely understood by the general business community, a decision by the Court of Appeals for the Federal Circuit (the highest United States appellate court for patent-related appeals below the United States Supreme Court), recently affirmed the validity of patents covering software and implemented business processes. STATE STREET BANK & TRUST CO. V. SIGNATURE FINANCIAL GROUP, INC. (July 1998).

    Priceline.com currently holds two issued United States patents, No. 5,794,207 and No. 5,797,127, as well as seventeen pending United States patent applications and one pending international patent application. The Company is in the process of filing at least ten more patent applications, with an ongoing program for identifying and protecting new inventions. Priceline.com's issued patent generally covers its core buyer-driven commerce process of using a computer to collect credit card-backed demand to present to multiple sellers, receiving acceptances or fulfillment of this demand, and using the credit card to provide a payment to the sellers. The pending patent applications are directed to various operational features of the system, as well as to product-specific enhancements.

    While the Company believes that its core business method patent, together with its pending patent applications, help to protect the priceline.com business, there can be no assurance (i) that the business process patent can be successfully defended against challenges by third parties; (ii) that the pending patent applications will result in the issuance of valid patents; or (iii) competitors (or potential competitors) of the Company will not devise new methods of competing with the Company that are not covered by the Company's patent or patent applications. The Company has recently been notified that a third party intends to challenge its core business method patent. See "-- Legal Proceedings." In addition, the Company has recently learned of an Internet travel service that uses a customer-offer based transaction model.

    The Company seeks to protect its copyrights, service marks, trademarks, trade dress and trade secrets through a combination of laws and contractual restrictions (such as confidentiality agreements). For example, the Company attempts to register its trademarks and service marks in the U.S. and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's services are made available online.

    The Company currently owns the Internet domain name "priceline.com." Domain names generally are regulated by Internet regulatory bodies. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. The Company, therefore, could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of its trademarks and other proprietary rights. See "Risk Factors -- Protection and Enforcement of Our Intellectual Property Rights."

GOVERNMENTAL REGULATION

    The products and services offered through the priceline.com service are regulated by federal and state governments.

    TRAVEL SERVICES

    The Company is subject to the laws and regulations of a number of states governing the offer and/or sale of travel services. For example, Priceline Travel is registered as a "seller of travel" under the California Seller of Travel Act and is a member of the Airline Reporting Corporation. Priceline.com also will be making similar filings for registration and membership prior to consummation of this offering. In addition, a number of state travel laws and regulations require compliance with specific disclosure, bond and/or other requirements. All travel registrations are presently held by Priceline Travel. To the extent that such registrations can be transferred by merger, the Company intends to succeed to all such registrations by merging with Priceline Travel prior to the consummation of this offering. The Company expects to obtain all other required travel related registrations prior to the consummation of this offering.

    NEW CAR SALES

    A number of states have laws and regulations governing the registration and conduct of automobile dealers and brokers. Such laws generally provide that any person receiving direct or indirect compensation for selling automobiles or brokering automobile transactions must register as an automobile broker or dealer. Registration for automobile dealers/brokers may, among other things, require the registrant to maintain a physical office in the applicable state, a dealer lot zoned for automobile sales within the applicable state and/or a franchise agreement with the manufacturers of the automobiles to be sold. The Company believes that it is not subject to such automobile dealer/broker laws because priceline.com is a car buying service, and not a seller or broker of automobiles, operating on behalf of customers and participating dealers.

    It is uncertain how automobile dealer and broker laws apply to the provision of automobile selling services offered through the Internet. The Company has been orally advised by representatives of a number of states that generally, no enforcement action will be initiated against Internet companies for non-compliance with such laws until clearer regulatory or legislative guidance is provided.

    It is possible, however, that state regulatory bodies could take the view that priceline.com is subject to automobile broker and dealer laws, in which case they could attempt to require the Company to register as an automobile broker/dealer in the applicable states. Given the nature of the Company's business, any requirement to register under such laws could severely interfere with the conduct of the Company's business.

    HOME MORTGAGES

    Most states have laws and regulations governing the registration or licensing and conduct of persons providing mortgage brokerage services. Such laws and regulations also typically require certain consumer protection disclosures, loan solicitation procedures and a variety of other practices throughout the various stages of the mortgage solicitation, application and approval process.

    In addition to state law, mortgage brokerage services are heavily regulated by federal law. For example, the Real Estate Settlement Procedures Act ("RESPA"), prohibits the payment and receipt of mortgage loan referral fees. RESPA, however, does permit persons to be compensated for the fair market value of non-referral services actually rendered.

    The Company expects to introduce its home mortgage service in the first quarter of 1999. LendingTree will serve as the mortgage broker and will provide all mortgage brokerage services. The Company will provide and maintain the home mortgage service on its Web site and will develop and purchase all advertising. LendingTree will compensate the Company for the fair market value of its non-referral services. The Company believes that offering the priceline.com home mortgage service does not require our registration under or compliance with the mortgage or similar brokerage laws of any jurisdiction. However, it is possible that one or more regulatory authorities could seek to enforce existing laws, or otherwise enact new legislation, requiring the Company's registration and compliance and could scrutinize the compensation arrangement between LendingTree and the Company under RESPA or other federal or state laws. Such action could severely interfere with the conduct of the priceline.com business.

    LendingTree will provide the mortgage brokerage services offered through the priceline.com home mortgage service on the Company's Web site and will maintain the necessary and appropriate state registrations and licenses associated with LendingTree's provision of those mortgage brokerage services. If a federal or state regulatory authority, or an aggrieved customer, should in the future claim that LendingTree has failed to comply fully with applicable federal or state law requirements pertaining to LendingTree's provision of mortgage brokerage services, the priceline.com home mortgage service could be materially and adversely affected and the Company may be unable to continue to make its home mortgage services Web site available, either to residents of affected state(s) or on a national basis.

    CONSUMER PROTECTION AND RELATED LAWS

    All of the Company's services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. The Company is also subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy to read, terms and conditions in contracts with consumers.

    Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy (including the collection, use, retention and transmission of personal information provided by an online user). Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct of the priceline.com business.

    BUSINESS QUALIFICATION LAWS

    Because the Company's service is available over the Internet in multiple states, and because the Company sells to numerous consumers resident in such states, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state. The Company is qualified to do business in a limited number of states, and failure by the Company to qualify as a foreign corporation in a jurisdiction where the Company is required to do so could subject the Company to taxes and penalties for the failure to so qualify.

    INTERNATIONAL EXPANSION

    The Company intends to explore opportunities for expanding the priceline.com business into international markets. It is possible, however, that the priceline.com demand collection system will not be readily adaptable to regulatory environments of certain foreign jurisdictions. In addition, there are various other risks associated with international expansion. They include language barriers, unexpected changes in regulatory requirements, trade barriers, problems in staffing and operating foreign operations, changes in currency exchange rates, difficulties in enforcing contracts and other legal rights, economic and political instability and problems in collection.

LEGAL PROCEEDINGS

    The Company has received verbal notice of a third party's intent to file with the United States Patent and Trademark Office a request to declare an "interference" with the Company's core buyer-driven commerce business patent. An interference is requested when a patent applicant asserts claims that he or she is a prior inventor of subject matter covered by one or more claims in a third party issued patent or pending application. A successful interference action could prohibit the original patent holder from exploiting the invention entirely. The Company has received notice of the potential interference from the holder of two related United States Patent applications, one of which has since been issued as a patent. The Company is currently awaiting information from the Patent and Trademark Office regarding the status of the interference request. The Company has reviewed a published international patent application, based on the two United States patent applications, with outside intellectual property counsel and believes that there is no reasonable basis for the United States Patent and Trademark Office to declare an interference action, and, if an interference is declared, there is no reasonable basis to resolve such interference adversely. However, if an interference action is declared, the patent office could then seek to determine whether one or more of our patent claims were invalid. If an interference is subsequently resolved in a manner adverse to the Company, such declaration or resolution could prevent the Company from exploiting its business model through the priceline.com service or require us to obtain licenses from one or more other patent holders at a cost which may adversely affect our business.

    From time to time the Company has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third party intellectual property rights by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

EMPLOYEES

    Currently, the Company has 124 full-time employees. In addition, through an Intercompany Agreement with Walker Digital Corporation ("Walker Digital"), the Company receives a variety of services, including research and development, patent and other intellectual property services and technical support. The Company also employs independent contractors to support its customer service and system support functions. See "Certain Transactions."

    The Company has never had a work stoppage and its employees are not represented by any collective bargaining unit. The Company considers its relations with its employees to be good. The Company's future success will depend, in part, on its ability to continue to attract, integrate, retain and motivate highly qualified technical and managerial personnel, for whom competition is intense.

FACILITIES

    The Company's executive, administrative and operating offices are located in approximately 35,000 square feet of leased office space located in Stamford, Connecticut. The Company is subleasing this office space from Walker Digital on a month-to-month basis. The Company anticipates that it will require additional space within the next 12 months to accommodate its anticipated growth and that suitable office space will be available on commercially reasonable terms.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information regarding the directors and executive officers of the Company as of the date hereof. Service with the Company prior to July 1998 was rendered to the Company's predecessor, priceline.com LLC.

NAME                                           AGE                                POSITION
------------------------------------------     ---     ---------------------------------------------------------------
Richard S. Braddock.......................         57  Chairman and Chief Executive Officer
Jay S. Walker.............................         43  Founder and Vice Chairman
Jesse M. Fink.............................         41  Chief Operating Officer
Paul E. Francis...........................         44  Chief Financial Officer
Mark Benerofe.............................         39  Executive Vice President, Corporate Development
Timothy G. Brier..........................         50  Executive Vice President, Travel
Melissa M. Taub...........................         35  Senior Vice President, General Counsel and Secretary
Thomas P. D'Angelo........................         39  Vice President, Finance and Controller
Ralph M. Bahna(1).........................         56  Director
Paul J. Blackney(2).......................         52  Director
William E. Ford(2)........................         37  Director
Marshall Loeb(1)..........................         69  Director
N.J. Nicholas, Jr(1)(2)...................         59  Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    RICHARD S. BRADDOCK has served as Chairman of the Board and Chief Executive Officer of the Company since July 1998. Since September 1997, he has served as the non-executive Chairman of True North Communications, Inc., from which he intends to resign effective January 31, 1999. From September 1996 to August 1997, he served as a special advisor to GAP LLC. He also served as Chief Executive Officer of Medco Containment Services during 1992. From 1973 to 1992, Mr. Braddock held a variety of positions at Citicorp and its principal subsidiary, Citibank, N.A., including President and Chief Operating Officer. Mr. Braddock also serves as a director of NewSub Services, Walker Digital, Eastman Kodak Company, E*Trade Group, Inc. and Cadbury Schweppes plc.

    JAY S. WALKER is the Company's Founder and has served as Vice Chairman of the Board of the Company since August 1998. From inception through July 1998, he served as Chairman of the Board and Chief Executive Officer of the Company. Mr. Walker also is the Chairman of Walker Digital, which he founded in September 1994. In addition, he is the co-founder and non-executive Chairman of NewSub Services.

    JESSE M. FINK has been the Chief Operating Officer of the Company since its inception. Since June 1996, he has served as Chief Operating Officer of Walker Digital. From November 1984 to June 1996, Mr. Fink served in various capacities with C.U.C. International, a membership marketing company that is now part of Cendant Corporation, including as a Divisional Senior Vice President--New Business Development.

    PAUL E. FRANCIS has been the Chief Financial Officer of the Company since its inception. From April 1993 to February 1997, Mr. Francis was Executive Vice President--Finance and Administration, Chief Financial Officer and a member of the Board of Directors of Ann Taylor Stores Corporation, a specialty retailer of women's apparel. From 1986 to April 1993, Mr. Francis served in a variety of positions, including Managing Director in the Investment Banking Division, at Merrill Lynch & Co. and certain of its affiliates.

    MARK BENEROFE has been Executive Vice President, Corporate Development, of the Company since August 1998. He also has been Chief Marketing Officer of Walker Digital since August 1998. From 1996 to 1998, Mr. Benerofe was Senior Vice President, Entertainment Programming & Systems Development, of Sony Online Entertainment, an entertainment and electronics company. From 1993 to 1998, he was a partner in Vortex Communications, a strategic marketing and product development service for online commerce, and from 1993 to 1994, he was the Director of Interactive Media at Microsoft.

    TIMOTHY G. BRIER has been an Executive Vice President, Travel of the Company since its inception, and the President of Priceline Travel since June 1998. In 1994, Mr. Brier co-founded CAP Systems, a division of NewSub Services that provides affinity marketing programs to airlines, and served as its President from 1995 to 1998. From 1990 to 1995, he was Vice President of Marketing for Continental Airlines. From 1988 to 1990, Mr. Brier was Vice President of Marketing Planning for Pan American World Airways and from 1985 to 1988 was Vice President of Marketing for TWA.

    MELISSA M. TAUB has been Senior Vice President, General Counsel and Secretary of the Company since September 1998. Prior to joining the Company, Ms. Taub practiced law in the Business Clients Department of Cummings & Lockwood, a law firm with its principal office located in Stamford, Connecticut, serving as a partner from January 1998 to September 1998 and an associate from 1989 to December 1997.

    THOMAS P. D'ANGELO has been Vice President, Finance and Controller of the Company since October 1997. From April 1993 to October 1997, he was Chief Financial Officer of Direct Travel, Inc., a corporate travel agency.

    RALPH M. BAHNA has served as a director of the Company since July 1998. Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop a chain of hotels named Club Quarters-TM-. From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies.

    PAUL J. BLACKNEY has served as a director of the Company since July 1998. Since January 1998, he has been the Chairman of XTRA On-Line Corporation, a business to business desktop booking system. Since September 1993, he has been the Chairman and President of Galileo Japan. From September 1993 to September 1997, Mr. Blackney served as President and Chief Executive Officer of Apollo Travel Services Partnership, an airline central reservation system, and from March 1990 to September 1993, he served as Senior Vice President of Operations at Covia, an airline central reservation system.

    WILLIAM E. FORD has served as a director of the Company since July 31, 1998. He is a Managing Member of GAP LLC, a private equity fund that invests in software and information technology companies, where he has served since 1991. Mr. Ford also serves as a director of GT Interactive Software Corp., an interactive entertainment software company; MAPICS, Inc., a resources planning software applications company; Envoy Corporation, an electronic data processing company; LHS Group Inc., a billing solutions company; E*Trade Group, Inc., an online discount broker; Eclipsys Corporation, a provider of clinical, financial and administrative software solutions to the healthcare industry; and several private information technology companies. Mr. Ford serves on the Company's Board of Directors as the designee of GAP LLC pursuant to the terms of the Series A Convertible Preferred Stock. He also serves as a director of NewSub Services.

    MARSHALL LOEB has served as a director of the Company since July 1998. He is the Editor of the COLUMBIA JOURNALISM REVIEW and the author of MARSHALL LOEB'S LIFETIME FINANCIAL STRATEGIES. Mr. Loeb also is the broadcast commentator for the CBS Radio Network "Your Dollars" program. Mr. Loeb is a member of the Board of Overseers for the Stern School of Business at New York University, the Chairman of the Advisory Board of the Bagehot Fellows Program at Columbia University. From 1994 to 1996, he was a columnist for FORTUNE and from 1986 to 1994, he served as the Managing Editor of FORTUNE magazine. From 1980 to 1984, he also was Managing Editor of MONEY magazine. Mr. Loeb also has served as the Business Editor, Nation Editor and Economics Editor of TIME magazine.

    N. J. NICHOLAS, JR. has served as a director of the Company since July 1998. From 1990 to 1992, he was the co-Chief Executive Officer of Time Warner Inc. and from 1986 to 1990 he was President of Time Inc. He also is a director of the Bankers Trust New York Corporation, Boston Scientific Corporation, Xerox Corporation and BT Capital Partners. He also serves on the boards of several privately owned media companies and is Chairman of the Advisory Board of the Columbia University Graduate School of Journalism.

BOARD COMMITTEES

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee of the Board consists of Messrs. Paul J. Blackney, William E. Ford and N.J. Nicholas, Jr. The Audit Committee reviews the Company's financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee of the Board consists of Messrs. Ralph M. Bahna, Marshall Loeb and N.J. Nicholas, Jr. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's employee benefit plans.

DIRECTOR COMPENSATION

    Directors who are also employees of the Company receive no compensation for serving on the Board of Directors. With respect to Directors who are not employees of the Company ("Non-Employee Directors"), the Company reimburses such directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings. Non-Employee Directors are also eligible to receive stock option grants under the 1997 Omnibus Plan. Pursuant to such plan, Messrs. Bahna, Blackney, Ford and Loeb received grants of 25,000 options each in December 1998. Such options have vested and are exercisable at any time at an exercise price of $4.00 per share, subject to certain restrictions described under "Shares Eligible for Future Sale."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the Board is an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Compensation Committee.

SUMMARY OF COMPENSATION

    The following Summary Compensation Table sets forth information concerning compensation earned in the fiscal year ended December 31, 1998, by the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                                                   ------------------------
                                                                                                 NUMBER OF
                                                ANNUAL COMPENSATION                             SECURITIES
                                   ----------------------------------------------  RESTRICTED   UNDERLYING
                                                                    OTHER ANNUAL      STOCK       OPTION/       ALL OTHER
                                               SALARY               COMPENSATION    AWARD(S)       SARS       COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR        ($)     BONUS ($)       ($)           ($)          (#)            ($)
---------------------------------  ---------  ---------  ---------  -------------  -----------  -----------  ---------------
Richard S. Braddock(1)...........       1998    112,500      0            0             0        5,000,000         (3)
  Chairman and Chief Executive
  Officer
Jay S. Walker(2).................       1998    250,000      0            0             0        1,212,000          0
  Vice Chairman and Founder
Jesse M. Fink....................       1998    227,083      0            0             0        1,955,000          1,028(5)
  Chief Operating Officer
Paul E. Francis..................       1998    225,000(4)     0          0             0          828,000            413(5)
  Chief Financial Officer
Timothy G. Brier.................       1998    177,083     72,917        0             0        1,602,500          6,789(5)
  Executive Vice President

------------------------------

(1) Mr. Braddock commenced serving as Chairman and Chief Executive Officer in July 1998.

(2) Mr. Walker served as Chairman and Chief Executive Officer of priceline.com LLC since its formation, and of the Company until July 1998.

(3) Excludes the grant to Mr. Braddock in July 1998 of a profits interest with respect to 6,500,000 units in the Company's predecessor, priceline.com LLC, which units were converted into an equivalent number of shares of Common Stock.

(4) Includes distributions as a member in the Company's predecessor, priceline.com LLC.

(5) Represents life insurance premiums (and, in the case of Mr. Fink, disability insurance premiums) paid for the fiscal year.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS (1)
                                              ------------------------------------------------------------
                                               NUMBER OF
                                              SECURITIES
                                              UNDERLYING     % OF TOTAL                                     GRANT DATE
                                                OPTIONS    OPTIONS GRANTED   EXERCISE OR                      PRESENT
                                                GRANTED    TO EMPLOYEES IN   BASE PRICE                        VALUE
NAME                                              (#)        FISCAL YEAR       ($/SH)      EXPIRATION DATE    ($)(2)
--------------------------------------------  -----------  ---------------  -------------  ---------------  -----------
Richard S. Braddock.........................   5,000,000           30.6            1.00         6/1/2008       812,579
Jay S. Walker...............................   1,212,000            7.4            1.00         6/1/2008       196,969
Jesse M. Fink...............................   1,955,000           12.0            1.00         6/1/2008       317,718
Paul E. Francis.............................     828,000            5.1            1.00         6/1/2008       139,563
Timothy G. Brier............................   1,602,500            9.8            1.00         6/1/2008       260,431

------------------------------

(1) Options become exercisable as follows: (i) with respect to Mr. Braddock: (a) 2 million shares upon consummation of this offering and (b) 3 million shares on the earliest to occur of (x) the Company having a public market capitalization of $750 million for five consecutive trading days, (y) the Company having pre-tax operating income of $30 million or more over a twelve-month period occurring over four consecutive fiscal quarters or (z) August 15, 2007; (ii) with respect to Mr. Walker: (a) one million shares are vested, but are not exercisable until expiration of the lock-up period, (b) 106,000 shares will vest on June 1, 1999, but are not exercisable until expiration of the lock-up period and (c) the remainder of the shares vest on June 1, 2000;
    (iii) with respect to Mr. Fink: (a) 1,200,000 shares are vested, but are not exercisable until expiration of the lock-up period, (b) 500,000 shares will vest on June 1, 1999, but are not exercisable until expiration of the lock-up period and (c) the remainder of the shares vest on June 1, 2000;
    (iv) with respect to Mr. Francis, (a) 300,000 shares are vested, but are not exercisable until expiration of the lock-up period, (b) 300,000 shares will vest on June 1, 1999, but are not exercisable until expiration of the lock-up period and (c) the remainder of the shares vest on June 1, 2000; and
    (v) with respect to Mr. Brier: (a) 750,000 shares are vested, but are not exercisable until expiration of the lock-up period, (b) 500,000 shares will vest on June 1, 1999, but that are not exerciseable until expiration of the lock-up period and (c) the remainder of the shares vest on June 1, 2000.

(2) Based on Black-Scholes pricing model, using a discount rate of 6 percent, an expected life of 3 years, no dividends and no volatility.

EXERCISE OF OPTIONS AND YEAR-END VALUES

    The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                    NUMBER OF SHARES      VALUE OF
                                                                                       UNDERLYING      UNEXERCISED IN-
                                                                                       UNEXERCISED        THE-MONEY
                                                                                     OPTIONS/SARS AT   OPTIONS/SARS AT
                                                                                       FY-END (#)      FY-END ($) (1)
                                                                                    -----------------  ---------------
                                                 SHARES ACQUIRED        VALUE         EXERCISABLE/      EXERCISABLE/
NAMES                                            ON EXERCISE (#)    REALIZED ($)      UNEXERCISABLE     UNEXERCISABLE
----------------------------------------------  -----------------  ---------------  -----------------  ---------------
Richard S. Braddock...........................              0                 0        0/5,000,000      0/15,000,000
Jay S. Walker.................................              0                 0        0/1,212,000       0/3,636,000
Jesse M. Fink.................................              0                 0        0/1,955,000       0/5,865,000
Paul E. Francis...............................              0                 0         0/828,000        0/2,484,000
Timothy G. Brier..............................              0                 0        0/1,602,500       0/4,807,500

------------------------

(1) Assumes a fiscal year-end market price of $4.00 per share.

STOCK BASED PLANS

    Pursuant to the priceline.com Incorporated 1997 Omnibus Plan (the "1997 Omnibus Plan"), the Company has granted awards of options to certain officers, other employees, consultants and directors of the Company. The maximum number of shares of Common Stock reserved for the grant or settlement of awards under the 1997 Omnibus Plan is 19,100,000 subject to adjustment as provided therein. Of such number 17,419,375 options covering shares of Common Stock were outstanding under the 1997 Omnibus Plan as of December 23 1998. Prior to the consummation of this offering, the Company intends to establish the priceline.com Incorporated 1999 Omnibus Plan (the "1999 Omnibus Plan"), pursuant to which awards will be made to certain officers, other employees, consultants and directors of the Company from time to time following the consummation of this offering. The maximum number of shares of Common Stock reserved for the grant or settlement of awards under the 1999 Omnibus Plan will be 7.5 million subject to adjustment.

PRICELINE.COM INCORPORATED 1997 OMNIBUS PLAN

    The 1997 Omnibus Plan was ratified and approved by the Board of Directors of the Company and by the Board of Managers and the members of priceline.com LLC in 1997. The 1997 Omnibus Plan is intended to promote the long term financial interests and growth of the Company by providing employees, officers, directors and consultants of the Company with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, the Company and to acquire a proprietary interest in the long-term success of the Company; and to reward the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

    GENERAL

    The 1997 Omnibus Plan provides for the granting of awards to such officers, other employees, consultants and directors of the Company and its affiliates as the Compensation Committee, which is the committee of the Board appointed to administer the 1997 Plan, may select from time to time. Awards under the 1997 Plan, may be made in the form of Options, Tandem SARs, Stand-Alone SARs, Restricted Stock, Phantom Stock, Stock Bonuses or Other Awards.

    If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of Common Stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 1997 Omnibus Plan.

    In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of awards under the 1997 Omnibus Plan, then the Compensation Committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Common Stock or other property (including cash) that may thereafter be issued in connection with awards, (ii) the number and kind of shares of Common Stock or other property (including cash) issued or issuable in respect of outstanding awards and (iii) the exercise price, grant price, or purchase price relating to any award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Code.

    ADMINISTRATION

    The 1997 Omnibus Plan will be administered by the Compensation Committee. The Compensation Committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the 1997 Omnibus Plan, to administer the 1997 Omnibus Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the 1997 Omnibus Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of Common Stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the 1997 Omnibus Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 1997 Omnibus Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the 1997 Omnibus Plan.

    The Compensation Committee may, in its absolute discretion, without amendment to the 1997 Omnibus Plan, (a) accelerate the date on which any Option or Stand-Alone SAR granted under the 1997 Omnibus Plan becomes exercisable, waive or amend the operation of provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option or Stand-Alone SAR, (b) accelerate the vesting or waive any condition imposed with respect to any Restricted Stock, Phantom Stock or Other Awards and (c) otherwise adjust any of the terms applicable to any award.

    AWARDS UNDER THE 1997 OMNIBUS PLAN

    STOCK OPTIONS; STOCK APPRECIATION RIGHTS

    Unless otherwise determined by the Compensation Committee, Options granted pursuant to the 1997 Omnibus Plan will become exercisable ratably over three years commencing on the first anniversary of the date of grant, but in no event may an Option be exercised more than 10 years following the date of its grant. The purchase price per share payable upon the exercise of an Option (the "option exercise price") will be established by the Compensation Committee; PROVIDED, HOWEVER, that Incentive Stock Options may not have an exercise price less than the fair market value of a share of Common Stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the Compensation Committee: (i) in cash or by personal check, certified check, bank cashier's check or wire transfer; (ii) subject to the approval of the Compensation Committee, in Stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise; or
(iii) subject to the approval of the Compensation Committee, by such other provision as the Compensation Committee may from time to time authorize.

    The Compensation Committee also has the authority to specify, at the time of grant or, with respect to Options that are not intended to qualify as Incentive Stock Options ("Non-Qualified Stock Options"), at or after the time of grant, that a participant shall be granted a new Non-Qualified Stock Option (a "Reload Option") for a number of shares of Common Stock equal to the number of shares of Common Stock surrendered by the participant upon exercise of all or a part of an Option in the manner described above, subject to the availability of Common Stock under the 1997 Omnibus Plan at the time of such exercise; provided, however, that no Reload Option shall be granted to a nonemployee director. Reload Options shall be subject to such conditions as may be specified by the Compensation Committee in its discretion, subject to the terms of the 1997 Omnibus Plan.

    Stock appreciation rights ("SARs") may be granted alone ("Stand-Alone SARs") or in tandem ("Tandem SARs") with Options. An SAR is a right to be paid an amount in cash for each share of Common Stock subject to the SAR equal to the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over either the fair market value of a share of Common Stock on the date of grant (in case of a Stand-Alone SAR) or the exercise price of the related stock option (in case of a Tandem SAR).

    RESTRICTED STOCK; PHANTOM STOCK

    A restricted stock award is an award of Common Stock ("Restricted Stock") and a phantom stock award is an award of the right to receive cash or Common Stock ("Phantom Stock") at a future date, in each case, that is subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of preestablished performance goals, when granted to executive officers), in such installments, or otherwise, as the Compensation Committee may determine. The Compensation Committee may grant Restricted Stock or Phantom Stock to such persons, in such amounts, and subject to such terms and conditions as the Compensation Committee may determine in its discretion; provided, however, that shares of Restricted Stock and Phantom Stock granted to executive officers may vest upon the attainment of performance goals pre-established by the Compensation Committee, based on one or more of the following criteria: return on total owner equity; earnings per share; pre-tax income or after-tax income; revenue; return on assets; increases in EBITDA; or such other criteria as the stockholders of the Company may approve.

    OTHER AWARDS

    Upon a determination by the Compensation Committee, an executive officer may receive awards of shares of Common Stock. In addition, other awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other awards under the 1997 Omnibus Plan ("Other Awards"). Subject to the provisions of the 1997 Omnibus Plan, the Compensation Committee will have the sole and complete authority to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards.

    AMENDMENT; TERMINATION

    The Board of Directors or the Compensation Committee may suspend, revise, terminate or amend the 1997 Omnibus Plan at any time; PROVIDED, HOWEVER, that
(i) shareholder approval will be obtained if and to the extent required under Rule 16b-3 promulgated under the Exchange Act or if and to the extent the Board determines that such approval is required for purposes of satisfying Section 162(m) or Section 422 of the Code and (ii) no such suspension, revision, termination or amendment may, without the consent of a participant, reduce the participant's rights under any outstanding award.

    NEW 1997 PLAN BENEFITS

    The Company intends to grant additional awards under the 1997 Omnibus Plan up to the maximum number of shares currently reserved for the grant or settlement of awards under the 1997 Plan. See "Option Grants in Last Fiscal Year" for the name, position and grant information for 1997 Omnibus Plan participants who were granted awards thereunder during fiscal year 1998.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the 1997 Omnibus Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    NON-QUALIFIED STOCK OPTIONS

    An optionee will not recognize any taxable income upon the grant of a Non-Qualified Stock Option. The Company will not be entitled to a tax deduction with respect to the grant of a Non-Qualified Stock Option. Upon exercise of a Non-Qualified Stock Option, the excess of the fair market value of the Common Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Common Stock received pursuant to the exercise of a Non-Qualified Stock Option will equal the sum of the compensation income recognized and the exercise price.

    In the event of a sale of Common Stock received upon the exercise of a Non-Qualified Stock Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

    INCENTIVE STOCK OPTIONS

    An optionee will not recognize any taxable income at the time of grant or timely exercise of an Incentive Stock Option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the Incentive Stock Option is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

    A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the Incentive Stock Option or within one year from the date of transfer of the Incentive Stock Option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

    STOCK APPRECIATION RIGHTS

    The grant of stock appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the amount received is generally taxable as ordinary income, and the Company is entitled to a corresponding deduction.

    RESTRICTED STOCK

    A grantee will not recognize any income upon the receipt of Restricted Stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the Restricted Stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

    Generally, upon a sale or other disposition of Restricted Stock with respect to which the holder has recognized ordinary income (I.E., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

    RESTRICTED STOCK UNITS

    The grant of Restricted Stock Units has no federal income tax consequences at the time of grant. Upon the receipt of payment, the amount received is generally taxable as ordinary income, and the Company is entitled to a corresponding deduction.

    OTHER TYPES OF AWARDS

    The grant of any other stock-based award generally will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

EMPLOYMENT ARRANGEMENTS

    BRADDOCK EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of August 15, 1998, between the Company and Mr. Richard M. Braddock (the "Braddock Employment Agreement"), Mr. Braddock serves as the Chairman and Chief Executive Officer of the Company through August 15, 2001. While the Braddock Employment Agreement requires that Mr. Braddock devote a majority of his working time to the Company, it also permits him to retain his current position as non-executive Chairman of True North Communications, Inc. Mr. Braddock has, however, indicated that he intends to resign from True North Communications, Inc. effective as of January 31, 1999, and to serve as the Chairman and Chief Executive Officer of the Company on a full-time basis for the remainder of the term of the Braddock Employment Agreement. Pursuant to an agreement in principle entered into July 10, 1998, by and between the Company and Mr. Braddock in anticipation of entering into the Braddock Employment Agreement, Mr. Braddock received 6,500,000 equity units in the Company's predecessor, which have since been converted into 6,500,000 shares of Common Stock. Under the terms of the Braddock Employment Agreement, Mr. Braddock is entitled to an initial annual base salary of $300,000, subject to annual adjustment, and is eligible to participate in any cash bonus program that may be introduced by the Company. The Company also granted Mr. Braddock an option to purchase up to 5,000,000 shares of Common Stock at an exercise price of $1.00 per share, subject to standard anti-dilution adjustments. The option will become exercisable with respect to 2,000,000 of such shares upon consummation of this offering and will become exercisable with respect to the remaining 3,000,000 shares on the earliest to occur of (i) the Company having a public market capitalization of $750 million for five consecutive trading days, (ii) the Company having pre-tax operating income of $30 million or more over a twelve-month period occurring over four consecutive fiscal quarters, or (iii) August 15, 2007, subject, in each case, to acceleration or cancellation under certain circumstances in connection with the termination of Mr. Braddock's employment. In connection with the execution of the Braddock Employment Agreement, Mr. Braddock also received an option to purchase an equity interest in Walker Digital from Walker Digital.

    FINK EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of January 1, 1998, as amended (the "Fink Employment Agreement"), among the Company, Walker Digital, Mr. Jay M. Walker and Mr. Jesse M. Fink, Mr. Fink serves as the Chief Operating Officer of both the Company and Walker Digital for a term expiring January 1, 2001. Under the terms of the Fink Employment Agreement, Mr. Fink is entitled to an annual base salary of $225,000, subject to annual adjustment, and is eligible to participate in any cash bonus program that may be introduced by the Company. Payment of Mr. Fink's salary is allocated between the Company and Walker Digital as mutually agreed. In addition, Mr. Fink was issued 2,700,000 equity units in the priceline.com LLC, which units have since been converted into 2,700,000 shares of Common Stock. The Company also granted Mr. Fink an option to purchase up to 1,955,000 shares of Common Stock at an exercise price of $1.00 per share, subject to standard anti-dilution adjustments. The option (i) currently is vested for 1,200,000 of such shares that are not exercisable until expiration of the lock-up period, (ii) will vest for an additional 500,000 of such shares on June 1, 1999 that are not exercisable until expiration of the lock-up period and (iii) will become exercisable for the balance of such shares on June 1, 2000, subject in each case, to acceleration or cancellation under certain circumstances in connection with the termination of his employment. Under the terms of the Fink Employment Agreement, Mr. Fink also is entitled to additional compensation from Walker Digital and Mr. Walker. In addition, the Fink Employment Agreement provides that, upon the mutual agreement of Mr. Fink and Mr. Walker, Mr. Fink may be employed by an entity controlled by Jay Walker, other than the Company or Walker Digital.

    BRIER EMPLOYMENT AGREEMENT. Pursuant to an employment agreement, dated as of July 23, 1998, as amended, (the "Brier Employment Agreement"), among the Company and Mr. Timothy G. Brier,

Mr. Brier serves as an Executive Vice President of the Company and as the President of Priceline Travel, Inc., through December 31, 2000. Under the terms of the Brier Employment Agreement, Mr. Brier is entitled to an annual base salary of $250,000, and until April 6, 1999, is entitled to receive cash bonuses based upon the number of airlines and consolidators that participate in the priceline.com service. Under certain circumstances, Mr. Brier may also be entitled to a compensatory bonus that is designed to ensure that his aggregate annual compensation for services rendered to the Company and CAP Systems, another entity affiliated with Mr. Walker for which Mr. Brier continues to provide services, equals $500,000. In addition, Mr. Brier was issued 1,200,000 equity units in priceline.com LLC, which have since been converted into 1,200,000 shares of Common Stock. The Company also granted Mr. Brier an option to purchase up to 1,602,500 shares of Common Stock at an exercise price of $1.00 per share, subject to standard anti-dilution adjustments. The option (i) currently is vested for 750,000 of such shares that are not exercisable until expiration of the lock-up period, (ii) will vest for an additional 500,000 of such shares on June 1, 1999 that are not exercisable until expiration of the lock-up period and (iii) will become exercisable for the balance of such shares on June 1, 2000, subject, in each case, to acceleration or cancellation under certain circumstances in connection with the termination of Mr. Brier's employment.

NEW CHIEF OPERATING OFFICER

    The Company recently has retained a recruitment firm to assist in the search for a new Chief Operating Officer to replace Mr. Jesse M. Fink. Upon finding a suitable replacement, Mr. Fink intends to resign as the Chief Operating Officer of the Company, but will continue in his current position as the Chief Operating Officer of Walker Digital. Mr. Fink may, however, provide services to the Company in a different capacity.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

    As permitted by the DGCL, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the DGCL, the Company's By-Laws, provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; (ii) the Company is permitted to indemnify its other employees to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its By-Laws or agreements; (iii) the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and (iv) the rights conferred in the By-Laws are not exclusive.

                              CERTAIN TRANSACTIONS

CERTAIN EQUITY TRANSACTIONS

    In February 1998, a partnership affiliated with GAP LLC, purchased 2,283,900 equity units in the Company's predecessor, priceline.com LLC, for an aggregate purchase price of $2.0 million, which units were converted into an equal number of shares of Common Stock. In addition, these shares of Common Stock may be exchanged under certain circumstances for shares of common stock of NewSub Services or Walker Digital held by Mr. Jay S. Walker.

    In July 1998, the Company raised gross proceeds of $20,000,000 by completing a private placement of an aggregate of 17,288,684 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Series A Convertible Preferred Stock") to two partnerships affiliated with GAP LLC. In connection with the consummation of this transaction, the Company granted certain registration rights to two partnerships affiliated with GAP LLC, Mr. Jay
S. Walker, Walker Digital, the Jay Walker Irrevocable Credit Trust, Mr. Richard
S. Braddock (Mr. Walker, the Jay Walker Irrevocable Credit Trust, Walker Digital and Mr. Braddock are collectively referred to as the "Major Stockholders") and certain other stockholders of the Company. In addition, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with two partnerships affiliated with GAP LLC, the Major Stockholders, Mr. Jesse M. Fink, Mr. Paul E. Francis, Mr. Timothy G. Brier, Mr. Ralph M. Bahna, a trust affiliated with Mr. N.J. Nicholas, Jr. and certain other stockholders of the Company. By its terms, the Stockholders Agreement will terminate upon consummation of this offering. The Series A Convertible Preferred Stock is automatically convertible (subject to anti-dilution adjustment) into an equal number of shares of Common Stock upon the consummation of this offering. See "Description of Capital Stock -- Registration Rights."

    In December 1998, the Company raised gross proceeds of $55,350,000 by completing a private placement of an aggregate of 13,837,500 shares of Series B Convertible Preferred Stock to a group of corporate and institutional investors and high net worth individuals, including two partnerships affiliated with GAP LLC, Vulcan, Liberty PL, Inc. (a wholly owned subsidiary of Liberty Media Corporation), Quantum Industrial Partners LDC (a fund managed by Soros' Fund Management, LLC) and Allen & Company, Incorporated. In connection with the consummation of this transaction, the Company granted certain registration rights to the purchasers of the Series B Convertible Preferred Stock. In addition, the Company amended the Stockholders Agreement, which will by its terms terminate upon consummation of this offering, to include the purchasers of the Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is automatically convertible (subject to anti-dilution adjustment) into an equal number of shares of Common Stock upon the consummation of this offering. See "Description of Capital Stock -- Registration Rights."

    In separate transactions, Mr. Richard S. Braddock, the Chief Executive Officer of the Company, purchased 1,000,000 and 62,500 shares of Common Stock at a purchase price of $1.00 per share and $4.00 per share, respectively, the estimated fair value of the Common Stock at the time of such purchases.

    Priceline.com LLC issued to Mr. Jay S. Walker, the Founder of the Company, 28,512,169 equity units of priceline.com LLC upon its inception in consideration for services previously rendered. Subsequently, Mr. Walker, an affiliated trust and Walker Digital, a corporation controlled by Mr. Walker, purchased from priceline.com LLC an aggregate of 20,170,364 additional equity units of priceline.com LLC at a purchase price of $1.00 per unit, the estimated fair market value of the units at the time of purchase. All of the aforementioned units were converted into an equal number of shares of Common Stock of the Company as a result of the merger of priceline.com LLC into the Company. Some of the shares owned by Mr. Walker are subject to options and/or exchange rights held by certain individuals. See "Options/ Exchange Rights."

    Priceline.com LLC issued to Messrs. Jesse M. Fink, Paul E. Francis, Timothy
G. Brier and two other officers of priceline.com LLC an aggregate of 5,880,000 equity units of priceline.com LLC upon its inception in consideration for services previously rendered.

    Mr. Paul E. Francis, the Chief Financial Officer of the Company, purchased from priceline.com LLC 570,776 equity units of priceline.com LLC at a purchase price of $0.876 per share, the estimated fair market value of the units at the time of such purchase. Mr. Ralph M. Bahna and Mr. N.J. Nicholas, Jr., each of whom is a director of the Company, purchased through a trust, from priceline.com LLC, 250,000 and 500,000 equity units of priceline.com LLC, respectively, at a purchase price of $1.00 per unit, the estimated fair market value of the units at the time of such purchases. All of the aforementioned units were converted into an equal number of shares of Common Stock of the Company as a result of the merger of priceline.com LLC into the Company. In addition, Mr. Paul J. Blackney, who also is a director of the Company, purchased 86,207 shares of Common Stock from the Company at a purchase price of $1.16 per share, the estimated fair market value of the shares at the time of purchase.

RELATIONSHIP WITH WALKER DIGITAL

    The priceline.com service, and the business model and related intellectual property rights underlying the priceline.com service, were developed in part by executives, employees and/or consultants associated with Walker Digital, a technology research and development company that was founded and is controlled by Mr. Jay S. Walker, who is the Founder and Vice Chairman of the Company. These individuals assigned all of their intellectual property rights relating to the priceline.com service to Walker Digital's affiliate, WAMP, which subsequently transferred the issued and pending patents covering the priceline.com service and other related intellectual property rights to the Company pursuant to the Purchase and Intercompany Services Agreement, dated as of April 16, 1998, between the Company, Priceline Travel, Walker Digital and WAMP (the "Intercompany Agreement"). In partial consideration for the transfer, Walker Digital received 5,516,667 equity units in priceline.com LLC, which were converted into an equal number of shares of Common Stock as a result of the merger of priceline.com LLC into the Company. The Intercompany Agreement also provides the Company with, among other things, a right to purchase at fair market value any intellectual property that is in process or has been fully developed and that is owned and subsequently acquired, developed or discovered by Walker Digital or WAMP that will provide significant value in the use or commercial exploitation of transferred intellectual property. The Company, in turn, granted Walker Digital a perpetual, non-exclusive, royalty-free right and license to use certain intellectual property related to the priceline.com service for non-commercial internal research and development purposes. In addition, Walker Digital also provides the Company with a variety of services, including (i) research and development assistance; (ii) patent and intellectual property services; and (iii) technical support. Walker Digital also subleases a portion of its Stamford, Connecticut facilities to the Company on a month-to-month basis. The Company also provides Walker Digital with certain management and administrative services. Certain of the Company's executive officers and other key employees also are directors, officers, employees or stockholders of Walker Digital and either own, or hold an option to purchase, equity securities of Walker Digital. See "Risk Factors --Conflicts of Interest."

    Priceline.com also issued a promissory note to Walker Digital for $1,000,000 in June 1998. The promissory note bore interest at a rate of 6% per annum and was due June 30, 1999. As of the date of this Prospectus, the note has been repaid.

OPTIONS/EXCHANGE RIGHTS

    Mr. Jay S. Walker, the Founder and Vice Chairman of the Company, has personally granted certain individuals, including certain officers and directors of the Company and a partnership affiliated with GAP priceline.com LLC, options and/or exchange rights to purchase shares of common stock of the Company owned by Mr. Walker. The options are exercisable, at the holder's election, for shares of common stock of the Company, Walker Digital and/or NewSub Services. Similarly, the exchange rights allow the holder of shares of common stock of Walker Digital to exchange such shares for shares of common stock of NewSub Services and/or the Company and the holders of shares of Common Stock to exchange such shares for shares of common stock of NewSub Services and/or Walker Digital. To the extent such options and exchange rights are exercised for shares of Common Stock, the shares issued upon such exercise will be from shares of Common Stock owned by Mr. Walker. Consequently, these options and exchange rights will not require the Company to issue additional shares of Common Stock, although they may result in a reduction of Mr. Walker's ownership interest in the Company. Mr. Richard S. Braddock, the Chief Executive Officer of the Company, and the NJN 1997 Family Trust (of which Mr. N.J. Nicholas, Jr., a director of the Company, is the grantor), have exercised such exchange rights for 1,500,000 and 2,000,000 shares of Common Stock, respectively, that were formerly owned by Mr. Walker.

MERGER OF PRICELINE TRAVEL, INC. INTO THE COMPANY

    The Company's travel agency license is held by Priceline Travel, a separate company owned by Mr. Jay S. Walker, the Company's Founder and Vice Chairman, and all of the Company's airline ticket sales have been effected through Priceline Travel. Accordingly, the financial statements of Priceline Travel are currently presented on a combined basis with the Company for all relevant periods. Pursuant to a Side Letter, dated December 8, 1998, between the Company, Priceline Travel, Mr. Walker and certain stockholders of the Company, Priceline Travel will be merged with and into the Company prior to the consummation of this offering. Upon consummation of such merger, Mr. Walker will receive only nominal consideration.

OTHER TRANSACTIONS

    The Company has entered into compensation arrangements with certain directors and officers of the Company. See "Management -- Stock Based Plans -- Compensation Arrangements."

    The Company received a loan in the amount of $1.0 million from Mr. Michael Loeb, a relative of Mr. Marshall Loeb, a director of the Company, and a loan in the amount of $500,000 from Mr. Paul E. Francis, an executive officer of the Company. The interest rate on each of the loans was 10%. As of the date of this Prospectus, both of the loans have been repaid.

    The Company has granted registration rights to certain stockholders and warrant holders. See "Description of Capital Stock--Registration Rights."

    Mr. Richard S. Braddock was a limited partner of GAP Coinvestment Partners, L.P. from August 1996 to December 31, 1997 and served as a special advisor to GAP LLC from September 1996 to August 1997. Mr. Braddock, however, did not participate in any of the investments by GAP Coinvestment Partners, L.P. in the Company.

    The Company offers its magazine subscription promotion pursuant to a revenue sharing arrangement with NewSub Services, a direct marketing firm that is an affiliate of Mr. Jay S. Walker, the Company's Founder and Vice Chairman. Under the agreement with NewSub Services, the Company shares in a certain percentage of the revenues generated upon the conversion of priceline.com generated subscriptions to annual subscriptions after a six month free trial period. In addition, partnerships affiliated with GAP LLC have invested approximately $59.3 million in NewSub Services.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 23, 1998 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company;
(iii) the Named Executive Officers; and (iv) all executive officers and directors as a group.

                                                             SHARES BENEFICIALLY
                                                                OWNED PRIOR TO         SHARES BENEFICIALLY
                                                                 OFFERING(1)         OWNED AFTER OFFERING(1)
                                                           ------------------------  ------------------------
NAME OF BENEFICIAL OWNER                                      NUMBER       PERCENT      NUMBER       PERCENT
---------------------------------------------------------  -------------  ---------  -------------  ---------
Jay S. Walker(2).........................................     50,274,200      47.1%     50,274,200
Richard S. Braddock(3)...................................     11,062,500      10.2%     11,062,500
Jesse Fink(4)............................................      3,900,000       3.6%      3,900,000
N. J. Nicholas, Jr.(5)...................................      2,500,000       2.3%      2,500,000
Timothy Brier(6).........................................      1,950,000       1.8%      1,950,000
Paul E. Francis(7).......................................      1,410,776       1.3%      1,410,776
Ralph Bahna(8)...........................................        275,000      *            275,000
Paul Blackney(9).........................................        111,207      *            111,207
William E. Ford(10)......................................     21,035,084      19.8%     21,035,084
Marshall Loeb(11)........................................         25,000      *             25,000
General Atlantic Partners, LLC(10).......................     21,035,084      19.8%     21,035,084
Vulcan Ventures Incorporated(12).........................      7,500,000         7%      7,500,000
All directors and executive officers
  as a group (13 persons)(10)(13)........................     92,860,434      83.3%     92,860,434

------------------------

* Represents beneficial ownership of less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock options or warrants that are currently exercisable or exercisable within 60 days of December 23, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 6,016,667 shares held by Walker Digital Corporation of which Mr. Walker is Founder, Chairman and the controlling stockholder, and 4,400,000 shares held by The Jay Walker Irrevocable Credit Trust. Also includes options outstanding to purchase 1,000,000 shares which are vested but not exercisable until expiration of the lock-up period. Excludes 212,000 shares subject to options that are not vested or exercisable within 60 days of December 23, 1998.

(3) Includes options outstanding to purchase 2,000,000 shares, which are exercisable on consummation of this offering. Excludes 3,000,000 shares subject to options that will become exercisable on the earlier to occur of
    (i) the Company having a public market capitalization of $750 million for five consecutive trading days, (ii) the Company having pre-tax operating income of $30 million or more over a twelve-month period occurring over four consecutive fiscal quarters, and (iii) August 15, 2007.

(4) Includes 700,000 shares held by The Jesse Fink 1998 Grantor Retained Annuity Trust and options outstanding to purchase 1,200,000 shares which are vested but not exercisable until the expiration of the lock-up period. Excludes 755,000 shares subject to options that are not vested or exercisable within 60 days of December 23, 1998.

(5) Represents shares held by The NJN 1997 Family Trust as to which Mr. Nicholas disclaims beneficial ownership.

(6) Includes 400,000 shares held by The Tim Brier 1998 Grantor Annuity Trust and 6,000 shares held by immediate family members of Mr. Brier. Includes options outstanding to purchase 750,000 shares which are vested but not exercisable until expiration of the lock-up period. Excludes 852,500 shares subject to options that are not vested or exercisable within 60 days of December 23, 1998.

(7) Includes 62,500 shares held by The Paul E. Francis 1998 Trust. Includes options outstanding to purchase 300,000 shares which are vested but not exercisable until expiration of the lock-up period. Excludes 528,000 shares subject to options that are not vested or exercisable within 60 days of December 23, 1998.

(8) Includes options outstanding to purchase 25,000 shares, which are vested but not exercisable until expiration of the lock-up period.

(9) Includes options outstanding to purchase 25,000 shares, which are vested but not exercisable until expiration of the lock-up period.

(10) Includes (a) 2,283,900 shares of Common Stock held by GAP Coinvestment Partners, L.P., (b) 2,074,642 and 15,214,042 shares of Series A Convertible Preferred Stock held by GAP Coinvestment Partners, L.P. and General Atlantic Partners 48, L.P. respectively, which will be converted (subject to anti-dilution adjustment) into an equal number of shares of Common Stock upon consummation of the offering, (c) 1,172,889 and 264,611 Shares of Series B Convertible Preferred Stock held by General Atlantic Partners 50, L.P. and GAP Coinvestment Partners, L.P., respectively, which will be converted (subject to anti-dilution adjustment) into an equal number of shares of Common Stock upon consummation of the offering and (d) options outstanding to purchase 25,000 shares which are vested but not exercisable until expiration of the lock-up period, which options are held by Mr. William E. Ford. The general partner of General Atlantic Partners 48, L.P. and General Atlantic Partners 50, L.P. is GAP LLC and the managing members of GAP LLC are also the general partners of GAP Coinvestment Partners, L.P. William E. Ford, a director of the Company, is a Managing Member of GAP LLC and a general partner of GAP Coinvestment Partners, L.P. Mr. Ford disclaims beneficial ownership of the shares referred to in clauses (a), (b) and (c) above, except to the extent of his pecuniary interest therein. GAP LLC and its affiliated partnerships disclaim beneficial ownership of the options referred to in clause (d) above. The address of GAP LLC and affiliated partnerships is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(11) Comprises options outstanding to purchase 25,000 shares which are vested but not exercisable until expiration of the lock-up period.

(12) Comprises 7,500,000 shares of Series B Convertible Preferred Stock, which will be converted into an equal number of shares of Common Stock upon consummation of the Offering. Excludes 125,000 shares held by an officer and director of Vulcan Ventures Incorporated. The address of Vulcan Ventures Incorporated is 110 110th Avenue N.E., Bellevue, Washington 98004-5840.

(13) Includes options outstanding to purchase 5,666,667 shares, which are either
    (i) exercisable upon consummation of this offering or (ii) vested but not exercisable until expiration of the lock-up period. Excludes 11,980,833 shares subject to options that are not vested or exercisable within 60 days of December 23, 1998. The address of all directors and executive officers is Five High Ridge Park, Stamford, Connecticut 06905.

                          DESCRIPTION OF CAPITAL STOCK

    Immediately following the consummation of this offering, the authorized capital stock of the Company will consist of 300,000,000 shares of Common Stock and 150,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock"). Upon completion of this offering, there will be
outstanding   shares of Common Stock, outstanding options to purchase   shares
of Common Stock and outstanding warrants to purchase   shares of Common Stock.

COMMON STOCK

    Subject to preferences that may apply to shares of Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding Preferred Stock. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, within the limitations and restrictions stated in the Certificate of Incorporation of the Company, to provide by resolution for the issuance of shares of Preferred Stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could have the effect of decreasing the market price of the Common Stock and could adversely affect the voting and other rights of the holders of Common Stock.

OPTIONS

    As of December 23, 1998, (i) options to purchase a total of 17,419,375 shares of Common Stock were outstanding; and (ii) up to 1,680,625 additional shares of Common Stock may be subject to options granted in the future under the 1997 Omnibus Plan. All of the options contain standard anti-dilution provisions. See "Management -- Employee Benefit Plans -- Priceline.com Incorporated 1997 Omnibus Plan" and "-- Summary of Compensation."

WARRANTS

    As of December 23, 1998, the Company had the following outstanding warrants to purchase shares of Common Stock: (i) a warrant to purchase up to 15,114,883 shares of Common Stock at an exercise price of $1.156862 per share that is held by Delta; (ii) a warrant to purchase up to 50,000 shares of Common Stock at an exercise price of $1.00 per share that is held by a high net worth individual; and (iii) a warrant to purchase up to 100,000 shares of Common Stock in exchange for services rendered to the Company by a non-employee for an estimated fair value of approximately $100,000. All of the warrants contain standard anti-dilution provisions. See "Business -- Strategic Alliances."

REGISTRATION RIGHTS

    Pursuant to an Amended and Restated Registration Rights Agreement, dated as of December 8, 1998 (the "Registration Rights Agreement"), among the Major Stockholders, partnerships affiliated with GAP LLC, Vulcan and certain other stockholders of the Company have certain registration rights with respect to an aggregate of 97,958,784 shares of Common Stock (the "Registrable Securities"), 6,212,000 of which are issuable upon the exercise of options. Under the Registration Rights Agreement, partnerships affiliated with GAP LLC, the Major Stockholders, Vulcan and one other stockholder each may demand, on one occasion, that the Company file a registration statement under the Securities Act covering all or a portion of their Registrable Securities, as well as demand, on an unlimited number of occasions, that the Company register their Registrable Securities on a Form S-3. In addition, all of the parties to the Registration Rights Agreement have certain "piggyback" registration rights. If the Company proposes to register any of the Common Stock under the Securities Act for its own account (other than pursuant to this offering or in connection with the registration of securities issuable (i) under an employee benefits plan or (ii) in a business combination), each party to the Registration Rights Agreement may require the Company to include all or a portion of their Registrable Securities in such registration; PROVIDED, HOWEVER, that the managing underwriter, if any, of any such offering has certain rights to limit the number of Registrable Securities proposed to be included in such registration. All registration expenses incurred in connection with the above registrations will be borne by the Company.

    The Company also is obligated to enter into a registration rights agreement on substantially the same terms with Delta that covers the 15,114,083 shares of Common Stock issuable pursuant to the Delta Warrant.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Company's Common Stock is
          .

LISTING

    The Company intends to apply for quotation of the Common Stock on the Nasdaq National Market under the trading symbol "PRLN".

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                              TO NON-U.S. HOLDERS

    The following is a general summary of certain United States federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of Common Stock by a person or entity other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, the administration of which is subject to the primary supervision of a United States court and the control of all of the substantial decisions of which is within the authority of one or more United States persons (a "Non-U.S. Holder"). This summary does not address all of the United States federal income and estate tax considerations that may be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under United States federal income or estate tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary is based on current provisions of the Code, Treasury regulations thereunder, judicial opinions, published positions of the United States Internal Revenue Service (the "IRS") and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Common Stock is advised to consult its tax advisor with respect to the tax consequences of acquiring, holding and disposing of Common Stock.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, in which case the dividend will be taxed at ordinary United States federal income tax rates on a net income basis. If the Non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax."

SALE OR OTHER DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other disposition of Common Stock unless: (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder within the United States; (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and either (a) the individual has a "tax home" in the United States for United States federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates; or (iv) the Company is or has been during certain periods a "United States real property holding corporation" (a "USRPHC") for United States federal income tax purposes and, assuming that the Common Stock continues to be "regularly traded on an established securities market" for United States federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the Non-U.S. Holder's holding period for the Common Stock), more than 5 percent of the outstanding Common Stock. The Company believes that it will not constitute a USRPHC immediately after the consummation of the Offering and does not expect to become a USRPHC; however, no assurance can be given in this regard.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    United States backup withholding tax generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

    Upon the sale or other disposition of Common Stock by a Non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the IRS, unless the holder certifies its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other disposition of Common Stock by a Non-U.S. Holder to or through a foreign office of a United States broker (or a foreign broker with certain types of relationships with the United States), the broker must report the sale or other disposition to the IRS (but is not required to backup withhold) unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-U.S. Holder's United States federal income tax liability, if any, provided, that the required information is furnished to the IRS.

    Final United States Treasury regulations, effective for payments made after December 31, 1999, may affect the procedures to be followed by a Non-U.S. Holder in establishing such holder's status as a Non-U.S. Holder for purposes of the withholding, backup withholding and information reporting rules discussed herein. Prospective investors should consult their tax advisors concerning such regulations.

FEDERAL ESTATE TAXES

    Common Stock owned or treated as owned by an individual who is not a citizen or "resident" (as specially defined for United States federal estate tax purposes) of the United States at the time of death, will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Future sales of substantial amounts of Common Stock (including shares issued upon exercise of outstanding options and warrants) in the public market after this offering could adversely affect market prices prevailing from time to time and could impair the Company's ability to raise capital through the sale of its equity securities. Sales of substantial amounts of Common Stock of the Company in the public market could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon completion of this offering, the Company will have outstanding shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding warrants and options, which as of December 23, 1998 were immediately exercisable for an aggregate of 150,000 shares of Common Stock and exercisable for an additional 34,533,458 shares of Common Stock in the future. Of these shares, the shares of Common Stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

    Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus; (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, file a registration statement (in the case of the Company) or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (iii) file a registration statement (in the case of the Company), other than a registration statement on Form S-8 covering shares of Common Stock subject to outstanding options under the 1997 Omnibus Plan or shares of Common Stock subject to options to be issued under the 1999 Omnibus Plan. The restrictions described in this paragraph do not apply to (i) the sale of the Shares to the Underwriters or (ii) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (iii) the sale or other transfer of any shares of Common Stock by any of the foregoing persons to any affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of such person which agrees to be bound by the foregoing provisions. In addition, the shareholders of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, neither it nor any of its affiliates will, during the period ending 180 days after the date of the Prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Beginning 180 days after the date
of this Prospectus, all     shares will be eligible for sale in the public
market, subject to certain timing, manner of sale and volume limitations pursuant to Rule 144.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of Common Stock then outstanding
(which will equal approximately   shares immediately after this offering) or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling such shares.

    Following consummation of this offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock subject to outstanding options under the 1997 Omnibus Plan and 7.5 million shares of Common Stock reserved for issuance under the 1999 Omnibus Plan. Based on the number of shares subject to outstanding options at December 23, 1998 and currently reserved for issuance under such plan, such registration statement would cover approximately 17,419,375 shares issuable on exercise of the options of which 8,322,792 options have vested as of such date. Such registration statement will automatically become effective upon filing. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning 90 days after the date of this offering, certain holders of shares of Common Stock will be entitled to certain rights with respect to registration of such shares of Common Stock for offer and sale to the public. However, under certain lock-up agreements with the Underwriters, such rights will not be able to be exercised until 180 days after the date of this Prospectus. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             1999 (the "Underwriting Agreement"), the U.S.
Underwriters named below for whom Morgan Stanley & Co. Incorporated is acting as U.S. Representative, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited is acting as International Representative, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                                                         NUMBER OF
NAME                                                                                                      SHARES
------------------------------------------------------------------------------------------------------  -----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated...................................................................
  Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................................................
  BancBoston Robertson Stephens Inc. .................................................................
  Donaldson, Lufkin & Jenrette Securities Corporation.................................................
                                                                                                        -----------
      Subtotal........................................................................................
                                                                                                        -----------
                                                                                                        -----------
International Underwriters:
  Morgan Stanley & Co. International Limited..........................................................
  Merrill Lynch International.........................................................................
  BancBoston Robertson Stephens Inc. .................................................................
  Donaldson, Lufkin & Jenrette International..........................................................
                                                                                                        -----------
      Subtotal........................................................................................
                                                                                                        -----------
        Total.........................................................................................
                                                                                                        -----------
                                                                                                        -----------

    The U.S. Underwriters and the International Underwriters, and the U.S. Representative and the International Representative, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriters are offering the shares of Common Stock subject to their acceptance of the shares from the Company and subject to prior sale. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein); and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person; and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any Prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter; and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a Prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a Prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances, which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law.

Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $   a share under the public offering price. Any Underwriter
may allow, and such dealers may reallow, a concession not in excess of $   a
share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representative.

    The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table. If the U.S. Underwriters exercise the over-allotment option in full, the total public offering price will
be $      , the total underwriting discounts and commissions will be $      and
the total proceeds to the Company will be $      .

    The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

    At the request of the Company, the Underwriters have reserved up to shares of Common Stock offered hereby for sale at the initial public offering price to certain employees of the Company and to certain other persons. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered hereby.

    The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "PRLN."

    Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus; (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, file a registration statement (in the case of the Company) or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (iii) file a registration statement (in the case of the Company), other than a registration statement on Form S-8 covering shares of Common Stock subject to outstanding options under the 1997 Omnibus Plan or shares of Common Stock subject to options, to be issued under the 1999 Omnibus Plan. The restrictions described in this paragraph do not apply to (i) the sale of the Shares to the Underwriters or (ii) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (iii) the sale or other transfer of any shares of Common Stock by any of the foregoing persons to any affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of such person which agrees to be bound by the foregoing provisions. In addition, the stockholders of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, neither it nor any of its affiliates will, during the period ending 180 days after the date of the Prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the U.S. Representative. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP and for the Underwriters by Davis Polk & Wardwell.

                                    EXPERTS

    The combined financial statements of priceline.com and Priceline Travel as of September 30, 1998 and December 31, 1997 and for the nine months ended September 30, 1998 and for the period July 18, 1997 (Inception) to December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the Registration Statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

    The Company intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
INDEPENDENT AUDITORS' REPORT...............................................................................         F-2

COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED
  SEPTEMBER 30, 1998 AND THE PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997:
  Combined Balance Sheets..................................................................................         F-3

  Combined Statements of Operations........................................................................         F-4

  Combined Statements of Changes in Stockholders' Equity...................................................         F-5

  Combined Statements of Cash Flows........................................................................         F-6

  Notes to Combined Financial Statements...................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of priceline.com Incorporated and Priceline Travel, Inc.

    We have audited the accompanying combined balance sheets of priceline.com Incorporated and Priceline Travel, Inc. (collectively the "Company") as of September 30, 1998 and December 31, 1997 and the related combined statements of operations, changes in stockholders' equity and cash flows for the nine months ended September 30, 1998 and for the period July 18, 1997 (Inception) to December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1998 and December 31, 1997 and the results of its operations and its cash flows for the nine months ended September 30, 1998 and the period July 18, 1997 to December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Stamford, Connecticut

December 21, 1998

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                            COMBINED BALANCE SHEETS

                 AS OF SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                                                                                     SEPTEMBER 30,   DECEMBER 31,
                                                                                          1998           1997
                                                                                     --------------  -------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents..........................................................  $   10,081,313  $      16,459
Restricted bank deposit............................................................         505,715       --
Accounts receivable, net of allowance for uncollectible accounts of $52,281 at
  September 30, 1998...............................................................       2,056,553       --
Note receivable from stockholders..................................................         500,000        250,000
Prepaid expenses and other current assets..........................................         876,816       --
                                                                                     --------------  -------------
    Total current assets...........................................................      14,020,397        266,459
PROPERTY AND EQUIPMENT--Net........................................................       5,468,855      1,180,119
RESTRICTED BANK CERTIFICATE OF DEPOSIT.............................................         168,750       --
OTHER ASSETS.......................................................................          22,714          2,686
                                                                                     --------------  -------------
TOTAL ASSETS.......................................................................  $   19,680,716  $   1,449,264
                                                                                     --------------  -------------
                                                                                     --------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...................................................................  $    2,869,297  $     899,052
Related party payable..............................................................         285,976      1,104,391
Accrued professional fees..........................................................         744,517        266,614
Accrued marketing fees.............................................................         409,587       --
Accrued telecommunications expense.................................................         382,239         24,354
Other accrued expenses.............................................................         255,728         36,595
Current portion of capital lease obligations.......................................          24,212         21,906
Other current liabilities..........................................................         534,081        302,363
                                                                                     --------------  -------------
    Total current liabilities......................................................       5,505,637      2,655,275
LONG-TERM DEBT--net................................................................         989,396       --
CAPITAL LEASE OBLIGATIONS--net of current portion..................................          32,649         51,108
                                                                                     --------------  -------------
    Total liabilities..............................................................       6,527,682      2,706,383
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock.......................................................................         747,099        416,358
Preferred Stock....................................................................         172,887       --
Additional paid-in capital.........................................................      53,285,081        840,005
Accumulated deficit................................................................     (41,052,033)    (2,513,482)
                                                                                     --------------  -------------
     Total stockholders' equity (deficiency).......................................      13,153,034     (1,257,119)
                                                                                     --------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................................  $   19,680,716  $   1,449,264
                                                                                     --------------  -------------
                                                                                     --------------  -------------

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                       COMBINED STATEMENTS OF OPERATIONS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND THE
             PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997

                                                                            NINE MONTHS        JULY 18, 1997
                                                                               ENDED            (INCEPTION)
                                                                           SEPTEMBER 30,      TO DECEMBER 31,
                                                                                1998                1997
                                                                           --------------  ----------------------
Revenues.................................................................  $   16,243,733      $           --
Cost of revenues.........................................................      16,793,797                  --
                                                                           --------------         -----------
      Gross profit (loss)................................................        (550,064)                 --
Expenses:
  Sales and marketing....................................................      15,925,101             441,479
  General and adminstrative..............................................      14,198,661           1,011,600
  Systems and business development.......................................       8,168,984           1,060,091
                                                                           --------------         -----------
      Total expenses.....................................................      38,292,746           2,513,170
                                                                           --------------         -----------
Operating loss...........................................................     (38,842,810)         (2,513,170)
Interest income (expense), net...........................................         304,259                (312)
                                                                           --------------         -----------
Net income (loss)........................................................  $  (38,538,551)     $   (2,513,482)
                                                                           --------------         -----------
                                                                           --------------         -----------
Net loss per common share................................................  $        (0.62)     $        (0.06)
                                                                           --------------         -----------
                                                                           --------------         -----------
Weighted average common shares outstanding...............................      61,767,845          40,667,005

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.
             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND THE
             PERIOD JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997

                                         PRICELINE.COM INCORPORATED                       PRICELINE TRAVEL, INC.
                           ------------------------------------------------------  -------------------------------------
                           SERIES A CONVERTIBLE
                             PREFERRED STOCK         COMMON STOCK      ADDITIONAL        COMMON STOCK        ADDITIONAL
                           --------------------  --------------------   PAID-IN    ------------------------    PAID-IN
                            SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL      SHARES       AMOUNT       CAPITAL
                           ---------  ---------  ---------  ---------  ----------  -----------  -----------  -----------
Issuance of common stock
  and common stock
  subscriptions..........         --         --  41,335,776 $ 413,358  $  836,642       3,000    $   3,000    $   3,363
Net loss.................         --         --         --         --          --          --           --           --
                           ---------  ---------  ---------  ---------  ----------       -----   -----------  -----------
Balance, December 31,
  1997...................         --         --  41,335,776   413,358     836,642       3,000        3,000        3,363
Issuance of common stock
  and common stock
  subscriptions..........         --         --  33,074,126   330,741  32,289,623          --           --           --
Issuance of Series A
  convertible preferred
  stock..................  17,288,684 $ 172,887         --         --  19,827,113          --           --           --
Issuance of options to
  purchase common stock..         --         --         --         --     215,545          --           --           --
Issuance of warrants to
  purchase common stock..         --         --         --         --     112,795          --           --           --
Net loss.................         --         --         --         --          --          --           --           --
                           ---------  ---------  ---------  ---------  ----------       -----   -----------  -----------
Balance, September 30,
  1998...................  17,288,684 $ 172,887  74,409,902 $ 744,099  $53,281,718      3,000    $   3,000    $   3,363
                           ---------  ---------  ---------  ---------  ----------       -----   -----------  -----------
                           ---------  ---------  ---------  ---------  ----------       -----   -----------  -----------

                                   COMBINED
                           -------------------------

                           ACCUMULATED
                             DEFICIT        TOTAL
                           ------------  -----------
Issuance of common stock
  and common stock
  subscriptions..........           --   $ 1,256,363
Net loss.................   $(2,513,482)  (2,513,482)
                           ------------  -----------
Balance, December 31,
  1997...................   (2,513,482)   (1,257,119)
Issuance of common stock
  and common stock
  subscriptions..........           --    32,620,364
Issuance of Series A
  convertible preferred
  stock..................           --    20,000,000
Issuance of options to
  purchase common stock..           --       215,545
Issuance of warrants to
  purchase common stock..           --       112,795
Net loss.................  (38,538,551)  (38,538,551)
                           ------------  -----------
Balance, September 30,
  1998...................  ($41,052,033) $13,153,034
                           ------------  -----------
                           ------------  -----------

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND THE PERIOD
                 JULY 18, 1997 (INCEPTION) TO DECEMBER 31, 1997

                                                                                               JULY 18, 1997
                                                                          NINE MONTHS           (INCEPTION)
                                                                      ENDED SEPTEMBER 30,     TO DECEMBER 31,
                                                                             1998                   1997
                                                                      -------------------  ----------------------
OPERATING ACTIVITIES:
  Net loss..........................................................    $   (38,538,551)       $   (2,513,482)
  Adjustments to reconcile net loss to net cash provided by (used
    in) operating activities:
    Depreciation and amortization...................................          1,626,427               211,996
    Provision for uncollectible accounts............................            168,002                    --
    Equity based compensation.......................................          6,815,517                    --
    Changes in assets and liabilities:
      Accounts receivable...........................................         (2,224,555)                   --
      Prepaid expenses and other current assets.....................           (876,816)                   --
      Restricted bank deposit and bank certificate of deposit.......           (674,465)                   --
      Accounts payable and accrued expenses.........................          3,434,753             1,226,615
      Other.........................................................            213,909               299,677
                                                                      -------------------         -----------
        Net cash provided by (used in) operating activities.........        (30,055,779)             (775,194)
INVESTING ACTIVITIES--Additions to property and equipment...........         (5,915,163)           (1,317,404)
FINANCING ACTIVITIES:
  Related party payable.............................................           (818,415)            1,104,391
  Issuance of long-term debt........................................          1,000,000                    --
  Principal payments under capital lease obligations................            (16,153)               (1,697)
  Issuance of common stock and subscription units...................         25,620,364             1,006,363
  Payment received on stockholder's notes...........................            250,000                    --
  Issuance of Series A convertible preferred stock..................         20,000,000                    --
                                                                      -------------------         -----------
  Net cash provided by financing activities.........................         46,035,796             2,109,057
NET INCREASE IN CASH AND CASH EQUIVALENTS...........................         10,064,854                16,459
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......................             16,459                    --
                                                                      -------------------         -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD............................    $    10,081,313        $       16,459
                                                                      -------------------         -----------
                                                                      -------------------         -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Capital lease obligations.........................................    $            --        $       74,711
  Cash paid during the year for interest............................             40,717                   836

                  See notes to combined financial statements.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION

    Priceline.com Incorporated ("priceline.com") has pioneered a unique new type of e-commerce known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition--"name your price," priceline.com collects consumer demand (in the form of individual customer offers guaranteed by a credit card) for a particular product or service at a price set by the customer and communicates that demand directly to participating sellers or to their private databases. Consumers agree to hold their offers open for a specified period of time to enable priceline.com to fulfill their offers from inventory provided by participating sellers. Once fulfilled, offers generally cannot be canceled. Priceline.com commenced its service on April 6, 1998 with the sale of leisure airline tickets. Priceline.com's services were expanded to include the sale of new automobiles, on a test basis, in July 1998 and hotel room reservations in October 1998.

    Priceline.com was founded as a limited liability company ("LLC") in July 1997 and converted to a corporation in July 1998. All LLC units and options and warrants to purchase units, were converted in July 1998 to common stock of priceline.com ("Common Stock") and options and warrants to purchase Common Stock. For presentation purposes all such LLC units, and options and warrants to purchase units are presented as Common Stock or options and warrants to purchase Common Stock. Priceline Travel, Inc. ("Priceline Travel") holds the travel agency license used to effect airline ticket sales. Priceline Travel is wholly owned by the founding stockholder and Vice-Chairman of priceline.com. Priceline.com and Priceline Travel are entities under common control, accordingly, the financial statement of the two companies are presented on a combined basis. Priceline Travel will merge into priceline.com during the first quarter of 1999. Priceline.com and Priceline Travel are referred to collectively as the Company.

    Walker Digital Corporation ("Walker Digital"), a research and development company, developed the priceline.com service and the business model and related intellectual property rights underlying the priceline.com service, the rights for which have been transferred to the Company. Walker Digital was founded and is controlled by the founding stockholder and Vice Chairman of priceline.com. Walker Digital has also been providing the Company with a variety of services including subleasing office facilities to the Company on a month to month basis. Charges to the Company for such services aggregated $547,515 and $19,813 during the period ended September 30, 1998 and for the period July 18, 1997 to December 31, 1997, respectively. Such amounts are included in general and administrative expense. In addition, the Company charged Walker Digital $274,367 and $95,874 for the period ended September 30, 1998 and for the period July 18, 1997 to December 31, 1997, respectively for shared expenses borne by the Company. Such reimbursement has been offset against general and administrative expenses in the accompanying combined statements of operations. Several of the Company's executive officers and other key employees are also officers, employees and/or stockholders of Walker Digital.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF COMBINATION AND BASIS OF PRESENTATION--The combined financial statements for all periods presented include the financial statements of priceline.com and Priceline Travel. The combined financial statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany transactions have been eliminated.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company's financial instruments, including cash and cash equivalents, restricted bank deposits, accounts receivable-net and accounts payable, are carried at cost, which approximates their fair value because of the short-term maturity of these financial instruments. The carrying value of the capital lease obligations and long-term debt approximates fair value because the interest rates on these obligations are comparable to the interest rates that could be obtained currently.

    CASH AND CASH EQUIVALENTS, RESTRICTED BANK DEPOSITS--The Company invests excess cash primarily in money market accounts and certificates of deposit. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents. Restricted bank deposits collateralize letters of credit issued in favor of certain airlines.

    NOTES RECEIVABLE FROM STOCKHOLDERS--Represents notes receivable related to the sale of Common Stock that were subsequently paid as follows--$250,000 on January 9, 1998, and $500,000 on October 13, 1998.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at historical cost. Depreciation and amortization of property and equipment is computed on a straight-line basis, generally over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter. Capitalized software costs represent costs paid to third parties and are amortized on a straight-line basis over their estimated useful lives. Maintenance and repairs are charged directly to expense as incurred.

    INTANGIBLE ASSETS--During the initial stages of its development, priceline.com acquired certain patent rights covering the core buyer-driven commerce system and the method and system for pricing and selling airline ticket options in exchange for 5,516,667 shares of common stock. The rights were obtained from a Walker Digital affiliate. Since the transfer was between entities under common control, it was recorded at the affiliate's historical cost of the asset transferred, which was zero.

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

    REVENUE RECOGNITION--The Company recognizes revenue differently depending on the nature of the transaction. In the case of airline tickets, priceline.com is the merchant of record and, accordingly, records as revenue the amount it collects from the customer, net of the federal air transportation tax, segment fees and passenger facility charges imposed in connection with the sale of airline tickets (collectively "Transportation Taxes and Fees"). The Company records as cost of revenues the amount paid to the airlines, net of Transportation Taxes and Fees. In the case of new cars, where the Company acts as the intermediary between the buyer and the seller, and in adaptive marketing programs, where the Company is paid a fee by third parties in connection with customer acquisition programs, the Company records as revenue only the fee or other third party payment that it receives in connection with the transaction, and not the value of the underlying sale. Approximately $700,000 of total revenues are attributable to adaptive marketing programs for the nine months ended September 30, 1998.

    SALES AND MARKETING--Sales and marketing expenses are comprised primarily of costs of radio and newspaper advertising, costs of the third-party offer-taking call center, credit card merchant fees, and

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) compensation for the Company's sales and marketing personnel. Advertising costs are expensed as incurred.

    SYSTEMS AND BUSINESS DEVELOPMENT COSTS--Systems and business development expenses are comprised primarily of compensation to the Company's information technology and product development staff, payments to outside contractors, data communications and other expenses associated with operating priceline.com's Web site, depreciation on computer hardware and licensing fees for computer software. Such costs are expensed as incurred.

    INTEREST INCOME (EXPENSE), NET--Interest income (expense) includes interest income of $367,566 and $523, and interest expense of $63,307 and $835 for the nine months ended September 30, 1998 and the period July 18, 1997 to December 31, 1997, respectively.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of priceline.com's stock and the exercise price.

    The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

    INCOME TAXES--The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the temporary difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    During the period priceline.com operated as an LLC, it was treated substantially as a partnership for tax purposes and, accordingly, the tax effect of its activities accrued to its members through July 1998.

    NET LOSS PER SHARE--The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share" which requires dual presentation of basic earnings per share ("EPS") and diluted EPS.

    Basic earnings per share is computed using the weighted average common shares outstanding during the period. Diluted earnings per share is computed using the weighted average common shares and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock (using the if-converted method) and shares of Common Stock issuable upon the exercise of stock options and warrants (using the treasury stock method). At September 30, 1998 there were outstanding options and warrants to purchase 17,187,042 shares of Common Stock. Outstanding warrants and options could potentially dilute basic earnings per share in the future but have not been included in the computation of diluted net loss per share as the impact would have been antidilutive for the periods presented. Accordingly, the basic and diluted per share amounts are identical for all periods presented. See

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Note 6 for a warrant agreement between priceline.com and Delta Air Lines relating to an additional 15,114,083 shares of Common Stock.

    BUSINESS RISK--Business risks include the following:

    Competition--The markets for the products and services offered on the priceline.com service are intensely competitive. The Company competes with both traditional distribution channels and online services. The Company currently or potentially competes with a variety of companies with respect to each product or services offered. The Company potentially faces competition from a number of large online services that have expertise in developing online commerce and in facilitating Internet traffic. Many competitors have significant competitive advantages. For example, airlines, hotels and other suppliers also sell their products and services directly to consumers and have established Web sites. Internet directories, search engines and large traditional retailers have significantly greater operating histories, customer bases, technical expertise, brand recognition and/or online commerce experience than the Company. In addition, certain competitors may be able to devote significantly greater resources to furthering their business.

    Dependence on Airline Industry and Certain Carriers--The Company's near term, and possibly long term, prospects are significantly dependent upon the sale of leisure airline tickets. Sales of leisure airline tickets and revenues derived from related adaptive marketing programs represented essentially all of the Company's revenues for the nine months ended September 30, 1998. Sales of airline tickets from the Company's two largest airline suppliers accounted for approximately 88% of airline ticket revenue for the nine months ended September 30, 1998. As a result, currently the Company is substantially dependent upon the continued participation of these two airlines in the priceline.com service in order to maintain and continue to grow its total airline ticket revenues. Significantly reducing the Company's dependence on the airline and travel industries is likely to take a long time and there can be no guarantee that the Company will succeed in reducing that dependence.

    Risks Associated with Brand Development--The Company intends to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. To increase awareness of the priceline.com brand and expand it to a wide range of products and services, the Company will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk are principally bank deposits and accounts receivable. Cash and cash equivalents and restricted bank deposits are deposited with high credit quality financial institutions. Accounts receivable typically represent credit card purchases, are derived from the revenues earned from customers in the U.S. and are denominated in U.S. dollars. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. During the periods ended September 30, 1998 and December 31, 1997, no customers accounted for more than 10% of net revenues or net accounts receivable.

    SEGMENT REPORTING--Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company has operated primarily as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS--In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." This SOP is effective for fiscal years beginning after December 15, 1998. This SOP provides guidance on accounting for the cost of computer software developed or obtained for internal use. The Company will adopt this SOP beginning January 1, 1999 and is currently in the process of evaluating its impact.

3. ACCOUNTS RECEIVABLE

    A summary of the activity in the allowance for uncollectible accounts for the nine months ended September 30, 1998 is as follows:

                                                                                     AMOUNT
                                                                                   -----------
Provision charged to expense.....................................................  $   168,002
Charge offs......................................................................     (115,721)
                                                                                   -----------
Balance at end of period.........................................................  $    52,281
                                                                                   -----------
                                                                                   -----------

4. PROPERTY AND EQUIPMENT

    Property and equipment at September 30, 1998 and December 31, 1997 consist of the following:

                                                                             ESTIMATED
                                                                              USEFUL
                                                                               LIVES       SEPTEMBER 30,  DECEMBER 31,
                                                                              (YEARS)          1998           1997
                                                                          ---------------  -------------  ------------
Computer equipment and software.........................................             3      $ 6,389,624    $1,144,263
Office equipment........................................................             3          578,434        89,846
Furniture and fixtures..................................................             7          339,220       158,006
                                                                                           -------------  ------------

Total...............................................................   7,307,278    1,392,115
Less accumulated depreciation and amortization......................   1,838,423      211,996
                                                                      -----------  -----------
Property and equipment--net.........................................   $5,468,855   $1,180,119
                                                                      -----------  -----------
                                                                      -----------  -----------

    Depreciation and amortization was $1,626,427 and $211,996 for the nine months ended September 30, 1998 and for the period July 18, 1997 to December 31, 1997, respectively.

5. LONG-TERM DEBT

    In April 1998, priceline.com issued a promissory note to an investor for $1,000,000. The promissory note bears interest at a rate of 6% per annum and matures on April 15, 2003. In connection with the promissory note, priceline.com issued detachable warrants to purchase 50,000 common shares at $1.00 per share. The portion of the proceeds allocable to the warrant, estimated fair value of $12,795, was accounted for as additional paid-in capital. The discount is recorded as interest expense over the term of the promissory note. At September 30, 1998, the principal balance of the promissory note, net of unamortized discount, was $989,396.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

6. STOCKHOLDERS' EQUITY

    Combined stockholders' equity at September 30, 1998 and December 31, 1997 consist of the following:

                                                                                     SEPTEMBER 30,   DECEMBER 31,
                                                                                          1998           1997
                                                                                     --------------  -------------
Priceline.com Incorporated:
  Common stock, $0.01 par value--authorized 150,000,000 shares; issued and outstanding, 74,409,902 and 41,335,776 at September 30, 1998 and December 31,
    1997, respectively.............................................................  $      744,099  $     413,358
  Preferred Stock, Series A Convertible, $0.01 par value; $1.16 liquidation value;
    authorized, 30,000,000 shares; issued and outstanding, 17,288,684..............         172,887             --
  Additional paid-in capital.......................................................      53,281,718        836,642
Priceline Travel, Inc:
  Common stock, $1 par value--3,000 shares authorized, issued and outstanding......           3,000          3,000
  Additional paid-in capital.......................................................           3,363          3,363
Accumulated deficit................................................................     (41,052,033)    (2,513,482)
                                                                                     --------------  -------------
    Total stockholders' equity (deficiency)........................................  $   13,153,034  $  (1,257,119)
                                                                                     --------------  -------------

    On July 18, 1997, priceline.com issued 34,392,169 shares of Common Stock for the initial contributed services of certain initial employees. No compensation expense was recognized for the contributed services as priceline.com was in the early stages of development.

    Also, on July 18, 1997, priceline.com issued 5,516,667 shares of Common Stock to Walker Digital and thereafter transferred to priceline.com all of the rights, title, and interest in certain patents and patent applications relating to buyer driven commerce.

    Through September 30, 1998 priceline.com issued 28,001,066 shares of Common Stock for cash consideration of $27,370,364, of which $500,000 was received on October 13, 1998, at per share amounts ranging from $0.876 to $1.00. In July 1998, priceline.com also issued a profits interest with respect to 6,500,000 units in the Company's predecessor, priceline.com LLC, which units were converted into an equivalent number of shares of Common Stock, to the Chairman and Chief Executive Officer which resulted in the recognition of a one time charge of $6,500,000 with respect to these shares.

    In July 1998, pursuant to an agreement between priceline.com and two partnerships affiliated with General Atlantic Partners, LLC (collectively "GAP"), priceline.com sold to GAP a total of 17,288,684 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") for $20,000,000.

    In December 1998, priceline.com raised gross proceeds of $55,350,000 by completing a private placement of an aggregate of 13,837,500 shares of its Series B Convertible Preferred Stock (the "Series B Preferred Stock") with several investors, including GAP and Vulcan Ventures Incorporated.

    Shares of the Series A and Series B Preferred Stock are automatically convertible, subject to anti-dilution adjustment, into an equal number of shares of Common Stock upon an initial public offering of the Company. The holders of the Series A Preferred Stock and Series B Preferred Stock vote together as a single class with the holders of Common Stock. The shares of the Series A Preferred Stock and Series B

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)
Preferred Stock rank senior to the Common Stock with respect to liquidation and equal to the Common Stock with respect to dividends.

    In March 1998, priceline.com issued warrants to purchase 100,000 shares of Common Stock to a non-employee in exchange for marketing services rendered to the Company. The estimated fair value of the warrants at the date of grant was approximately $100,000, and has been reflected as sales and marketing expense and additional paid-in-capital.

    In April 1998, priceline.com issued warrants to purchase 50,000 shares of Common Stock at an exercise price of $1.00 per share in conjunction with a promissory note (see Note 5--Long-Term Debt).

    In August 1998, priceline.com issued to Delta Air Lines a warrant to purchase up to 15,114,083 shares of Common Stock at an exercise price of approximately $1.16 per share ("Delta Warrant"). Generally, the Delta Warrant will vest if Delta Air Lines achieves certain predetermined performance thresholds. Under the terms of the Delta Warrant, there is no penalty for failure to provide ticket inventory sufficient to satisfy these performance thresholds. In accordance with EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," no expense has been recorded for the period ended September 30, 1998, due to contingencies related to the issuance of the Delta Warrant, including quantity and vesting. Subsequent to September 30, 1998, the Company discussed with Delta Air Lines, amendments to the warrants that are intended to resolve the issuance and vesting contingencies. If and when the contingencies are resolved, the Company would recognize expense based upon the fair value of the warrants at that time.

    As of September 30, 1998, no warrants have been exercised.

7. STOCK OPTION PLAN

    Priceline.com has adopted the 1997 Omnibus Plan (the "Plan"), which provides for grants of options as incentives and rewards to encourage employees, officers, consultants and directors in the long term success of the Company. The Plan provides for grants of options to purchase up to 19,100,000 shares at a purchase price equal to the fair market value on the date of grant. Generally, the options vest over three years from the date of grant. In accounting for the Plan, the Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options. When the exercise price of stock options issued under the plan equaled the fair value of the underlying stock on the date of grant, no compensation expense was recorded. Compensation expense was recognized for the fair value of the options granted to non-employees and to the extent the fair value of the underlying stock exceeded the exercise price of employee stock options. Compensation expense, included in general and administrative, recognized during the nine months ended September 30, 1998 aggregated $215,517.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

7. STOCK OPTION PLAN (CONTINUED)
    The following summarizes the transactions pursuant to the Plan:

                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                                    SHARES        OPTION PRICE
                                                                    ------------  -------------
Granted during 1998...............................................    17,117,875    $    1.00
Forfeited.........................................................       (80,833)        1.00
                                                                    ------------
Balance at September 30, 1998.....................................    17,037,042         1.00
                                                                    ------------
                                                                    ------------
Exercisable at September 30, 1998.................................      None
                                                                    ------------
                                                                    ------------

    Had compensation costs been determined based upon the fair value at grant date, the Company's pro forma net loss and pro forma net loss per share for the nine month period ended September 30, 1998 would have been reported as follows:

Pro forma net loss.............................................  $(39,786,719)
                                                                 -----------
                                                                 -----------
Pro forma net loss per share...................................  $     (0.64)
                                                                 -----------
                                                                 -----------

    Because additional stock options are expected to be granted, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future periods.

    The fair value of each option grant was determined on the date of grant using the minimum value method. The weighted average fair value of options granted during 1998 was estimated to be approximately $0.16 per option on the dates of grant using the minimum value method and the following assumptions: volatility of 0%, risk free interest rate of 6.00% and an expected life of 3 years, respectively. The Plan also provides for the grant of tandem stock appreciation rights, stand-alone stock appreciation rights, phantom stock and other forms of equity based incentive awards which do not reduce the number of shares with respect to which incentive awards may be granted. No such awards were made as of September 30, 1998.

8. TAXES

    INCOME TAXES--Through July 31, 1998, priceline.com's predecessor operated as a limited liability company and income taxes (benefits) accrued to the members. Accordingly, no income taxes (benefit) was reflected in the accompanying financial statements as of December 31, 1997 and for the period then ended. Since converting from an LLC to a corporation in July 1998, the Company has incurred tax net operating losses of approximately $8,200,000. Priceline.com will file its initial corporate tax return for the period August 1, 1998 through December 31, 1998. As of September 30, 1998 a valuation allowance for the full amount of the net deferred tax asset of approximately $3,400,000 resulting from the tax net operating losses was recorded because of the uncertainty regarding its realization.

    FEDERAL AIR TRANSPORTATION TAX--Currently, a federal air transportation tax is imposed upon the sale of airline tickets and generally is collected by the airlines selling the tickets. The tax is based upon a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998 and 8% thereafter. The tax has been calculated based on the price charged by the airline for a ticket, rather than the price paid by the customer. There is a possibility that current law requires computation of the tax based

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

8. TAXES (CONTINUED)
on the price paid by the customer. Approximately $56,000 in additional taxes relating to the method of calculating the tax has been accrued as of September 30, 1998.

9. OTHER RELATED PARTY TRANSACTIONS

    The Founder and Vice Chairman of priceline.com also serves as non-executive Chairman of NewSub Services, Inc.("NewSub"), a direct marketing company co-founded by him. The Company participates in certain adaptive marketing programs with NewSub. Sales and marketing expense related to these programs totalled $18,948 for the nine months ended September 30, 1998. There was no such expense in 1997.

    In June 1998, priceline.com issued a promissory note to Walker Digital for $1,000,000. The promissory note bore interest at a rate of 6% per annum and was due June 30, 1999. The note has been repaid.

10. COMMITMENTS AND CONTINGENCIES

    LEGAL PROCEEDINGS--The Company has received verbal notice of a third party's intent to file with the United States Patent and Trademark Office a request to declare an "interference" with the Company's core buyer-driven commerce business patent. An interference is requested when a patent applicant asserts claims that they are a prior inventor of subject matter covered by one or more claims in a third party issued patent or pending application. A successful interference action could prohibit the original patent holder from exploiting the invention entirely. The Company has received notice of the potential interference from the holder of two related United States Patent applications, one of which has since been issued as a patent. The Company is currently awaiting information from the Patent and Trademark Office regarding the status of the interference request. The Company has reviewed a published international patent application, based on the two United States patent applications, with outside intellectual property counsel and believes that there is no reasonable basis for the United States Patent and Trademark Office to declare an interference action, and, if an interference is declared, that there is no reasonable basis to resolve such interference adversely. However, if an interference action is declared, the patent office could then seek to determine whether one or more of the Company's patent claims were invalid. If an interference is subsequently resolved in a manner adverse to the Company, such declaration or resolution could prevent the Company from exploiting its business model through the priceline.com service or require the Company to obtain licenses from one or more other patent holders at a cost which may adversely affect the Company's business.

    From time to time the Company has been and expects to continue to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third party intellectual property rights by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

    AIRLINE ALLIANCES AND RELATIONSHIPS--Priceline.com has entered into Airline Participation Agreements with four domestic and 12 international airlines. The Airline Participation Agreements do not commit the airlines to provide tickets for any particular routes or at a discount to their retail prices, but outline the terms and conditions under which tickets may be sold pursuant to fares, rules and availability that the airlines may provide from time to time. The Airline Participation Agreements are generally subject to termination upon 30 days' notice by priceline.com or the airline.

             PRICELINE.COM INCORPORATED AND PRICELINE TRAVEL, INC.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    EMPLOYMENT CONTRACTS--Priceline.com has entered into employment agreements with certain members of senior management that provide for minimum annual compensation of approximately $2,135,000 in the aggregate. The agreements provide for periods of employment of up to 3 years. Generally, the agreements provide for incentives and bonuses based on the achievement of performance goals, as well as, the grant of stock options under the 1997 Omnibus Stock Option Plan.

    CAPITAL LEASES--Priceline.com leases certain machinery and equipment costing $74,711 under capital lease agreements. Accumulated depreciation on this equipment was $20,752 and $2,075 at September 30, 1998 and December 31, 1997, respectively. These amounts are included in property and equipment in Note 4.

    Future minimum lease payments, including interest, under these capital leases at September 30, 1998 are as follows:

PERIOD ENDING SEPTEMBER 30,
-----------------------------------------------------------------------------------
1999...............................................................................  $  30,389
2000...............................................................................     30,389
2001...............................................................................      5,065
                                                                                     ---------
Total minimum lease payments.......................................................     65,843
Less amounts representing interest.................................................      8,982
                                                                                     ---------
Present value of future minimum lease payments.....................................     56,861
Less current portion of obligations................................................     24,212
                                                                                     ---------
Obligations under capital leases, net of current portion...........................  $  32,649
                                                                                     ---------
                                                                                     ---------

11. BENEFIT PLAN

    Priceline.com adopted a defined contribution 401(k) savings plan (the "Plan") during 1998 covering all employees who are at least 21 years old and have completed 6 months of service. The Plan allows eligible employees to contribute up to 20% of their eligible earnings, subject to a statutorily prescribed annual limit. Priceline.com may make matching contributions on a discretionary basis to the Plan. All participants are fully vested in their contributions and investment earnings. During the nine months ended September 30, 1998, priceline.com did not make any matching contributions to the Plan.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates.

SEC registration fee..........................................................  $    31,970
NASD Filing fee...............................................................       *
Nasdaq National Market listing fee............................................       *
Printing and engraving expenses...............................................       *
Legal fees and expenses.......................................................       *
Accounting fees and expenses..................................................       *
Blue sky fees and expenses....................................................       *
Transfer agent fees...........................................................       *
Miscellaneous fees and expenses...............................................       *
                                                                                -----------
      Total...................................................................  $    *
                                                                                -----------
                                                                                -----------

------------------------

*   to be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the DGCL, Article VIII of the Company's By-Laws provide that
(i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; (ii) the Company is permitted to indemnify its other employees to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its By-Laws or agreements;
(iii) the Company is required to advance expenses, as incurred, ti its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and (iv) the rights conferred in the By-Laws are not exclusive. As permitted by the DGCL, the Company's Certificate of Incorporation includes a provision that eliminates the personal inability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding payments of dividends; stock purchases or redemptions which are unlawful); or (iv) for any transaction from which the director derived an improper personal benefit. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    Under Article VIII, Section 8, of the Company's By-Laws, the Company is authorized to, and has purchased, insurance covering the Company's directors and officers against liability asserted against them in their capacity as such. Reference is made to the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying officers and directors of the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since its inception, the Company has issued and sold the following securities:

    In July 1997, the Company's predecessor issued an aggregate of 34,392,169 equity units to Messrs. Jay S. Walker, Jesse M. Fink, Timothy G. Brier, Paul E. Francis and two other executive officers for services previously rendered.

    In July 1997, the Company's predecessor issued 5,516,667 equity units to Walker Digital Corporation, which, together with its affiliate WAMP, transferred to the Company all of their rights, title, and interest in certain patents and patent applications relating to buyer-driven commerce.

    From September 1997 to February 1998, the Company's predecessor issued and sold an aggregate of 5,080,702 equity units to Mr. Paul E. Francis, a partnership affiliated with GAP LLC and six other investors for an estimated fair value of $0.876 per share.

    From March 1998 to July 1998, the Company's predecessor issued and sold and aggregate of 22,920,364 equity units to Mr. Jay S. Walker, a trust affiliated with Mr. Jay S. Walker, Walker Digital, Mr. Richard S. Braddock, a trust affiliated with Mr. N.J. Nicholas, Jr., Mr. Ralph M. Bahna and one other investor for an estimated fair value of $1.00 per share.

    In March 1998, the Company issued warrants to purchase 100,000 shares of Common Stock to a non-employee in exchange for services rendered to the Company for an estimated fair value of approximately $100,000.

    In April 1998, the Company issued warrants to purchase 50,000 shares of Common Stock at an exercise price of $1.00 per share to an individual in connection with the execution of a promissory note in the amount of $1,000,000.

    In July 1998, the Company's predecessor issued 6,500,000 equity units to Mr. Richard S. Braddock in connection with his employment as its Chief Executive Officer and Chairman.

    On July 31, 1998, all of the foregoing equity units were converted into an equal number of shares of Common Stock as a result of the merger of the Company's predecessor into the Company.

    On July 31, 1998, the Company issued and sold 17,288,684 shares of its Series A Convertible Preferred Stock to two partnerships affiliated with GAP LLC for an estimated fair value of approximately $1.16 per share.

    In August 1998, the Company issued warrants to Delta to purchase up to 15,114,083 shares of Common Stock at an exercise price of approximately $1.16 per share.

    In October 1998, the Company issued and sold an aggregate of 107,759 shares of Common Stock to Mr. Paul J. Blackney and another individual for an estimated fair value of $1.16 per share.

    On December 8, 1998, the Company issued and sold an aggregate of 13,837,500 shares of its Series B Convertible Preferred Stock to Vulcan, two partnerships affiliated with GAP LLC and seven other investors for an estimated fair value of $4.00 per share.

    On December 8, 1998, the Company issued and sold an aggregate of 62,500 shares of Common Stock to Mr. Braddock for an estimated fair value of $4.00 per share.

    The issuances described above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on either (i) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (ii) Section 4 (2) of the Securities Act as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:

EXHIBIT                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    1.1*   Form of Underwriting Agreement.
    2.1    Agreement of Merger, dated as of July 31, 1998, between priceline.com LLC and Registrant.
    2.2*   Form of Agreement of Merger between Priceline Travel Inc. and Registrant.
    3.1*   Form of Amended and Restated Certificate of Incorporation of Registrant to be filed on the closing of the offering made hereby.
    3.2*   Form of By-Laws of Registrant to be filed on the closing of the offering made hereby.
    4.1    Reference is hereby made to Exhibits 3.1 and 3.2.
    4.2*   Specimen Certificate for Registrant's Common Stock.
    4.3    Amended and Restated Registration Rights Agreement, dated as of December 8, 1998, among Registrant and certain stockholders of Registrant.
    5.1*   Opinion of Melissa M. Taub, Esq., General Counsel to the Registrant.
   10.1*   Stock Option Plan of Registrant.
   10.2    Stock Purchase Agreement, dated July 31, 1998, among Registrant and the investors named therein, as amended.
   10.3    Stock Purchase Agreement, dated as of December 8, 1998, among Registrant and the investors named therein.
   10.4    Reference is hereby made to Exhibit 4.3.
   10.5*   Purchase and Intercompany Services Agreement, dated April 6, 1998, among Registrant, Walker Asset
           Management Limited Partnership, Walker Digital Corporation and Priceline Travel, Inc.
   10.6*   Employment Agreement, dated as of January 1, 1998, between Jay Walker, Walker Digital Corporation,
           Registrant and Jesse Fink, as amended.
   10.7*   Employment Agreement, dated as of July 23, 1998, between Registrant and Tim Brier, as amended.
   10.8*   Employment Agreement, dated as of August 15, 1998, between Registrant and Richard Braddock.
   10.9    Airline Participation Agreement, dated April 1998, between Registrant and Trans World Airlines, Inc.
   10.11*  Airline Participation Agreement, dated August 31, 1998, between Registrant and Delta Air Lines, Inc., as amended.
   10.12*  General Agreement, dated August 31, 1998 between Registrant and Delta Air Lines, Inc., as amended.
   10.13*  Participation Warrant Agreement, dated August 31, 1998, between Registrant and Delta Air Lines, Inc., as amended.
   10.14   Systems Access Agreement, dated as of August 4, 1997, between Registrant and WORLDSPAN, L.P.

EXHIBIT                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
   10.15   Master Agreement for Outsourcing Call Center Support, dated as of April 6, 1998, between Registrant and
           CALLTECH Communications, Incorporated.
   10.16   $1,000,000 Commercial Promissory Note, dated April 15, 1996, between Registrant and Andre Jaeckle.
   10.17   Warrant Agreement, dated April 15, 1998, between Registrant and Andre Jaeckle.
   10.18   Warrant Agreement, dated April 9, 1998, between Registrant and William Shatner.
   23.1    Consent of Deloitte & Touche LLP.
   24.1    Power of Attorney (see page II-5).

------------------------

*   To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES:

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on December 23, 1998.

                                PRICELINE.COM INCORPORATED

                                By:             /s/ MELISSA M. TAUB
                                     -----------------------------------------
                                                  Melissa M. Taub
                                               SENIOR VICE PRESIDENT,
                                           GENERAL COUNSEL AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Paul E. Francis, Melissa M. Taub, and Thomas P. D'Angelo, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
   /s/ RICHARD S. BRADDOCK        Chairman and Chief
------------------------------    Executive Officer          December 23, 1998
     Richard S. Braddock          (Principal Executive
                                  Officer)

      /s/ JAY S. WALKER
------------------------------  Vice Chairman, Founder and   December 23, 1998
        Jay S. Walker             Director

     /s/ PAUL E. FRANCIS        Chief Financial Officer
------------------------------    (Principal Financial       December 23, 1998
       Paul E. Francis            Officer)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ MELISSA M. TAUB        Senior Vice President,
------------------------------    General Counsel and        December 23, 1998
       Melissa M. Taub            Secretary

    /s/ THOMAS P. D'ANGELO      Vice President Finance and
------------------------------    Controller (Principal      December 23, 1998
      Thomas P. D'Angelo          Accounting Officer)

      /s/ RALPH M. BAHNA
------------------------------  Director                     December 23, 1998
        Ralph M. Bahna

     /s/ PAUL J. BLACKNEY
------------------------------  Director                     December 23, 1998
       Paul J. Blackney

     /s/ WILLIAM E. FORD
------------------------------  Director                     December 23, 1998
       William E. Ford

      /s/ MARSHALL LOEB
------------------------------  Director                     December 23, 1998
        Marshall Loeb

    /s/ N.J. NICHOLAS, JR.
------------------------------  Director                    December 23, 1998
      N.J. Nicholas, Jr.

                                 EXHIBIT INDEX

EXHIBIT                                                   DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    1.1*   Form of Underwriting Agreement.
    2.1    Agreement of Merger, dated as of July 31, 1998, between priceline.com LLC and Registrant.
    2.2*   Form of Agreement of Merger between Priceline Travel Inc. and Registrant.
    3.1*   Form of Amended and Restated Certificate of Incorporation of Registrant to be filed on the closing of the offering made hereby.
    3.2*   Form of By-Laws of Registrant to be filed on the closing of the offering made hereby.
    4.1    Reference is hereby made to Exhibits 3.1 and 3.2.
    4.2*   Specimen Certificate for Registrant's Common Stock.
    4.3    Amended and Restated Registration Rights Agreement, dated as of December 8, 1998, among Registrant and certain stockholders of Registrant.
    5.1*   Opinion of Melissa M. Taub, Esq., General Counsel to the Registrant.
   10.1*   Stock Option Plan of Registrant.
   10.2    Stock Purchase Agreement, dated July 31, 1998, among Registrant and the investors named therein, as amended.
   10.3    Stock Purchase Agreement, dated as of December 8, 1998, among Registrant and the investors named therein.
   10.4    Reference is hereby made to Exhibit 4.3.
   10.5*   Purchase and Intercompany Services Agreement, dated April 6, 1998, among Registrant, Walker Asset
           Management Limited Partnership, Walker Digital Corporation and Priceline Travel, Inc.
   10.6*   Employment Agreement, dated as of January 1, 1998, between Jay Walker, Walker Digital Corporation,
           Registrant and Jesse Fink, as amended.
   10.7*   Employment Agreement, dated as of July 23, 1998, between Registrant and Tim Brier, as amended.
   10.8*   Employment Agreement, dated as of August 15, 1998, between Registrant and Richard Braddock.
   10.9    Airline Participation Agreement, dated April 1998, between Registrant and Trans World Airlines, Inc.
   10.11*  Airline Participation Agreement, dated August 31, 1998, between Registrant and Delta Air Lines, Inc., as amended.
   10.12*  General Agreement, dated August 31, 1998 between Registrant and Delta Air Lines, Inc., as amended.
   10.13*  Participation Warrant Agreement, dated August 31, 1998, between Registrant and Delta Air Lines, Inc., as amended.
   10.14   Systems Access Agreement, dated as of August 4, 1997, between Registrant and WORLDSPAN, L.P.
   10.15   Master Agreement for Outsourcing Call Center Support, dated as of April 6, 1998, between Registrant and
           CALLTECH Communications, Incorporated.
   10.16   $1,000,000 Commercial Promissory Note, dated April 15, 1996, between Registrant and Andre Jaeckle.
   10.17   Warrant Agreement, dated April 15, 1998, between Registrant and Andre Jaeckle.
   10.18   Warrant Agreement, dated April 9, 1998, between Registrant and William Shatner.
   23.1    Consent of Deloitte & Touche LLP.
   24.1    Power of Attorney (see page II-5).

------------------------

*   To be filed by amendment.